Form 10-K, Exhibit 13
period 1996-03-31
DATRON SYSTEMS INC/DE
filed 1996-06-26
CIK 27116

Information required by Part II, Item 5: Market for Registrant's Common Equity and Related Stockholder Matters. This information is contained in the section captioned "Common Stock Activity" on the inside back cover of the Annual Report.


Common Stock Activity

The common stock of Datron Systems Incorporated is traded on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol DTSI. The following table sets forth the high and low closing sales prices by quarter for the two most recent fiscal years as reported by Nasdaq:

	                         Fiscal Year 1996
                          ----------------
     Quarter Ended       High            Low
     -------------       ----            ---
   June 30, 1995        $12.25          $9.75
   September 30, 1995   $17.25          $10.75
   December 31, 1995    $19.75          $14.50
   March 31, 1996       $19.00          $11.875


                         	Fiscal Year 1995
                          ----------------
    Quarter Ended        High            Low
    -------------        ----            ---
   June 30, 1994        $9.50           $8.25
   September 30, 1994   $10.50          $7.25
   December 31, 1994    $12.50          $9.25
   March 31, 1995       $12.50          $11.00



On March 31, 1996, there were approximately 2,000 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.

Information required by Part II, Item 6: Selected Financial Data. This information is contained in the section captioned "Datron Systems Incorporated Selected Financial Data" on the inside front cover of the Annual Report.


Selected Financial Data.

                                                       Fiscal Years Ended March 31,
	                                 1996          1995          1994         1993          1992
                               -----------------------------------------------------------------
Statements of Operations
 Net sales                     $61,165,000   $70,033,000   $65,636,000  $54,104,000  $73,010,000
 Net(loss)income                (1,241,000)    3,920,000     5,251,000  ( 8,367,000)   3,456,000
 (Loss)income per share<F1>         $(0.46)        $1.51         $2.10      $ (3.32)       $1.32

Balance Sheets
 Working capital               $18,042,000   $14,241,000   $13,540,000  $15,520,000  $19,498,000
 Total assets                   58,459,000    55,944,000    49,488,000  	53,592,000   58,315,000
 Long-term debt                  5,200,000             0             0    8,750,000   12,075,000
 Total liabilities              26,588,000    23,079,000    20,887,000   30,531,000   27,246,000
 Stockholders' equity<F2>       31,871,000    32,865,000    28,601,000   23,061,000   31,069,000
 Book value per share               $12.24        $12.84        $11.40        $9.33       $12.68


<F1> See Note 1 of Notes to Consolidated Financial Statements for an
explanation of the determination of shares used in computing (loss) income per share.

<F2> No dividends were declared or paid during the years presented.

Information required by Part II, Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations. This information is contained on pages 7 through 11 of the Annual Report.


Management's Discussion and Analysis of Financial Condition and Results of Operations.

Overview

Datron Systems Incorporated and its wholly owned subsidiaries (the Company) provide products and services that address the needs of emerging radio and satellite communication markets. It reports operations in two business segments: Communication Products and Services, and Antenna and Imaging Systems.

The Communication Products and Services business segment designs, manufactures and distributes high frequency and very high frequency radios and accessories for worldwide military and civilian purposes. Fiscal 1996 sales for this segment were $29,293,000, a 5% increase from fiscal 1995 sales of $27,936,000. Foreign customers accounted for 93% of fiscal 1996 sales and 95% of fiscal 1995 sales. During fiscal 1996, this segment sold radio products to an Asian customer that accounted for 39% of this segment's sales and 19% of consolidated sales. During fiscal 1995, sales of radio products to an African customer accounted for 36% of this segment's sales and 14% of consolidated sales.

The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense (DoD). Fiscal 1996 sales for this segment were $31,872,000, a 24% decrease from fiscal 1995 sales of $42,097,000. The DoD accounted for 55% of this segment's fiscal 1996 sales and 59% of this segment's fiscal 1995 sales. Because of the decline in U.S. defense spending, the Company has been pursuing new markets for this segment's products. Remote sensing satellite earth stations has been the primary such market. Sales of remote sensing products represented 29% and 26% of this segment's sales in fiscal 1996 and 1995, respectively. In fiscal 1996, this segment introduced the DBS-3000TM, a mobile satellite television reception system for recreational vehicles and long-haul trucks. This system is the Company's first consumer product.

Consolidated sales for fiscal 1996 were $61,165,000, a 13% decrease from fiscal 1995 consolidated sales of $70,033,000. The decrease in sales was primarily due to lower sales of DoD products and remote sensing systems. A net loss of $1,241,000, or $0.46 per share, was incurred in fiscal 1996 compared with net income of $3,920,000, or $1.51 per share in fiscal 1995.
The lower sales of remote sensing systems had a significant negative impact on fiscal 1996 financial results because the Company had anticipated that increased sales of those products would replace the expected decline in sales of DoD products. Those lower-than-expected sales, costs associated with cancellation of an $8.8 million order for a remote sensing system, restructuring charges and product development expenses related to the Company's new mobile satellite television reception systems were primarily responsible for the net loss.

In March 1996, the Company announced its plan to consolidate its image processing division in San Jose, California with its remote sensing earth station business in Simi Valley, California. Both of those functions are part of the Antenna and Imaging Systems business segment. Consolidation of those functions is expected to provide a more integrated solution to the needs of customers and to reduce future operating costs. In connection with the consolidation, the Company recorded a restructuring charge of $1,421,000 ($855,000, or $0.32 per share, after taxes). Major categories of costs and expenses included in the restructuring charge were estimated employee severance, $683,000; goodwill write-off, $679,000; and estimated future losses on facility lease, $59,000.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements. Actual results could differ materially. Reference is hereby made to the statement of Investment Considerations contained in Part I, Item 1 of the Company's Form 10-K, which is available from the Company upon request. The consolidated financial statements and notes thereto that appear on pages 12 through 23 should be read in conjunction with the following review.


RESULTS OF OPERATIONS

Operating results for the last three fiscal years are presented for each of the Company's two business segments (in thousands):

          COMMUNICATION PRODUCTS AND SERVICES

	                                      Years Ended March 31,
                                      	1996    1995    1994
                                       ----    ----    ----
Net sales                            $29,293  $27,936  $32,699
                                     =======  ======= ========
Percent of consolidated net sales        48%      40%      50%
                                         ===      ===      ===

Gross profit                          $9,531   $9,640  $11,569
Operating expenses before corporate
   expenses and restructuring          6,660    5,486    5,241
                                      ------   ------  -------
Operating income                      $2,871   $4,154   $6,328
                                      ======   ======   ======
Percent of consolidated operating
  income before corporate expenses
  and restructuring                     237%      51%      78%
                                        ====      ===      ===


Sales of Communication Products and Services increased $1,357,000, or 5%, in fiscal 1996 compared with fiscal 1995 sales. The increase was due to higher sales of standard radio products. Sales of radio products to an Asian customer accounted for $11,457,000, or 39%, of this segment's fiscal 1996 sales. Sales of Communication Products and Services decreased $4,763,000, or 15%, in fiscal 1995 compared with fiscal 1994 sales. The decrease was primarily the result of not completely replacing an $18 million sale in fiscal 1994 to a European customer. One customer will often account for a large percentage of this segment's annual sales; however, it is unusual to have large sales from the same customer in successive years.

Gross margin on Communication Products and Services sales was 32.5% in fiscal 1996 compared with 34.5% in fiscal 1995 and 35.4% in fiscal 1994. The decline in fiscal 1996 from fiscal 1995 was primarily due to a less favorable mix of products and services and to higher materials costs. The decline in fiscal 1995 from fiscal 1994 was primarily due to poor margins associated with a new radio telephone product. Sales of that product have been discontinued.

Operating income for Communication Products and Services was 9.8% of sales in fiscal 1996 compared with 14.9% of sales in fiscal 1995 and 19.4% of sales in fiscal 1994. The decrease in fiscal 1996 compared with fiscal 1995 was due to lower gross margins, higher international selling expenses, higher new product development expenses and higher administrative expenses related to the Company's decision not to continue pursuit of the satellite paging business. The decrease in fiscal 1995 compared with fiscal 1994 resulted primarily from higher selling expenses related to initial sales of new communication systems and services and to lower gross margins. Because an operating loss was incurred in the Antenna and Imaging Systems business segment in fiscal 1996, 237% of consolidated operating income before corporate expenses and restructuring was attributed to the Communication Products and Services business segment in fiscal 1996.

                          ANTENNA AND IMAGING SYSTEMS

                                     	Years Ended March 31,
	                                     1996    1995    1994
                                      ----    ----    ----

Net sales                             $31,872 $42,097 $32,937
                                      ======= ======= =======
Percent of consolidated net sales         52%     60%     50%
                                          ===     ===     ===

Gross profit                           $8,682 $12,733  $8,976
Operating expenses before corporate
   expenses and restructuring          10,341   8,768   7,159
                                       ------ -------  ------
Operating (loss) income               $(1,659) $3,965  $1,817
                                      ======== ======  ======
Percent of consolidated operating
   income before corporate expenses
   and restructuring                    (137%)    49%     22%
                                        ======    ===     ===


The business of the Antenna and Imaging Systems segment was adversely affected in fiscal 1996 by the cancellation of a major order. In the third quarter of fiscal 1996, the Company learned that its customer for an $8.8 million remote sensing satellite (RSS) image processing facility intended for installation in the Middle East was not able to obtain funding for the order. The Company had booked and announced this order in July 1995 and commenced work on it shortly thereafter. The Company's customer, who was acting as prime contractor for a larger project that included the RSS facility, was not able to obtain funding from its customer for the image processing facility. Because the order was conditioned upon funding, and after an extensive assessment of its likelihood of being funded, the Company canceled the order in January 1996 for lack of payment.

The Company concluded, because the RSS order was conditioned upon funding that had not been obtained, that its financial statements for the second quarter ended September 30, 1995 required restatement to remove from net sales for the quarter $1,785,000 attributable to the order and originally included in net sales using the percentage completion method of accounting. The canceled RSS order also had a significant impact on financial results for the third and fourth quarters of fiscal 1996, and was a major factor in the Company's decision to consolidate its image processing division with its remote sensing earth station business, which led to the $1,421,000 restructuring charge described above.

Sales of Antenna and Imaging Systems decreased $10,225,000, or 24%, in fiscal 1996 compared with fiscal 1995 sales. Lower sales of DoD products and remote sensing systems were responsible for most of the decrease. Because of the expected decline in defense business, this segment has been pursuing new markets for its products. In fiscal 1996, sales of remote sensing systems were expected to replace declining DoD sales. Because of the canceled RSS order and because the awards of several other such systems have been delayed, sales of remote sensing systems failed to replace the declining DoD sales. It is uncertain whether those delayed orders will be awarded and whether the Company will receive them if they are awarded. Sales of Antenna and Imaging Systems increased $9,160,000, or 28%, in fiscal 1995 compared with fiscal 1994 sales. Remote sensing satellite earth stations and image processing systems were responsible for most of the sales increase. Approximately half of this growth was due to sales resulting from the Company's acquisition of International Imaging Systems (I2S) in August 1994.

Gross margin on Antenna and Imaging Systems sales was 27.2% in fiscal 1996 compared with 30.2% in fiscal 1995 and 27.2% in fiscal 1994. The decrease in fiscal 1996 from fiscal 1995 was primarily due to higher expenses associated with sales of remote sensing systems and to the write-off of non recoverable costs associated with the canceled RSS order. The increase in fiscal 1995 compared with fiscal 1994 was primarily due to lower overhead expenses, partially offset by higher materials costs resulting from changes in product mix.

Antenna and Imaging Systems incurred an operating loss before provision for the restructuring of 5.2% of sales in fiscal 1996 compared with operating income of 9.4% of sales in fiscal 1995 and 5.5% of sales in fiscal 1994. The loss in fiscal 1996 was primarily due to lower gross margins, higher new product development expenses and higher selling expenses resulting from the first full year of consolidation with I2S since its acquisition. The increase in fiscal 1995 compared with fiscal 1994 resulted primarily from higher gross margins and from lower performance-based bonuses.

Consolidated expenses were as follows:

Selling, general and administrative (SG&A) expenses were $15,101,000 in fiscal 1996 compared with $14,111,000 in fiscal 1995 and $13,366,000 in fiscal 1994.
Fiscal 1996 SG&A expenses increased 7% over fiscal 1995 SG&A expenses due to higher international selling expenses in both business segments, partially offset by lower administrative expenses. Fiscal 1995 SG&A expenses increased 6% over fiscal 1994 SG&A expenses as higher expenses resulting from the acquisition of I2S and from more extensive international marketing efforts were partially offset by lower administrative expenses resulting from lower performance-based bonuses and from the absence of corporate office relocation expenses incurred in fiscal 1994.

Research and development (R&D) expenses were $3,280,000 in fiscal 1996 compared with $1,768,000 in fiscal 1995 and $1,116,000 in fiscal 1994. Fiscal 1996 R&D expenses increased 86% over fiscal 1995 R&D expenses due to acceleration of development programs for direct broadcast satellite (DBS) television reception systems for recreational vehicles, long-haul trucks and commercial aviation, and also due to development of image processing capabilities for the remote sensing agricultural services market. The Company has identified the DBS television market for the mobile user as a potential major new market for its products. The Company believes that most of the development work necessary to enter the DBS market has been completed, and although new products and enhancements to existing products are planned, R&D expenditures are expected to decline in fiscal 1997. Fiscal 1995 R&D expenses increased 58% over fiscal 1994 R&D expenses due to further development of the Company's remote sensing earth stations and image processing systems, to development of a new handheld encrypted frequency hopping radio and to initial development of DBS television reception systems.

Interest expense in fiscal 1996 was $238,000 compared with $190,000 in fiscal 1995, an increase of 25%. The increase was due to higher levels of term debt during fiscal 1996. Interest expense in fiscal 1995 was $190,000 compared with $782,000 in fiscal 1994, a decrease of 76%. The reduction was due to significantly lower levels of term debt during fiscal 1995 compared with fiscal 1994 and to the termination of the Company's interest rate swap in the first quarter of fiscal 1995.

In April 1991, the Company entered into a ten-year interest rate swap to reduce the impact of changes in interest rates on its revolving line of credit. Because the Company had no outstanding borrowings against its line of credit at the end of fiscal 1994, the swap was no longer considered to be a hedge. Consequently, it was marked to market, resulting in a loss of $400,000 in fiscal 1994. The swap agreement was terminated in June 1994 with no additional significant effect on operations.

In fiscal 1994, the Company recorded other income of $2,194,000, consisting of the following components:


                                                            Income (Loss)
                                	Pre-Tax       After-Tax      Per Share
                                 -------       ---------    -------------

Favorable litigation settlement $2,250,000      $1,448,000      $0.57
Loss on interest rate swap        (400,000)       (257,000)     (0.10)
Gain on sale of product line       344,000         221,000       0.09
                                ----------      ----------      -----
Total                           $2,194,000      $1,412,000      $0.56
                                ==========      ==========      =====

The effective income tax (benefit) provision rates for fiscal years 1996, 1995 and 1994 were (39.8)%, 37.8% and 35.6%, respectively. The higher rate of benefit for fiscal 1996 compared with the provision rate for fiscal 1995 was primarily due to the new California investment tax credit. The provision rate for fiscal 1995 was higher than the provision rate for fiscal 1994 primarily due to lower tax benefits related to the Company's foreign sales corporation earnings in fiscal 1995 compared with fiscal 1994.

Order backlog at March 31:

                                           1996            1995
                                           ----            ----
Communication Products and Services     $2,801,000     $ 5,175,000
Antenna and Imaging Systems             19,321,000      24,070,000
                                       -----------     -----------
Total                                  $22,122,000     $29,245,000
                                       ===========     ===========

The 46% decrease in Communication Products and Services backlog at March 31, 1996 compared with the prior year was due to low order bookings in the fourth quarter ended March 31, 1996. Although recent order bookings have been low, it is common for order bookings in that business segment to vary widely from quarter to quarter. The 20% decrease in Antenna and Imaging Systems backlog at March 31, 1996 was primarily due to lower bookings of remote sensing systems and to a continued decline in DoD business. Not included in the order backlog figure at March 31, 1996 are $14.2 million of contingent orders from distributors for DBS television reception systems that are subject to cancellation without recourse.


Liquidity and Capital Resources

At March 31, 1996, working capital was $18,042,000 compared with $14,241,000 at March 31, 1995, an increase of $3,801,000 or 27%. Significant changes affecting working capital during fiscal 1996 were the following: inventories increased $5,807,000 primarily to meet production requirements for anticipated radio orders and for the new DBS television reception system products; accounts receivable decreased $2,594,000 primarily due to lower fourth quarter sales in fiscal 1996; income taxes payable decreased $2,311,000 due to final settlement of an IRS audit and due to the operating loss incurred in fiscal 1996; and other current assets increased $1,843,000 due to an income tax receivable resulting from overpayment of estimated taxes and from the Company's net operating loss carry back. The Company's cash position at March 31, 1996 was $1,393,000 compared with $3,510,000 at March 31, 1995, a decrease of 60%. At March 31, 1996, the Company had borrowed $5,200,000 in term debt from its bank to meet operating cash requirements. The Company had no long-term debt at March 31, 1995.

Capital expenditures were $2,683,000 in fiscal 1996 compared with $2,306,000 in fiscal 1995. Capital expenditures in fiscal 1997 are expected to be lower than they were in fiscal 1996.

At March 31, 1996, the Company had a $26,535,000 revolving line of credit with its bank that contains an $18,000,000 credit limit for the issuance of letters of credit and an $8,535,000 credit limit for direct working capital advances. In May 1996, the Company amended its revolving line of credit with its bank. The amended agreement provides a committed revolving line of credit in the amount of $19,500,000, of which up to $12,000,000 may be used for the issuance of letters of credit and up to $10,500,000 may be used for direct working capital advances provided that total credit extended does not exceed $19,500,000. The Company believes that its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance its presently planned capital and working capital requirements.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future. Inflation and changing prices have not had a significant impact on the Company's historical operations.

Information required by Part II, Item 8: Financial Statements and Supplementary Data. This information is contained on pages 12 through 24 of the Annual Report.

             		    DATRON SYSTEMS INCORPORATED
		                 CONSOLIDATED BALANCE SHEETS


						                                                 March 31,
                                              --------------------------
						                                            1996           1995
                                              ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                     $1,393,000     $3,510,000
  Accounts receivable, net                      15,017,000     17,611,000
  Inventories                                   15,808,000     10,001,000
  Deferred income taxes                          2,602,000      2,579,000
  Prepaid expenses and other current assets      2,478,000        635,000
                                   					       ------------   ------------
      Total current assets                      37,298,000     34,336,000

Property, plant and equipment, net              13,835,000     14,155,000
Goodwill, net                                    6,056,000      6,977,000
Investment                                         890,000            ---
Other assets                                       380,000        476,000
                                  					       ------------   ------------
      Total assets                             $58,459,000    $55,944,000
					                                         ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $8,490,000     $8,909,000
  Accrued expenses                               5,405,000      5,740,000
  Customer advances                              3,693,000      2,457,000
  Income taxes payable                             240,000      2,551,000
  Current portion of restructuring reserve       1,428,000        438,000
                                  					       ------------   ------------
      Total current liabilities                 19,256,000     20,095,000

Long-term debt                                   5,200,000            ---
Restructuring reserve                            1,063,000      2,144,000
Deferred income taxes                            1,069,000        817,000
Other liabilities                                      ---         23,000
                                    					     ------------   ------------
      Total liabilities                         26,588,000     23,079,000
					                                         ------------    ------------

Commitments and contingencies -- Note 10

Stockholders' equity:
  Preferred stock -- par value $0.01;
      authorized 2,000,000 shares, none
      issued or outstanding                            ---            ---
  Common stock -- par value $0.01;
      authorized 10,000,000 shares,
      3,063,937 shares issued in 1996
      and 1995                                      31,000         31,000
  Additional paid-in capital                    10,568,000     10,587,000
  Retained earnings                             24,149,000     25,390,000
  Treasury stock, at cost; 459,745 and
      504,314 shares in 1996 and 1995,
      respectively                              (2,633,000)    (2,979,000)
  Stock option plan and stock purchase
      plan notes receivable                       (244,000)      (164,000)
                                                ----------     ----------
    Total stockholders' equity                  31,871,000     32,865,000
                                                ----------     ----------
    Total liabilities and stockholders' equity $58,459,000    $55,944,000
                                               ===========    ===========
See notes to consolidated financial statements.

		                       DATRON SYSTEMS INCORPORATED
           		       CONSOLIDATED STATEMENTS OF OPERATIONS


					                                   Years Ended March 31,
                              -----------------------------------------
				                             1996           1995           1994
                    			       ------------   ------------   ------------

Net sales                      $61,165,000    $70,033,000    $65,636,000
Cost of sales                   42,952,000     47,660,000     45,091,000
                    			       ------------   ------------   ------------
Gross profit                    18,213,000     22,373,000     20,545,000

Selling, general
   and administrative           15,101,000     14,111,000     13,366,000
Research and development         3,280,000      1,768,000      1,116,000
Restructuring                    1,421,000            ---            ---
                    			       ------------   ------------   ------------
Operating (loss) income         (1,589,000)     6,494,000      6,063,000

Interest expense                  (238,000)      (190,000)      (782,000)
Interest income                     27,000         20,000         52,000
Other (expense) income            (261,000)       (22,000)     2,194,000
                    			       ------------   ------------   ------------
(Loss) income before income
   taxes and cumulative
   effect of accounting change  (2,061,000)     6,302,000      7,527,000

Income taxes (benefit)            (820,000)     2,382,000      2,683,000
			                           ------------   ------------   ------------
(Loss) income before cumulative
   effect of accounting change  (1,241,000)     3,920,000      4,844,000
Cumulative effect of change in
   accounting for income taxes         ---            ---        407,000
                    			       ------------   ------------   ------------

Net (loss) income              ($1,241,000)    $3,920,000     $5,251,000
                    			       ============   ============   ============

(Loss) income per share
   (Loss) income before
     cumulative effect of
     accounting change              ($0.46)         $1.51          $1.94
   Cumulative effect of change
     in accounting for income
     taxes                             ---            ---           0.16
                     			       ------------   ------------   ------------
   Net (loss) income per share      ($0.46)         $1.51          $2.10
                    			       ============   ============   ============

Weighted average number of
   common and common equivalent
   shares outstanding            2,669,000      2,600,000      2,503,000
                    			       ============   ============   ============

See notes to consolidated financial statements.

                                          10



                                                 DATRON SYSTEMS INCORPORATED
			                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

											                                                                            Stk Option Plan
							                                                   Additional                  and Stk Purchase
					                                  Common Stock         Paid-In     Retained    Treasury     Plan Notes
                            				     Shares    Par Value    Capital     Earnings     Stock       Receivable       Total
				                                ----------------------------------------------------------------------------------------

Balance at April 1, 1993            2,471,896     $30,000 $10,573,000 $16,219,000 ($3,507,000)      ($254,000)  $23,061,000
    Payment of stock purchase
    	plan note receivable                                                                              90,000        90,000
    Stock options exercised
	    for treasury stock and
	    tax benefits                      36,618                 (98,000)                297,000                       199,000
    Net income                                                          5,251,000                                 5,251,000
				                               ----------------------------------------------------------------------------------------
Balance at March 31, 1994           2,508,514      30,000  10,475,000  21,470,000  (3,210,000)       (164,000)   28,601,000
    Stock issued in connection
     with acquisition of business      20,689       1,000     174,000                                               175,000
    Purchase of treasury stock         (4,472)                                        (51,000)                      (51,000)
    Stock options exercised
     for treasury stock and
     tax benefits                      34,892                 (62,000)                282,000                       220,000
    Net income                                                          3,920,000                                 3,920,000
                            				   ----------------------------------------------------------------------------------------
Balance at March 31, 1995           2,559,623      31,000  10,587,000  25,390,000  (2,979,000)       (164,000)   32,865,000
    Purchase of treasury stock         (4,401)                                        (51,000)                      (51,000)
    Stock options exercised
     for treasury stock and
     tax benefits                      48,970                 (37,000)                397,000         (80,000)      280,000
    Stock option compensation                                  18,000                                                18,000
    Net loss                                                           (1,241,000)                               (1,241,000)
				                              -----------------------------------------------------------------------------------------
Balance at March 31, 1996           2,604,192     $31,000 $10,568,000 $24,149,000 ($2,633,000)      ($244,000)  $31,871,000
                           				   =========================================================================================

See notes to consolidated financial statements.



                                     			  DATRON SYSTEMS INCORPORATED
                              		      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                       								Years Ended March 31,
							                                                   1996           1995           1994
						                                               ------------   ------------   ------------
Cash Flows from Operating Activities
Net (loss) income                                    ($1,241,000)    $3,920,000     $5,251,000
Adjustments to reconcile net (loss) income to net
    cash (used in) provided by operating activities:
	Depreciation and amortization                         3,317,000      2,366,000      1,981,000
	Restructuring                                           588,000       (603,000)    (1,753,000)
	Changes in operating assets and liabilities:
	    Accounts receivable                               2,594,000       (293,000)    (3,284,000)
	    Inventories                                      (5,807,000)    (1,646,000)     7,989,000
	    Deferred income taxes                               229,000       (146,000)       106,000
	    Prepaid expenses and other assets                (1,819,000)      (128,000)       893,000
	    Accounts payable and accrued expenses              (754,000)     2,699,000        380,000
	    Customer advances                                 1,236,000     (3,564,000)    (2,082,000)
	    Income taxes payable                             (2,311,000)       931,000      1,620,000
	    Other liabilities                                   (23,000)      (577,000)       400,000
						                                              ------------   ------------   ------------
Net cash (used in) provided by operating activities   (3,991,000)     2,959,000     11,501,000
						                                              ------------   ------------   ------------

Cash Flows from Investing Activities
Additions to property, plant and equipment            (2,683,000)    (2,306,000)    (1,572,000)
Purchase of investment                                  (890,000)           ---            ---
Proceeds from sale of product line                           ---      1,148,000            ---
Acquisition of business                                      ---       (415,000)           ---
                                         						     ------------   ------------   ------------
Net cash used in investing activities                 (3,573,000)    (1,573,000)    (1,572,000)
                                         						     ------------   ------------   ------------

Cash Flows from Financing Activities
Increase (decrease) in long-term debt                  5,200,000            ---     (8,825,000)
Stock options exercised and tax benefits                 378,000        220,000        199,000
Purchase of treasury stock                               (51,000)       (51,000)           ---
Payment (advanced) received against stock option
    plan and stock purchase plan notes receivable        (80,000)           ---         90,000
                                         						     ------------   ------------   ------------
Net cash provided by (used in) financing activities    5,447,000        169,000     (8,536,000)
                                         						     ------------   ------------   ------------

(Decrease) increase in cash and cash equivalents      (2,117,000)     1,555,000      1,393,000
Cash and cash equivalents at beginning of year         3,510,000      1,955,000        562,000
                                         						     ------------   ------------   ------------

Cash and cash equivalents at end of year              $1,393,000     $3,510,000     $1,955,000
                                         						     ============   ============   ============


Supplemental Cash Flow Information:
Interest paid                                           $224,000       $248,000       $949,000
Income taxes paid                                     $3,306,000     $1,558,000     $1,399,000

Schedule of Noncash Investing Activities
    Relating to Acquisition of Business:
Noncash assets acquired                                $     ---     $3,563,000      $     ---
Liabilities assumed                                          ---     (2,973,000)           ---
Common stock issued                                          ---       (175,000)           ---
                                         						     ------------   ------------   ------------
Cash paid                                              $     ---       $415,000      $     ---
						                                              ============   ============   ============
See notes to consolidated financial statements.

                                                     12

                             DATRON SYSTEMS INCORPORATED
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   NATURE OF OPERATIONS

Datron Systems Incorporated and its wholly owned subsidiaries (the Company) provide high-quality radio and other wireless communication products to a worldwide market through its Communication Products and Services business segment and satellite communication and image processing systems through its Antenna and Imaging Systems business segment. Communication products include HF (high frequency) and VHF (very high frequency) radio products and communication systems that are designed and manufactured in Escondido, California. These products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives. The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense. It provides earth station hardware, software and image processing systems for the remote sensing satellite systems market, and has recently introduced a mobile satellite television reception system for recreational vehicles and long-haul trucks. This business segment operates from facilities in Simi Valley, California.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company.
All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with original maturities of three months or less and which are readily convertible into cash.

Inventories

Inventories are carried at the lower of cost (first-in, first-out) or market (determined on the basis of estimated realizable value).

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Useful lives range from two to ten years for machinery and equipment and furniture and fixtures, and from twenty to forty years for buildings and building improvements. Leasehold improvements are amortized over the related lease term.

Goodwill

Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over periods ranging from 20 to 38 years. The recoverability of goodwill is evaluated on a recurring basis utilizing the fair value methodology. As part of the restructuring charge at March 31, 1996, $679,000 in goodwill was written off. See Note 4. Accumulated amortization of goodwill was $1,646,000 at March 31, 1996 and $1,464,000 at March 31, 1995.

Investment

Investment represents preferred stock of EarthWatch Incorporated. It is being carried at cost, which the Company believes approximates its fair value based upon other recent sales of similar securities.

Treasury Stock

Repurchased shares of the Company's common stock are included in treasury stock at cost. Shares issued from treasury stock for exercise of stock options are issued at original cost on a first-in, first-out basis.

Revenue Recognition

Revenue from product sales is generally recognized at the time of shipment. Revenue from certain fixed-price contracts requiring substantial performance over several periods prior to commencement of deliveries is accounted for under the percentage-of-completion (cost-to-cost) method of accounting. Expected profits or losses on these contracts are based upon the Company's estimates of total sales value and cost at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which revisions are made. Losses on contracts are recorded in full as they are identified.

Accounts receivable include unbilled costs and accrued profits related to contracts accounted for under the percentage-of-completion method of accounting. There are no material amounts of contract holdbacks or claims subject to uncertainty of realization. Substantially all amounts are expected to be collected within one year. Funds received from customers in advance of contract work are classified as current liabilities.

Income Taxes

Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes be reported in the Company's financial statements utilizing the asset and liability method. Under this method, deferred income taxes are determined based on enacted tax rates applied to the differences between the financial statement and tax basis of assets and liabilities.

(Loss) Income Per Share

Shares used in computing (loss) income per share include the weighted average of common stock outstanding plus equivalent shares issuable under the Company's stock option plans.

Stock-Based Compensation

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," which will be effective for the Company beginning April 1, 1996. SFAS No. 123 requires expanded disclosures for stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and income per share.

NOTE 3.   OTHER (EXPENSE) INCOME

In August 1993, the Company was informed that it had received a favorable decision in its litigation against Navcom Defense Electronics, Inc. (Navcom). The court found that the Company had suffered damages of $6,950,000 and was entitled to a judgment in that amount. In September 1993, the Company reached a conditional settlement with Navcom and received a payment of $2,250,000, and the Company and Navcom agreed to release any claims they may have against the other in the absence of certain future events. Such future events did not occur and the Company recorded the $2,250,000 settlement as income during the quarter ended December 31, 1993. Losses associated with the litigation were recorded in prior periods.

In April 1991, the Company entered into a ten-year interest rate swap to reduce the impact of changes in interest rates on its revolving line of credit. Quarterly interest payments on $5,000,000 of principal (reducing by $250,000 annually and which at March 31, 1994 was $4,500,000) were paid by the Company to the bank at a fixed annual interest rate of 8.72%, and London Interbank Borrowing Rate (LIBOR) interest on the same principal was paid to the Company by the bank. At March 31, 1994, the Company had no outstanding borrowings against its revolving line of credit and provision for a loss of $400,000 on the interest rate swap was made at that time. This amount was estimated by discounting the expected cash flows using rates currently available for interest rate swaps of similar terms and maturities. The interest rate swap was terminated in June 1994.

In the first quarter ended June 30, 1993, the Company sold one of its product lines in the Antenna and Imaging Systems business segment. A gain from that sale in the amount of $344,000 was recorded in that quarter. In the third quarter ended December 31, 1994, the Company sold another product line in the same business segment and recorded a loss from that sale of $22,000.


NOTE 4.    RESTRUCTURING

In March 1996, the Company announced its plan to consolidate its image processing division in San Jose, California with its remote sensing earth station business in Simi Valley, California. In connection with this decision, a restructuring charge in the amount of $1,421,000 ($855,000, or $0.32 per share, after taxes) was recorded in the fourth quarter ended March 31, 1996. The major categories of costs and expenses included in this restructuring charge are as follows:

   Estimated employee severance              $  683,000
   Goodwill write-off                           679,000
   Estimated future losses on facility lease     59,000
                                             ----------
      Total                                  $1,421,000
                                             ==========

In fiscal 1993, the Company restructured its Antenna and Imaging Systems business segment. The restructuring reserve at March 31, 1996 and 1995 includes remaining estimated future losses on the Company's Camarillo, California facility lease of $2,166,000 and $2,582,000, respectively.

NOTE 5.  ACQUISITION OF BUSINESS

On August 11, 1994, the Company acquired the business and assets of International Imaging Systems, Inc. (I2S), a privately held company located in

Milpitas, California. I2S was the Company's joint venture partner in DI2S, which was formed in August 1993 to provide complete remote sensing satellite earth stations. The Company made an initial payment to I2S of $250,000 for the business and assets, $75,006 in cash and 20,689 shares of the Company's common stock valued at $8.46 per share. Terms of the purchase agreement provided for two additional payments to I2S if the acquired business achieved minimum levels of profits and bookings during the Company's fiscal years ending March 31, 1995 and March 31, 1996, respectively. No additional amounts were incurred during either of these periods. The acquisition has been accounted for as a purchase and the accounts of I2S have been included in the accompanying financial statements since August 12, 1994. The $740,000 excess of acquisition costs over fair value of assets acquired was recorded as goodwill. At March 31, 1996, remaining goodwill from this acquisition in the amount of $679,000 was written off as part of the Company's decision to consolidate its remote sensing business. See Note 4.


NOTE 6.   BALANCE SHEET INFORMATION

Accounts receivable at March 31:
                                       	    1996                    1995
                                       -----------             -----------
     Billed                            $ 6,858,000             $ 7,363,000
     Unbilled                            8,406,000              10,495,000
                                       -----------             -----------
     Subtotal                           15,264,000              17,858,000
     Allowance for doubtful accounts      (247,000)               (247,000)
                                       -----------             -----------
	      Total                           $15,017,000             $17,611,000
                                       ===========             ===========
Inventories at March 31:
	                                          1996                    1995
                                       -----------             -----------
     Raw materials                     $ 7,487,000             $ 4,038,000
     Work-in-process                     5,231,000               3,779,000
     Finished goods                      3,090,000               2,184,000
                                       -----------             -----------
	      Total                           $15,808,000             $10,001,000
                                       ===========             ===========

Inventories are presented net of allowances for obsolescence of $709,000 and $724,000 at March 31, 1996 and 1995, respectively.

Property, plant and equipment at March 31:
	                                           1996                   1995
                                       -----------            -----------
     Land and buildings                $ 8,479,000            $ 8,406,000
     Machinery and equipment            13,658,000             11,627,000
     Furniture and office equipment      1,462,000              1,365,000
     Leasehold improvements                910,000                706,000
     Construction-in-process               183,000                404,000
                                         ---------             ----------
     Subtotal                           24,692,000             22,508,000
     Accumulated depreciation
       and amortization                (10,857,000)            (8,353,000)
                                       -----------            -----------
	       Total                          $13,835,000            $14,155,000
                                       ===========            ===========

Accrued expenses at March 31:
	                                           1996                  1995
                                       -----------            -----------
     Salaries and employee benefits    $ 2,523,000            $ 2,539,000
     Warranty allowance                  1,015,000                749,000
     Commission and service fees           573,000                503,000
     Contract loss allowance               119,000                453,000
     Other                               1,175,000              1,496,000
                                       -----------             ----------
	      Total                           $ 5,405,000            $ 5,740,000
                                       ===========            ===========

NOTE 7.   LONG-TERM DEBT

At March 31, 1996, the Company had a committed revolving line of credit with its bank of $26,535,000. The line of credit expires on December 31, 1997 and, prior to the amendment discussed below, contained an $18,000,000 credit limit for the issuance of letters of credit and an $8,535,000 credit limit for direct working capital advances. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50% or at LIBOR plus 1.50%, at the option of the Company. At March 31, 1996, the bank's prime rate was 8.25%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. A commitment fee of 0.25% is payable to the bank on the unused portion of the working capital facility. At March 31, 1996, there were borrowings of $5,200,000 under the line and the bank had issued letters of credit against
the line totaling $4,524,000.   In May 1996, the Company amended its revolving
line of credit with its bank. The amended agreement provides a committed revolving line of credit in the amount of $19,500,000, of which up to $12,000,000 may be used for the issuance of letters of credit and up to $10,500,000 may be used for direct working capital advances. Total credit extended may not exceed $19,500,000.

The Company believes that the carrying amount of its outstanding long-term debt at March 31, 1996 and 1995 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 1996 and 1995 for loans with similar terms and maturities.


NOTE 8.   INCOME TAXES

Effective April 1, 1993, the Company changed its method of accounting for income taxes from the provisions of Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes" (Deferred Method) to the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (Liability Method). The cumulative effect of this accounting change on the Company's financial statements was to increase net income by $407,000 ($0.16 per share) for fiscal year 1994.

The Company's deferred income tax assets and liabilities at March 31 are as follows:

			                                                   1996            1995
                                                     ----------  ----------
  Deferred income tax assets:
     Contract loss and other allowances              $1,690,000  $1,755,000
     Restructuring reserve                            1,078,000   1,118,000
     Accrued employee benefits                          378,000     434,000
     State taxes                                        133,000     200,000
     Other                                              261,000     135,000
                                                     ----------   ---------
	      Total                                          3,540,000   3,642,000
                                                     ----------   ---------
  Deferred income tax liabilities:
     Depreciation                                    (1,790,000) (1,694,000)
     Other                                           (  217,000) (  186,000)
                                                     ----------  ----------
	      Total                                        (2,007,000)  (1,880,000)
                                                    -----------   ----------
		Net deferred income tax asset                     $1,533,000  $ 1,762,000
                                                    ===========  ==========

The (benefit) provision for income taxes for the years ended March 31 are as follows:

                               	1996             1995            1994
                           -----------      ----------        -----------
Federal:
     Current               $(1,059,000)    $ 1,751,000        $ 1,375,000
     Deferred                  335,000          17,000            592,000
State:
     Current                    10,000         777,000            411,000
     Deferred                 (106,000)       (163,000)           305,000
                            ----------     -----------        -----------
	      Total               $  (820,000)    $ 2,382,000        $ 2,683,000
                           ===========     ===========        ===========

The (benefit) provision for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

                  				           1996            1995            1994
                              -----------     -----------     -----------
Expected (benefit) tax
 at statutory rate          $  (701,000)     $ 2,143,000       $ 2,559,000
State (benefit) tax,
 net of federal tax effect     ( 63,000)         405,000           472,000
Foreign Sales Corporation
 earnings                       116,000)       ( 309,000)       (  406,000)
Goodwill amortization            70,000           70,000            69,000
Other differences              ( 10,000)          73,000        (   11,000)
                            -----------      -----------       -----------
   Total                    $  (820,000)     $ 2,382,000       $ 2,683,000
                            ===========      ===========       ===========


NOTE 9.   EMPLOYEE INCENTIVE PLANS

In May 1985, the Company adopted the 1985 Stock Option Plan (1985 Plan). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The 1985 plan expired in May 1995. As of March 31, 1996, 15,000 shares of common stock had been issued in connection with the exercise of an option granted pursuant to the 1985 plan for which $80,000 of the exercise price received was in the form of a secured promissory note. The note is due June 11, 1998 and bears interest at 6.27% per annum.

In February 1995, the Company adopted the 1995 Stock Option Plan (1995
Plan), which was approved by the Company's stockholders at the 1995 Annual Meeting. The 1995 Plan permits up to 500,000 shares of common stock to be issued upon the exercise of options granted under the 1995 Plan. However, because the number of shares available for issuance under the 1995 Plan was reduced by the number of options granted and outstanding under the 1985 Plan at the time of its expiration in May 1995, the effective number of shares authorized for issuance under the 1995 Plan is 206,700, of which 61,073 were available under the 1985 Plan at the time of its expiration. Terms of issuance and exercise of options granted under the 1995 Plan are similar to those under the 1985 Plan.

Stock option activity for the three years ended March 31, 1996 is presented below.

	                                 Shares Available                Options Outstanding
	                                 for Future Grant       Shares        Price Range
							                           ----------------       ------   ----------------
Balance at April 1, 1993                113,233          297,650    $4.50 - $16.00
Granted                                 (24,000)          24,000    $5.75 -  $9.00
Canceled                                 16,340          (16,340)   $4.50 - $10.50
Exercised                               (36,618)                    $4.50 -  $5.50
                                        -------          -------    -----   ------
Balance at March 31, 1994               105,573          268,692    $4.68 - $16.00
Increase in shares available for grant  145,627
Granted                                 (13,500)          13,500    $8.75 - $11.25
Canceled
Exercised                                                (34,892)   $4.68 - $5.50
                                        -------          -------    -----   ------
Balance at March 31, 1995               237,700          247,300    $4.68 - $16.00
Granted                                 (84,500)          84,500   $11.75 - $19.00
Canceled                                 12,680          (12,680)  $ 5.75 - $15.73
Exercised                                                (48,970)  $ 4.68 - $10.50
                                        -------          -------   ------   ------
Balance at March 31, 1996               165,880          270,150   $ 4.68 - $19.00
                                        =======          =======   ======   ======

Options to purchase 182,650 shares were exercisable at March 31, 1996.

In March 1988, the Company adopted the 1988 Key Employee Stock Purchase
Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. As of March 31, 1996, 50,000 shares had been purchased pursuant to the Purchase Plan, and a note receivable in the amount of $164,000 due April 11, 1996 at an interest rate of 3.75% was outstanding. On April 11, 1996, the maturity date of that note was extended to April 11, 1999 at an interest rate of 4.99%.

The Company has a non-contributory qualified profit sharing plan.
Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were zero, $186,000 and $265,000 for the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

In November 1995, the Company adopted the Supplemental Executive Profit
Sharing Plan, effective as of April 1, 1994.   The plan is a deferred
compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Such amounts were zero and $33,000 for the fiscal years ended March 31, 1996 and 1995, respectively.


NOTE 10.  COMMITMENTS AND CONTINGENCIES

The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. As a result of the fiscal year 1993 restructuring, a portion of one of the Company's production facilities has been subleased to a subtenant whose sublease expires on August 31, 1996. The Company's Milpitas facility has been subleased to two subtenants whose subleases expire on December 31, 1996. Future minimum operating lease obligations for each of the years ended March 31 are as follows:

            Total Lease             Sublease               Net Lease
Year        Obligation              Income                 Obligation
- - ----        ----------             -----------            -----------
1997       $ 2,062,000            $  (372,000)            $ 1,690,000
1998         1,685,000                                      1,685,000
1999           770,000                                        770,000
2000            37,000                                         37,000
2001            16,000                                         16,000
          ------------            ------------            -----------
  Total    $ 4,570,000            $  (372,000)            $ 4,198,000
          ============            ============            ===========

Approximately $2,225,000 of this future net lease obligation is included in the restructuring reserve. See Note 4.

Total rent expense under noncancelable operating leases was $787,000, $681,000 and $592,000 for the fiscal years ended March 31, 1996, 1995 and 1994, respectively. Additional rent payments in the amounts of $465,000, $333,000 and $661,000 were charged to the restructuring reserve during the fiscal years ended March 31, 1996, 1995 and 1994, respectively.

In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with the Company's long-term contract business. In connection with a Defense Contract Audit Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value of $2.7 million. During the fiscal year ended March 31, 1995, DCAA amended its recommendation to a reduction in contract value of $1.9 million. The Company is confident that its actions have been appropriate at all times and believes that the conclusions in the DCAA report are erroneous; the Company intends to challenge the report and its conclusions vigorously. Due to extensive administrative proceedings, the Company does not expect an early resolution of this matter, and there was no activity on this matter during fiscal 1996. In the opinion of management, resolution of this and other such matters would not materially affect the consolidated financial position of the Company.

In August 1992, Trans World Communications, Inc. (Trans World), a wholly owned subsidiary of the Company and which was renamed Datron World Communications Inc. on March 31, 1995, was named as defendant in a lawsuit filed by ATACS Corporation (ATACS) and AIRTACS Corporation (AIRTACS) relating to a contract to provide radio communication shelters. ATACS and AIRTACS contend that Trans World entered into an agreement to team with them on the contract and then wrongfully failed to use them as subcontractors. They seek damages in excess of $2,000,000. Trans World has denied the claims and intends to defend the lawsuit vigorously. Similar claims originally filed against Datron Systems Incorporated have been dismissed by the court. In the opinion of management, resolution of this matter would not materially affect the consolidated financial position of the Company.

NOTE 11.   SEGMENT AND GEOGRAPHIC INFORMATION

The Company operates in two business segments: Communication Products and Services, and Antenna and Imaging Systems. See Note 1. The following table contains certain segment, geographic and customer information about the Company's business:


	                                              Years ended March 31,
                                       --------------------------------------
	                                         1996           1995        1994
                                       -----------  -----------   -----------
Net sales:
  Communication Products and Services  $29,293,000  $ 27,936,000  $32,699,000
  Antenna and Imaging Systems           31,872,000    42,097,000   32,937,000
                                       -----------  ------------  -----------
  Total                                $61,165,000  $ 70,033,000  $65,636,000
                                       ===========  ============  ===========

Operating income (loss):
  Communication Products and Services  $ 2,871,000  $  4,154,000  $ 6,328,000
  Antenna and Imaging Systems           (1,659,000)    3,965,000    1,817,000
                                       -----------  ------------  -----------
  Total                                  1,212,000     8,119,000    8,145,000
                                       ===========  ============   ==========
Restructuring                           (1,421,000)
General corporate expenses              (1,380,000)   (1,625,000)  (2,082,000)
Interest expense-net                      (211,000)     (170,000)    (730,000)
Other(expense)income                      (261,000)      (22,000)   2,194,000
                                       -----------  ------------  -----------
(Loss) income before income taxes      $(2,061,000) $  6,302,000  $ 7,527,000
					                                  ===========  ============  ===========
Identifiable assets:
  Communication Products and Services  $22,807,000  $ 18,623,000  $19,801,000
  Antenna and Imaging Systems           29,076,000    29,148,000   24,621,000
  Corporate                              6,248,000     8,173,000    5,066,000
                                       -----------  ------------  -----------
	 Total                                $58,131,000  $ 55,944,000  $49,488,000
                                       ===========  ============  ===========
Capital additions:
  Communication Products and Services  $   861,000  $  1,176,000  $   726,000
  Antenna and Imaging Systems            1,821,000     1,122,000      758,000
  Corporate                                  1,000         8,000       88,000
                                       -----------  ------------  -----------
  Total                                $ 2,683,000  $ 2,306,000   $ 1,572,000
                                       ===========  ===========   ===========

Depreciation and amortization:
  Communication Products and Services  $ 1,163,000  $   856,000   $   790,000
  Antenna and Imaging Systems            2,141,000    1,469,000     1,022,000
  Corporate                                 13,000       41,000       169,000
                                       -----------  -----------   -----------
  Total                                $ 3,317,000  $ 2,366,000   $ 1,981,000
                                       ===========  ===========   ===========

Net sales:
  U.S.                                 $25,697,000  $26,714,000   $28,991,000
  Asia                                  20,116,000   13,912,000     7,432,000
  Africa                                 6,493,000   14,529,000     4,341,000
  Europe                                 4,846,000    9,829,000    22,602,000
  Other                                  4,013,000    5,049,000     2,270,000
                                       -----------  -----------   -----------
  Total                                $61,165,000  $70,033,000   $65,636,000
					                                  ===========  ===========   ===========
Sales for U.S. Department of Defense:
  Communication Products and Services  $   529,000  $   822,000   $ 2,029,000
  Antenna and Imaging Systems           17,658,000   24,929,000    26,908,000
                                       -----------  -----------   -----------
	 Total                                $18,187,000  $25,751,000   $28,937,000
                                       ===========  ===========   ===========

                                     21

For the fiscal year ended March 31, 1996, one customer accounted for 39% of Communication Products and Services net sales and one customer accounted for 15% of Antenna and Imaging Systems net sales. For the fiscal year ended March 31, 1995, one customer accounted for 36% of Communication Products and Services net sales and one customer accounted for 10% of Antenna and Imaging Systems net sales. For the fiscal year ended March 31, 1994, one customer accounted for 55% of Communication Products and Services net sales.


NOTE 12.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                                     Fiscal Year 1996
                  ------------------------------------------------------
	                   Net            Gross           Net     Income (Loss)
	                  Sales           Profit    Income (Loss)   Per Share
                  -------         -------    ------------- -------------

  First Quarter   $14,356         $ 5,360         $ 415      $0.16
  Second Quarter   15,660           4,930           327       0.12
  Third Quarter    19,339           5,158           177       0.07
  Fourth Quarter   11,810           2,765        (2,160)     (0.81)
                  -------         -------       -------     ------
  Fiscal Year     $61,165         $18,213       $(1,241)    $(0.46)
                  =======         =======       =======     ======


The sequential improvement in net sales from the first through third quarters was primarily due to increasing sales of radio communication products. However, net income declined during these three quarters primarily because of higher research and development expenses, higher selling expenses and the write-off of non recoverable expenses associated with a remote sensing order that the Company canceled in January 1996 for lack of payment. Net sales declined in the fourth quarter due to lower sales of both remote sensing systems and radio communication products. The net loss in the fourth quarter was primarily due to lower gross profits on the lower sales and to a restructuring charge of $1,421,000 ($855,000, or $0.32 per share, after taxes) resulting from the Company's decision to consolidate its image processing division in San Jose, California with its remote sensing earth station business in Simi Valley, California.

<CAPTION
		                             Fiscal Year 1995
                        --------------------------------------
			                       Net     Gross     Net        Income
			                      Sales    Profit   Income     Per Share
                        -------   ------   ------     -------

  First Quarter         $12,132   $4,140     $393       $0.15
  Second Quarter         16,088    4,611      773        0.30
  Third Quarter          18,151    5,533      926        0.36
  Fourth Quarter         23,662    8,089    1,828        0.70
                        -------  -------   ------       -----
  Fiscal Year           $70,033  $22,373   $3,920       $1.51
	                       =======  =======   ======       =====

The sequential improvement in net sales and net income from the first quarter through the fourth quarter was primarily the result of a lower backlog at the beginning of the year and strong first half bookings. The higher sales in the third and fourth quarter were also partly due to the acquisition of International Imaging Systems in the second quarter.

INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Datron Systems Incorporated
Escondido, California



	We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

	We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

	In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP
San Diego, California
May  10, 1996

                                    23