Form 10-K405, Exhibit 13
period 1997-03-31
DATRON SYSTEMS INC/DE
filed 1997-06-26
CIK 27116

CERTAIN PORTIONS OF REGISTRANT'S ANNUAL REPORT TO STOCKHOLDERS
 FOR THE FISCAL YEAR ENDED MARCH 31, 1997 CONTAINING INFORMATION
 REQUIRED BY PART I AND PART II OF THIS REPORT



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

                            Fiscal Year 1997
                            ----------------
     Quarter Ended          High          Low
        June 30, 1996       $15.50        $11.675
        September 30, 1996  $12.313       $8.75
        December 31, 1996   $10.375       $6.00
        March 31, 1997      $10.063       $6.813

                            Fiscal Year 1996
                            ----------------
     Quarter Ended          High          Low
        June 30, 1995       $12.25        $9.75
        September 30, 1995  $17.25        $10.75
        December 31, 1995   $19.75        $14.50
        March 31, 1996      $19.00        $11.875

On March 31, 1997, there were approximately 1,700 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.

Information required by Part II, Item 6: Selected Financial Data. This information is contained in the section captioned "Datron Systems
Incorporated Selected Financial Data" on the inside front cover of the Annual Report.


Selected Financial Data.

Fiscal Years Ended March 31,
                  1997         1996        1995          1994         1993
Statements of
Operations
 Net sales        $53,269,000  $61,165,000 $70,033,000   $65,636,000  $54,104,000
 Net income           268,000   (1,241,000)  3,920,000     5,251,000   (8,367,000)
  (loss)
 Income(Loss)           $0.10       $(0.46)      $1.51         $2.10       $ (3.32)
  per share<F1>

Balance Sheets
 Working capital  $24,756,000  $18,042,000 $14,241,000   $13,540,000  $15,520,000
 Total assets      56,476,000   58,459,000  55,944,000    49,488,000   53,592,000
 Long-term debt     8,900,000    5,200,000   0             0            8,750,000
 Total             23,868,000   26,588,000  23,079,000    20,887,000   30,531,000
  liabilities
 Stockholders'     32,608,000   31,871,000  32,865,000    28,601,000   23,061,000
  equity<F2>
 Book value            $12.26       $12.24      $12.84        $11.40       $9.33
  per share


<F1>See Note 2 of Notes to Consolidated Financial Statements for an
explanation of the determination of shares used in computing income(loss)per share.

<F2>No dividends were declared or paid during the years presented.

Information required by Part II, Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations. This information is contained on pages 8 through 11 of the Annual Report.


Management's Discussion And Analysis Of Financial Condition And Results Of Operations

Overview

Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide products and services that address the needs of emerging satellite and radio communication markets. It reports operations in two business segments: Antenna and Imaging Systems, and Communication Products and Services.

The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense ("DoD"). Fiscal 1997 sales for this segment were $33,304,000, a 4% increase from fiscal 1996 sales of $31,872,000. The DoD accounted for 47% of this segment's fiscal 1997 sales and 31% of consolidated sales. During fiscal 1996, the DoD accounted for 55% of this segment's sales and 30% of consolidated sales. Because of the decline in U.S. defense spending, the Company has been pursuing additional markets for this segment's products. The primary such market has been remote sensing satellite earth stations. Sales of remote sensing products represented 35% and 29% of this segment's sales in fiscal 1997 and 1996, respectively. In fiscal 1996, this segment introduced the DBS-3000, a mobile satellite television reception system for recreational vehicles and long-haul trucks. This system was the Company's first consumer product. Several additional direct broadcast satellite ("DBS") antenna products were introduced during fiscal 1997. Although these new DBS products contributed to this segment's fiscal 1997 improvement in sales, sales of DBS products were below the Company's expectations.

The Communication Products and Services business segment designs, manufactures and distributes high frequency and very high frequency radios and accessories for worldwide military and civilian purposes. Fiscal 1997 sales for this segment were $19,965,000, a 32% decrease from fiscal 1996 sales of $29,293,000. The decrease in sales was primarily due to delays in new product development. Foreign customers accounted for 94% of fiscal 1997 sales and 93% of fiscal 1996 sales. During fiscal 1997, this segment sold radio products to two Asian customers that accounted for 31% and 24% of this segment's sales and 11% and 9% of consolidated sales. During fiscal 1996, sales of radio products to one of the same Asian customers accounted for 39% of this segment's sales and 19% of consolidated sales.

Consolidated sales for fiscal 1997 were $53,269,000, a 13% decrease from fiscal 1996 consolidated sales of $61,165,000. The decrease in sales was primarily due to lower sales of radio products and military antennas, partially offset by sales of new DBS television antenna products and by higher sales of remote sensing systems. Net income for fiscal 1997 was $268,000, or $0.10 per share, compared with a net loss in fiscal 1996 of $1,241,000, or $0.46 per share. Although gross profits were lower in fiscal 1997 on the lower sales, the improvement in net income resulted from the absence of costs associated with cancellation of an $8.8 million order for a remote sensing system and associated restructuring charges incurred in fiscal 1996 and from lower operating expenses in fiscal 1997.

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

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains certain forward-looking statements. Actual results could differ materially. Reference is hereby made to the statement of Investment Considerations contained in Part I, Item 1 of the Company's Form 10-K, which is available from the Company upon request. The consolidated financial statements and notes thereto that appear on pages 12 through 25 should be read in conjunction with the following review.

Results of Operations

Operating results for the last three fiscal years are presented for each of the Company's two business segments (in thousands):

ANTENNA AND IMAGING SYSTEMS

                              Years Ended March 31,
                             1997      1996      1995

Net sales                   $33,304   $31,872   $42,097
Percent of consolidated
 net sales                      63%       52%       60%

Gross profit                 $9,923    $8,682   $12,733
Operating expenses before
 corporate expenses
 and restructuring            8,110    10,341     8,768
Operating income (loss)      $1,813  $(1,659)    $3,965
Percent of consolidated
 operating income before
 corporate expenses and
 restructuring                  80%    (137%)       49%


Sales of Antenna and Imaging Systems increased $1,432,000, or 4%, in fiscal 1997 compared with fiscal 1996 sales. The increase was primarily due to sales of new DBS antenna products and to higher sales of remote sensing systems, partially offset by lower sales for the DoD. Although sales of DBS antenna products contributed to the sales increase, those sales were below the Company's expectations. The Company believes sales were below expectations because of distribution problems with this new consumer product. Sales of Antenna and Imaging Systems decreased $10,225,000, or 24%, in fiscal 1996 compared with fiscal 1995 sales. Lower sales of DoD products and remote sensing systems were responsible for most of the decrease. The lower sales of remote sensing systems were due to a canceled order and to delayed awards of several other such systems.

Gross profit percentage on Antenna and Imaging Systems' sales was 29.8% in fiscal 1997 compared with 27.2% in fiscal 1996 and 30.2% in fiscal 1995. The increase in fiscal 1997 from fiscal 1996 was primarily due to the absence of a write-off of non-recoverable costs associated with a canceled remote sensing order in fiscal 1996. Efficiencies resulting from the consolidation of the Company's remote sensing business into the Simi Valley facility and reductions in reserves for contract contingencies also contributed to the increase. The decrease in fiscal 1996 from fiscal 1995 was primarily due to higher expenses associated with sales of remote sensing systems and to the write-off of non-recoverable costs associated with a canceled remote sensing order.

Operating income percentage on sales of Antenna and Imaging Systems was 5.4% in fiscal 1997 compared with an operating loss percentage before provision for restructuring of 5.2% of sales in fiscal 1996 and compared with an operating income percentage of 9.4% of sales in fiscal 1995.
The improvement in fiscal 1997 from fiscal 1996 was primarily due to higher gross profits and to lower research and development, selling and administrative expenses. The operating loss in fiscal 1996 compared with fiscal 1995 operating income was primarily due to lower gross margins, higher new product development expenses and higher selling expenses resulting from the first full year of consolidation with International Imaging Systems since its acquisition.

                    COMMUNICATION PRODUCTS AND SERVICES

                                   Years Ended March 31,
                                1997      1996      1995

Net sales                   $19,965   $29,293   $27,936
Percent of consolidated
 net sales                      37%       48%       40%

Gross profit                 $5,426    $9,531    $9,640
Operating expenses before
 Corporate expenses and
 restructuring                4,970     6,660     5,486
Operating income               $456    $2,871    $4,154
Percent of consolidated
 operating income
 before corporate expenses
 and restructuring              20%      237%       51%

Sales of Communication Products and Services decreased $9,328,000, or 32%, in fiscal 1997 compared with fiscal 1996 sales. The decrease was due to lower orders resulting from delays in new product development and from softness in the worldwide radio market. Sales of radio products to two Asian customers accounted for $10,885,000, or 55%, of this segment's fiscal 1997 sales. Sales of Communication Products and Services increased $1,357,000, or 5%, in fiscal 1996 compared with fiscal 1995 sales. The increase was due to higher sales of standard radio products. Sales of radio products to one of the same Asian customers accounted for $11,457,000, or 39%, of this segment's fiscal 1996 sales. One customer will often account for a large percentage of this segment's annual sales; however, it is unusual to have large sales from the same customer in successive years.

Gross profit percentage on Communication Products and Services' sales was 27.2% in fiscal 1997 compared with 32.5% in fiscal 1996 and 34.5% in fiscal 1995. The decline in fiscal 1997 from fiscal 1996 was due to higher labor and overhead costs, production inefficiencies resulting from a much lower sales level than the previous year and to increases in the provision for inventory obsolescence. The decline in fiscal 1996 from fiscal 1995 was primarily due to a less favorable mix of products and services and to higher material costs.

Operating income percentage on sales of Communication Products and Services was 2.3% in fiscal 1997 compared with 9.8% of sales in fiscal 1996 and 14.9% of sales in fiscal 1995. The decrease in fiscal 1997 compared with fiscal 1996 was due to lower gross profits and higher new product development expenses, partially offset by lower selling and administrative expenses. The decrease in fiscal 1996 compared with fiscal 1995 was due to lower gross profits, higher international selling expenses, higher new product development expenses and higher administrative expenses related to the Company's decision not to continue pursuit of the satellite paging business. Because an operating loss was incurred in the Antenna and Imaging Systems business segment in fiscal 1996, 237% of consolidated operating income before corporate expenses and restructuring was attributed to the Communication Products and Services business segment in fiscal 1996.


Consolidated expenses were as follows:

Selling, general and administrative ("SG&A") expenses were $11,770,000 in fiscal 1997 compared with $15,101,000 in fiscal 1996 and $14,111,000 in fiscal 1995. Fiscal 1997 SG&A expenses decreased 22% over fiscal 1996 SG&A expenses due to spending reductions at both business segments, cost reductions related to the Company's fourth quarter fiscal 1996 consolidation and restructuring, and to reductions in reserves for commitments and contingencies that the Company determined were no longer necessary. Fiscal 1996 SG&A expenses increased 7% over fiscal 1995 SG&A expenses due to higher international selling expenses in both business segments, partially offset by lower administrative expenses.

Research and development ("R&D") expenses were $2,432,000 in fiscal 1997 compared with $3,280,000 in fiscal 1996 and $1,768,000 in fiscal 1995. Fiscal 1997 R&D expenses decreased 26% over fiscal 1996 R&D expenses primarily because of lower spending on development programs for mobile DBS television reception systems, partially offset by higher spending on development programs for new radio products. Because most of the development work for DBS products has been completed, R&D expenditures are expected to decline further in fiscal 1998. Fiscal 1996 R&D expenses increased 86% over fiscal 1995 R&D expenses due to acceleration of development programs for DBS television reception systems for recreational vehicles, long-haul trucks and commercial aviation, and also due to development of image processing capabilities for the remote sensing agricultural services market. The Company is no longer pursuing the agricultural services market.

Interest expense in fiscal 1997 was $620,000 compared with $238,000 in fiscal 1996, an increase of 161%. The increase was due to much higher levels of term debt during fiscal 1997. Interest expense in fiscal 1996 was $238,000 compared with $190,000 in fiscal 1995, an increase of 25%. The increase was due to higher levels of term debt during fiscal 1996.

The effective income tax provision (benefit) rates for fiscal years 1997, 1996 and 1995 were 51.2%, (39.8%) and 37.8%, respectively. The high provision rate in fiscal 1997 was due to relatively high unallowable expenses for tax purposes compared with low fiscal 1997 pre-tax book income. The higher rate of benefit for fiscal 1996 compared with the provision rate for fiscal 1995 was primarily due to the new California investment tax credit.

Order backlog at March 31 was as follows:

                                         1997               1996
                                       ---------------------------
Antenna and Imaging Systems            $13,086,000     $19,321,000
Communication Products and Services      4,862,000       2,801,000
Total                                  $17,948,000     $22,122,000


The 32% decrease in Antenna and Imaging Systems backlog at March 31, 1997 compared with the prior year was primarily due to lower bookings of remote sensing systems and to a continued decline in long-term DoD business. The lower bookings of remote sensing systems resulted in part from delayed awards. Several of those delayed awards were received in the first quarter of fiscal 1998, and as a result order bookings for remote sensing systems are expected to be higher in fiscal 1998 than they were in fiscal 1997.

The 74% increase in Communication Products and Services backlog at March 31, 1997 compared with the prior year was due to improved order bookings in the fourth quarter ended March 31, 1997. Although fourth quarter order bookings were higher than they were in the comparable period last year, order bookings for Communication Products and Services were lower in fiscal 1997 than they were in fiscal 1996. There can be no assurances that order bookings will improve in fiscal 1998.


Liquidity and Capital Resources

At March 31, 1997, working capital was $24,756,000 compared with $18,042,000 at March 31, 1996, an increase of $6,714,000 or 37%.
Significant changes affecting working capital during fiscal 1997 were the following: accounts receivable increased $2,879,000 primarily due to higher fourth quarter sales in fiscal 1997; inventories decreased $1,499,000 as decreases in radio product inventories were partially offset by increases in inventories of new DBS antenna products; prepaid expenses and other current assets decreased $1,310,000 primarily due to collection of an income tax refund; accounts payable and accrued expenses decreased $3,145,000 due to lower recent purchases of materials and to cost reduction efforts; and customer advances decreased $2,949,000. The Company's cash position at March 31, 1997 was $1,072,000 compared with $1,393,000 at March 31, 1996, a decrease of 23%. At March 31, 1997, the Company had borrowed $8,900,000 in term debt from its bank to meet operating cash requirements. Those borrowings represented a 71% increase in term debt from the $5,200,000 of borrowings at March 31, 1996.

Capital expenditures were $891,000 in fiscal 1997 compared with $2,683,000 in fiscal 1996. Capital expenditures in fiscal 1998 are expected to be higher than they were in fiscal 1997.

At March 31, 1997, the Company had a $19,500,000 revolving line of credit with its bank, of which up to $12,000,000 may be used for the issuance of letters of credit and up to $10,500,000 may be used for direct working capital advances provided that total credit extended does not exceed $19,500,000. The Company believes that its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance its presently planned capital and working capital requirements.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future. Inflation and changing prices have not had a significant impact on the Company's historical operations.

Information required by part II, Item 8: Financial Statements and Supplementary Data. This information is contained on pages 12 through 26 of the Annual Report.

                    DATRON SYSTEMS INCORPORATED
                    CONSOLIDATED BALANCE SHEETS


                                                      March 31,
                                                 1997           1996
                                             ------------   ------------
ASSETS
Current assets:
  Cash                                        $1,072,000     $1,393,000
  Accounts receivable, net                    17,896,000     15,017,000
  Inventories                                 14,309,000     15,808,000
  Deferred income taxes                        2,788,000      2,602,000
  Prepaid expenses and other current assets    1,168,000      2,478,000
                                             ------------   ------------
      Total current assets                    37,233,000     37,298,000

Property, plant and equipment, net            12,030,000     13,835,000
Goodwill, net                                  5,851,000      6,056,000
Investment                                     1,113,000        890,000
Other assets                                     249,000        380,000
                                             ------------   ------------
      Total assets                           $56,476,000    $58,459,000
                                             ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $7,647,000     $8,490,000
  Accrued expenses                             3,103,000      5,405,000
  Customer advances                              744,000      3,693,000
  Income taxes payable                           194,000        240,000
  Current portion of restructuring reserve       789,000      1,428,000
                                             ------------   ------------
      Total current liabilities               12,477,000     19,256,000

Long-term debt                                 8,900,000      5,200,000
Restructuring reserve                            435,000      1,063,000
Deferred income taxes                          2,056,000      1,069,000
                                             ------------   ------------
      Total liabilities                       23,868,000     26,588,000
                                             ------------   ------------

Commitments and contingencies -- Note 9

Stockholders' equity:
  Preferred stock -- par value $0.01;
      authorized 2,000,000 shares, none
      issued or outstanding                          ---            ---
  Common stock -- par value $0.01;
      authorized 10,000,000 shares,
      3,063,937 shares issued in 1997
      and 1996                                    31,000         31,000
  Additional paid-in capital                  10,602,000     10,568,000
  Retained earnings                           24,417,000     24,149,000
  Treasury stock, at cost; 404,521 and
      459,745 shares in 1997 and 1996,
      respectively                            (2,198,000)    (2,633,000)
  Stock option plan and stock purchase
      plan notes receivable                     (244,000)      (244,000)
                                             ------------   ------------

      Total stockholders' equity              32,608,000     31,871,000
                                             ------------   ------------

  Total liabilities and stockholders' equity $56,476,000    $58,459,000
                                             ============   ============

See notes to consolidated financial statements.


                       DATRON SYSTEMS INCORPORATED
                  CONSOLIDATED STATEMENTS OF OPERATIONS


                                        Years Ended March 31,
                                   1997           1996           1995
                               ------------   ------------  ------------

Net sales                      $53,269,000    $61,165,000    $70,033,000
Cost of sales                   37,920,000     42,952,000     47,660,000
                               ------------   ------------  ------------
Gross profit                    15,349,000     18,213,000     22,373,000

Selling, general
   and administrative           11,770,000     15,101,000     14,111,000
Research and development         2,432,000      3,280,000      1,768,000
Restructuring                          ---      1,421,000            ---
                               ------------   ------------  ------------
Operating income (loss)          1,147,000     (1,589,000)     6,494,000

Interest expense                  (620,000)      (238,000)     (190,000)
Interest income                     13,000         27,000         20,000
Other income (expense)               8,000       (261,000)      (22,000)
                              ------------   ------------   ------------
Income (loss) before income
   taxes                           548,000     (2,061,000)     6,302,000

Income taxes (benefit)             280,000       (820,000)     2,382,000
                              ------------   ------------   ------------

Net income (loss)                 $268,000    ($1,241,000)    $3,920,000
                              ============   ============   ============

Net income (loss) per share          $0.10         ($0.46)         $1.51
                              ============   ============   ============

Weighted average number of
 common and common equivalent
 shares outstanding              2,681,000      2,669,000      2,600,000
                              ============   ============   ============

See notes to consolidated financial statements.


                                      DATRON SYSTEMS INCORPORATED
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               Additional
                                           Common Stock          Paid-In     Retained     Treasury
                                        Shares     Par Value     Capital     Earnings       Stock
                                      ---------------------------------------------------------------

Balance at April 1, 1994               2,508,514      $30,000  $10,475,000  $21,470,000  ($3,210,000)
    Stock issued in connection
        with acquisition of business      20,689        1,000      174,000
    Purchase of treasury stock            (4,472)                                            (51,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      34,892                   (62,000)                  282,000
    Net income                                                                3,920,000
                                      ---------------------------------------------------------------
Balance at March 31, 1995              2,559,623       31,000   10,587,000   25,390,000   (2,979,000)
    Purchase of treasury stock            (4,401)                                            (51,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      48,970                   (37,000)                  397,000
    Stock option compensation                                       18,000
    Net loss                                                                 (1,241,000)
                                      ---------------------------------------------------------------
Balance at March 31, 1996              2,604,192       31,000   10,568,000   24,149,000   (2,633,000)
    Purchase of treasury stock            (8,776)                                            (84,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      64,000                    (4,000)                  519,000
    Stock option compensation                                       38,000
    Net income                                                                  268,000
                                      ---------------------------------------------------------------
Balance at March 31, 1997              2,659,416      $31,000  $10,602,000  $24,417,000  ($2,198,000)
                                      ===============================================================

See notes to consolidated financial statements.

                      DATRON SYSTEMS INCORPORATED
             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        Years Ended March 31,

                                   1997          1996          1995
Cash Flows from Operating
 Activities
Net income (loss)                    $268,000    $(1,241,000)   $3,920,000
Adjustments to reconcile net
 income (loss) to net cash
(used in) provided by operating
activities:
  Depreciation and amortization     2,953,000      3,317,000     2,366,000
  Restructuring                    (1,267,000)       588,000      (603,000)
  Changes in operating assets and
   liabilities:
    Accounts receivable             (2,879,000)    2,594,000      (293,000)
    Inventories                      1,499,000    (5,807,000)   (1,646,000)
    Deferred income taxes              801,000       229,000      (146,000)
    Prepaid expenses and other       1,389,000    (1,819,000)     (128,000)
     assets
    Accounts payable and accrued    (3,145,000)     (754,000)    2,699,000
     expenses
    Customer advances              (2,949,000)     1,236,000    (3,564,000)
    Income taxes payable              (46,000)    (2,311,000)      931,000
    Other liabilities               ---              (23,000)     (577,000)
Net cash (used in) provided by     (3,376,000)    (3,991,000)    2,959,000
 operating activities

Cash Flows from Investing
  Activities
Additions to property, plant and     (891,000)    (2,683,000)  (2,306,000)
 equipment
Purchase of investment               (223,000)     (890,000)    ---
Proceeds from sale of product line  ---           ---           1,148,000
Acquisition of business             ---           ---            (415,000)
Net cash used in investing
 activities                        (1,114,000)   (3,573,000)   (1,573,000)

Cash Flows from Financing
 Activities
Increase in long-term debt           3,700,000     5,200,000    ---
Stock options exercised and tax        553,000       378,000     220,000
 benefits
Purchase of treasury stock             (84,000)      (51,000)    (51,000)
Payment advanced against stock
 Option plan note receivable           -----         (80,000)       ---

Net cash provided by financing
activities                           4,169,000     5,447,000     169,000

(Decrease) increase in cash and      (321,000)    (2,117,000)  1,555,000
 cash equivalents
Cash and cash equivalents at         1,393,000     3,510,000   1,955,000
 beginning of year
Cash and cash equivalents at end
 of year                            $1,072,000    $1,393,000  $3,510,000

Supplemental Cash Flow
Information:
Interest paid                         $635,000      $224,000      $248,000
Income tax (refunds received) paid $(1,989,000)    $3,306,000   $1,558,000

Schedule of Noncash Investing
 Activities Relating to
 Acquisition of Business:
Noncash assets acquired             ---           ---           $3,563,000
Liabilities assumed                 ---           ---           (2,973,000)
Common stock issued                 ---           ---             (175,000)
Cash paid                           ---           ---             $415,000

See notes to consolidated financial statements

DATRON SYSTEMS INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF OPERATIONS

  Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide satellite communication and image processing systems through its Antenna and Imaging Systems business segment and high-quality radio and other wireless communication products to a worldwide market through its Communication Products and Services business segment. The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense. It provides earth station hardware, software and image processing systems for the remote sensing satellite systems market, and also produces mobile satellite television reception systems for recreational vehicles, buses, boats and airplanes. This business segment operates from facilities in Simi Valley, California. Communication products include HF (high frequency) and VHF (very high frequency) radio products and communication systems that are designed and manufactured in Escondido, California. These products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives.


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

  Goodwill

  Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over periods ranging from 20 to 38 years. The recoverability of goodwill is evaluated on a recurring basis utilizing the fair value methodology. As part of the restructuring charge at March 31, 1996, $679,000 in goodwill was written off. See Notes 3 and 4. Accumulated amortization of goodwill was $1,850,000 at March 31, 1997 and $1,646,000 at March 31, 1996.

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

  Income Taxes

  Effective April 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes be reported in the Company's financial statements utilizing the asset and liability method. Under this method, deferred income taxes are determined based on enacted tax rates applied to the differences between the financial statement and tax basis of assets and liabilities.

  Income (Loss) Per Share

  Shares used in computing income (loss) per share include the weighted average of common stock outstanding plus equivalent shares issuable under the Company's stock option plans.

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share ("EPS"). This statement requires presentation of income per share to reflect both "Basic EPS" as well as "Diluted EPS" on the face of the income statement. In general, Basic EPS excludes dilution created by stock equivalents and is a function of the weighted-average number of common shares outstanding for the period. Diluted EPS reflects potential dilution created by stock equivalents as if such equivalents are converted into common stock and is calculated in substantially the same manner as Fully Diluted EPS illustrated in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

  The Company will be required to adopt the new method of reporting income per share in the three-month period ended December 31, 1997. Based on the Company's existing capital structure, the anticipated results of implementing SFAS No. 128 would reflect income per share in materially the same manner as currently reported.

  Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning April 1, 1996. SFAS No. 123 requires expanded disclosures for stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock based compensation awards to employees and will disclose the required pro forma effect on net income and income per share. See
Note 8.


NOTE 3.    RESTRUCTURING

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
                                           ==========


  In fiscal 1993, the Company restructured its Antenna and Imaging Systems business segment. The restructuring reserve at March 31, 1997 and 1996 includes remaining estimated future losses on the Company's Camarillo, California facility lease of $1,224,000 and $2,166,000, respectively.


NOTE 4.   ACQUISITION OF BUSINESS

       On August 11, 1994, the Company acquired the business and assets of International Imaging Systems, Inc. (I2S), a privately held company located in Milpitas, California. I2S was the Company's joint venture partner in DI2S, which was formed in August 1993 to provide complete remote sensing satellite earth stations. The Company made an initial payment to I2S of $250,000 for the business and assets, $75,006 in cash and 20,689 shares of the Company's common stock valued at $8.46 per share. Terms of the purchase agreement provided for two additional payments to I2S if the acquired business achieved minimum levels of profits and bookings during the Company's fiscal years ending March 31, 1995 and March 31, 1996, respectively. No additional amounts were incurred during either of these periods. The acquisition has been accounted for as a purchase and the accounts of I2S have been included in the accompanying financial statements since August 12, 1994. The $740,000 excess of acquisition costs over fair value of assets acquired was recorded as goodwill. At March 31, 1996, remaining goodwill from this acquisition in the amount of $679,000 was written off as part of the Company's decision to consolidate its remote sensing business. See
Note 3.

NOTE 5.   BALANCE SHEET INFORMATION

Accounts receivable at March 31:

                                      1997        1996
                                  -----------  -----------
       Billed                    $14,019,000  $ 6,858,000
       Unbilled                    4,103,000    8,406,000
                                 -----------  -----------
       Subtotal                   18,122,000   15,264,000
       Allowance for doubtful
        accounts                   (226,000)     (247,000)
                                 -----------  -----------
           Total                 $17,896,000  $15,017,000
                                 ===========  ===========

Inventories at March 31:

                                     1997        1996
                                 -----------  -----------
       Raw materials            $9,316,000   $ 7,487,000
       Work-in-process           2,753,000     5,231,000
       Finished goods            2,240,000     3,090,000
                                -----------  -----------
             Total              $14,309,000  $15,808,000
                                ===========  ===========

  Inventories are presented net of allowances for obsolescence of $1,350,000 and $709,000 at March 31, 1997 and 1996, respectively.

Property, plant and equipment at March 31:

                                     1997               1996
                                     -----------    -----------
    Land and buildings              $ 8,529,000    $ 8,479,000
    Machinery and equipment          14,590,000     13,658,000
    Furniture and office equipment    1,443,000      1,462,000
    Leasehold improvements              815,000        910,000
    Construction-in-process              66,000        183,000
                                     ----------    ----------
    Subtotal                         25,443,000     24,692,000
    Accumulated depreciation and
     amortization                   (13,413,000)   (10,857,000)
                                    -----------    -----------
         Total                      $12,030,000    $13,835,000
                                    ===========    ===========

Accrued expenses at March 31:

                                     1997             1996
                                    -----------    -----------
   Salaries and employee
    benefits                       $ 1,408,000    $ 2,523,000
   Warranty allowance                  707,000      1,015,000
   Commission and service fees         421,000        573,000
   Contract loss allowance              87,000        119,000
   Other                               480,000      1,175,000
                                   -----------    -----------
         Total                     $ 3,103,000    $ 5,405,000
                                   ===========    ===========


NOTE 6.   LONG-TERM DEBT


  At March 31, 1997, the Company had a committed revolving line of credit with its bank of $19,500,000, of which up to $12,000,000 may be used for the issuance of letters of credit and up to $10,500,000 may be used for direct working capital advances. Total credit extended may not exceed $19,500,000. The line of credit expires on June 30, 1998. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50% or at LIBOR plus 1.50%, at the option of the Company. At March 31, 1997, the bank's prime rate was 8.50%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. A commitment fee of 0.25% is payable to the bank on the unused portion of the working capital facility. At March 31, 1997, there were borrowings of $8,900,000 under the line and the bank had issued letters of credit against the line totaling $4,796,000.

  The Company believes the carrying amount of its outstanding long-term debt at March 31, 1997 and 1996 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 1997 and 1996 for loans with similar terms and maturities.

NOTE 7.   INCOME TAXES

  Effective April 1, 1993, the Company changed its method of accounting for income taxes from the provisions of APB Opinion No. 11, "Accounting for Income Taxes" (Deferred Method) to the provisions of SFAS No. 109, "Accounting for Income Taxes" (Liability Method).

  The Company's deferred income tax assets and liabilities at March 31 are as follows:

                                     1997     1996         1995
                                  ---------   ----------   ----------
Deferred income tax assets:
     Contract loss and other
       allowances                  $1,419,000  $1,690,000   $1,755,000
     Restructuring reserve            530,000   1,078,000    1,118,000
     Accrued employee benefits        384,000     378,000      434,000
     State taxes                                  133,000      200,000
     Investment tax credits           173,000      65,000
     Net operating loss carryover     171,000      67,000
     Other                            111,000     129,000      135,000
                                   ----------  ----------    ---------
        Total                       2,788,000   3,540,000    3,642,000
                                   ==========  ==========   ==========

Deferred income tax liabilities:
     Depreciation                 (1,777,000) (1,790,000)  (1,694,000)
     State taxes                    (279,000)
     Other                                      (217,000)    (186,000)
                                  ----------  ----------   ----------
        Total                     (2,056,000) (2,007,000)  (1,880,000)
                                  ----------  ----------   ----------

Net deferred income tax asset     $  732,000  $1,533,000  $ 1,762,000
                                  ==========  ==========    ==========

  The provision (benefit) for income taxes for the years ended March 31 are as follows:

                             1997         1996         1995
                           ---------   -----------   ----------

  Federal:
  Current                  $(599,000)  $(1,059,000)  $ 1,751,000
         Deferred            811,000       335,000        17,000
    State:
         Current              78,000        10,000       777,000
         Deferred            (10,000)     (106,000)     (163,000)
                           ----------  -----------   -----------
            Total          $ 280,000   $  (820,000)  $ 2,382,000
                           ==========  ============   ==========

  The provision (benefit) for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

                                  1997        1996          1995
                               ---------  -----------   -----------
    Expected tax (benefit) at
     statutory rate            $ 186,000  $  (701,000)  $ 2,143,000
    State tax (benefit), net of
     federal tax effect           20,000      (63,000)      405,000
    Foreign Sales Corporation
     earnings                    (28,000)    (116,000)     (309,000)
    Goodwill amortization         70,000       70,000        70,000
    Other differences             32,000      (10,000)       73,000
                               ---------  -----------   -----------
            Total              $ 280,000  $  (820,000)  $ 2,382,000
                               =========  ===========   ===========

NOTE 8.   EMPLOYEE INCENTIVE PLANS

  In May 1985, the Company adopted the 1985 Stock Option Plan (1985
Plan). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The 1985 Plan expired in May 1995. As of March 31, 1997, 15,000 shares of common stock had been issued in connection with the exercise of an option granted pursuant to the 1985 Plan for which $80,000 of the exercise price received was in the form of a secured promissory note. The note is due June 11, 1998 and bears interest at 6.27% per annum.

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

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation expense for these two fixed stock option plans been determined consistent with the provisions of SFAS 123 based on the fair value at date of grant for awards made in fiscal years ended March 31, 1997 and 1996, and an assumed forfeiture rate of 10%, net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                      1997     1996
                                  --------   ------------
     Net income (loss)
     -----------------
     As reported                 $268,000    $(1,241,000)
     Pro forma                   $ 62,000    $(1,532,000)

     Net income (loss) per share
     ---------------------------
     As reported                 $0.10       $(0.46)
     Pro forma                   $0.02       $(0.57)

  The pro forma effect on net income for fiscal years 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants awarded prior to April 1, 1995. The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 1997 and 1996 is estimated at $5.44 and $6.81, respectively, and the weighted-average exercise prices for those options was $11.25 and $14.58, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 1997 and 1996 is estimated at $7.06 and $9.45, respectively, and the weighted-average exercise prices for those options was $11.26 and $15.73, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 1997 and 1996, respectively: dividend yield of 0% and 0%; expected volatility of 45% and 43%; risk-free rate of return of 6.42% and 6.09%; and expected lives of 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

  A summary of the status of the Company's two fixed stock option plans as of March 31, 1997, 1996 and 1995 and activity during the years then ended is as follows:

                            1997             1996            1995
                     ------------------ -------------------  ------
                               Weighted-           Weighted-
                               Average             Average
                               Exercise            Exercise
                     Shares    Price    Shares     Price     Shares
                     ------    -------- ------     --------  ------
Outstanding at
 beginning of year   270,150   $10.46   247,300    $ 7.98    268,692
Granted               30,500   $11.25    84,500    $14.99     13,500
Canceled             (17,070)  $12.90   (12,680)   $11.77
Exercised            (64,000)  $ 7.13   (48,970)    $5.72    (34,892)
                     -------   ------   -------    --------  -------
Outstanding at
 end of year         219,580    $11.35  270,150     $10.46   247,300
                     =======   =======  =======    =======   =======

Options exercisable
 at end of year      143,780    $10.30  182,650      $8.66   208,466
                     =======   =======  =======    =======   =======

       Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1985 Plan and 1995 Plan was $38,000 and $18,000 in fiscal years 1997 and 1996, respectively.



  Information about fixed stock options outstanding at March 31, 1997 is as follows:

                     Options Outstanding              Options Exercisable
                -----------------------------------------------------------
                                Weighted
                                 Ave.      Weighted                Weighted
                                Remaining    Ave                     Ave.
Range of           Number     Contractual  Exercise      Number    Exercise
Exercise Prices  Outstanding     Life       Price      Exercisable  Price
----------------------------------------------------------------------------
$5.50 - $6.50     15,300      1.7 years    $6.07         15,300     $6.07
$8.08 - $10.06    86,980      4.9          $8.84         73,647     $8.73
$10.50 - $12.75   65,000      7.5          $11.75        29,833     $11.45
$14.25 - $19.00   52,300      7.6          $16.58        25,000     $16.13
---------------   ------     -----        -------        -------    ------
$5.50 - $19.00   219,580      6.1          $11.35        143,780    $10.30
==============   =======     =====         ======        =======    ======

  At March 31, 1997, 152,450 shares were available for grant under the 1995 Plan.

  In March 1988, the Company adopted the 1988 Key Employee Stock Purchase Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. As of March 31, 1997, 50,000 shares had been purchased pursuant to the Purchase Plan, and a note receivable in the amount of $164,000 due April 10, 1999 at an interest rate of 4.99% was outstanding.

  The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were zero, zero and $186,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

   In November 1995, the Company adopted the Supplemental Executive
Profit Sharing Plan, effective as of April 1, 1994.   The plan is a
deferred compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Such amounts were $56,000, zero and $33,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

NOTE 9.   COMMITMENTS AND CONTINGENCIES

  The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. As a result of the fiscal year 1993 restructuring, a portion of one of the Company's production facilities has been subleased to three subtenants whose subleases expire on June 28, 1998. The Company's San Jose facility has been subleased to a subtenant whose sublease expires on March 31, 1999. Future minimum operating lease obligations for each of the years ended March 31 are as follows:

            Total Lease Sublease     Net Lease
    Year    Obligation  Income       Obligation
    ----    ----------- --------     ----------
    1998    $ 1,749,000 $ 644,000    $ 1,105,000
    1999        835,000   296,000        539,000
    2000         65,000                   65,000
    2001         36,000                   36,000
    2002         16,000                   16,000
            ----------- ---------    -----------
     Total  $ 2,701,000 $ 940,000    $ 1,761,000
            =========== =========    ===========

    Approximately $1,224,000 of this future net lease obligation is included in the restructuring reserve. See Note 3.


  Total rent expense under noncancelable operating leases was $567,000, $787,000 and $681,000 for the fiscal years ended March 31, 1997, 1996 and 1995, respectively. Additional rent payments in the amounts of $695,000, $465,000 and $333,000 were charged to the restructuring reserve during the fiscal years ended March 31, 1997, 1996 and 1995, respectively.

  In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with the Company's long-term contract business. In connection with a Defense Contract Audit Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value of $2.7 million. During the fiscal year ended March 31, 1995, DCAA amended its recommendation to a reduction in contract value of $1.9 million. The Company is confident that its actions have been appropriate at all times and believes that the conclusions in the DCAA report are erroneous; the Company intends to challenge the report and its conclusions vigorously. Due to extensive administrative proceedings, the Company does not expect an early resolution of this matter, and there was no activity on this matter during fiscal 1997. In the opinion of management, resolution of this and other such matters would not materially affect the consolidated financial position of the Company.

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

NOTE 10.   SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in two business segments:  Antenna and Imaging
Systems, and Communication Products and Services.   See Note 1.  The
following table contains certain segment, geographic and customer information about the Company's business:

                                    Years Ended March 31,
                                1997        1996         1995
                                ----------- -----------  ---------
  Net sales:
    Antenna and Imaging Systems $33,304,000 $31,872,000  $42,097,000
    Communication Products and
     Services                   19,965,000  29,293,000    27,936,000
                                ----------  -----------  ----------
    Total                       $53,269,000 $61,165,000  $70,033,000
                                =========== ===========  ===========
  Operating income (loss):
    Antenna and Imaging Systems $ 1,813,000 $(1,659,000) $ 3,965,000
    Communication Products and
     Services                       456,000   2,871,000    4,154,000
                                ----------- -----------  -----------
    Total                         2,269,000   1,212,000    8,119,000
  Restructuring                              (1,421,000)
  General corporate expenses    (1,122,000)  (1,380,000)  (1,625,000)
  Interest expense-net            (607,000)    (211,000)    (170,000)
  Other income (expense)             8,000     (261,000)     (22,000)
                                ----------  -----------  -----------
   Income (loss) before income
    taxes                       $  548,000  $(2,061,000) $ 6,302,000
                                =========== ===========  ===========
  Identifiable assets:
    Antenna and Imaging Systems $26,596,000 $29,076,000  $29,148,000
    Communication Products and
     Services                    24,603,000  22,807,000   18,623,000
    Corporate                     5,277,000   6,576,000    8,173,000
                                ----------- -----------  -----------
     Total                      $56,476,000 $58,459,000  $55,944,000
                                =========== ===========  ===========
  Capital additions:
    Antenna and Imaging Systems $   190,000 $ 1,821,000  $ 1,122,000
    Communication Products and
     Services                       688,000     861,000    1,176,000
    Corporate                        13,000       1,000        8,000
                                ----------- -----------  -----------
    Total                       $   891,000 $ 2,683,000  $ 2,306,000
                                =========== ===========  ===========
  Depreciation and amortization:
    Antenna and Imaging Systems $ 1,791,000 $ 2,141,000  $ 1,469,000
    Communication Products and
     Services                     1,149,000   1,163,000      856,000
    Corporate                        13,000      13,000       41,000
                                ----------- -----------  -----------
    Total                       $ 2,953,000 $ 3,317,000  $ 2,366,000
                                =========== ===========  ===========
  Net sales:
     U.S.                       $27,316,000 $25,697,000  $26,714,000
     Asia                        18,148,000  20,116,000   13,912,000
     South America                2,792,000   3,386,000    4,796,000
     Africa                       2,484,000   6,493,000   14,529,000
     Europe                       2,251,000   4,846,000    9,829,000
     Other                          278,000     627,000      253,000
                                ----------- -----------  -----------
     Total                      $53,269,000 $61,165,000  $70,033,000
                                =========== ===========  ===========
  Sales for U.S. Department
  of Defense:
   Antenna and Imaging Systems  $15,787,000 $17,658,000  $24,929,000
   Communication Products and
    Services                        558,000     529,000      822,000
                                ----------- -----------  -----------
          Total                 $16,345,000 $18,187,000  $25,751,000
                                =========== ===========  ===========

  For the fiscal year ended March 31, 1997, three customers accounted for 13%, 12% and 11% of Antenna and Imaging Systems net sales and two customers accounted for 31% and 24% of Communication Products and Services net sales. For the fiscal year ended March 31, 1996, one customer accounted for 15% of Antenna and Imaging Systems net sales and one customer accounted for 39% of Communication Products and Services net sales. For the fiscal year ended March 31, 1995, one customer accounted for 10% of Antenna and Imaging Systems net sales and one customer accounted for 36% of Communication Products and Services net sales.

NOTE 11.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                              Fiscal Year 1997
                             ----------------
                     Net       Gross      Net         Income
                    Sales     Profit      Income     Per Share
                    -------   ------      -----      ---------
    First Quarter   $12,457   $ 3,456     $ 29       $0.01
    Second Quarter   14,620     3,909      155        0.06
    Third Quarter    12,923     3,612       20        0.01
    Fourth Quarter   13,269     4,372       64        0.02
                    -------   -------     ----       -----
    Fiscal Year     $53,269   $15,349     $268       $0.10
                    =======   =======     ====       =====

  Net sales, gross profits and net income were relatively consistent from quarter-to-quarter, and generally lower than they were in fiscal 1996. Lower sales of radio communication products were primarily responsible for the decline, partially offset by lower operating expenses. Third quarter net income reflects a $552,000 ($330,000, or $0.12 per share, after taxes) reduction in reserves for commitments and contingencies. Fourth quarter net sales reflect $666,000 in sales returns of DBS antenna products from a former distributor. Gross profit for the fourth quarter reflects a $605,000 increase in the Company's provision for inventory obsolescence.

                                   Fiscal Year 1996
                                   ----------------
                      Net       Gross       Net Income    Income(Loss)
                     Sales      Profit        (Loss)      Per Share
                    -------     -------     ------        --------
     First Quarter  $14,356     $ 5,360     $   415        $0.16
     Second Quarter  15,660       4,930         327         0.12
     Third Quarter   19,339       5,158         177         0.07
     Fourth Quarter  11,810       2,765      (2,160)       (0.81)
                     -------    -------     -------       ------
     Fiscal Year    $61,165     $18,213     $(1,241)      $(0.46)
                     =======   =======     =======        ======

  The sequential improvement in net sales from the first through third quarters was primarily due to increasing sales of radio communication products. However, net income declined during these three quarters primarily because of higher research and development expenses, higher selling expenses and the write-off of non-recoverable expenses associated with a remote sensing order that the Company canceled in January 1996 for lack of payment. Net sales declined in the fourth quarter due to lower sales of both remote sensing systems and radio communication products. The net loss in the fourth quarter was primarily due to lower gross profits on the lower sales and to a restructuring charge of $1,421,000 ($855,000, or $0.32 per share, after taxes) resulting from the Company's decision to consolidate its image processing division in San Jose, California with its remote sensing earth station business in Simi Valley, California.

INDEPENDENT AUDITORS' REPORT






To the Board of Directors
Datron Systems Incorporated
Escondido, California



     We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP
San Diego, California
May  9, 1997