Form 10-K405/A, Exhibit 13
period 1997-03-31
DATRON SYSTEMS INC/DE
filed 1997-06-26
CIK 27116

DATRON SYSTEMS INCORPORATED
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                      Stock Option Plan
                                                               Additional                             and Stock Purchase
                                           Common Stock          Paid-In     Retained     Treasury       Plan Notes
                                        Shares     Par Value     Capital     Earnings       Stock        Receivable         Total
                                      --------------------------------------------------------------------------------------------
Balance at April 1, 1994               2,508,514      $30,000  $10,475,000  $21,470,000  ($3,210,000)        ($164,000) $28,601,000
    Stock issued in connection
        with acquisition of business      20,689        1,000      174,000                                                  175,000
    Purchase of treasury stock            (4,472)                                            (51,000)                       (51,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      34,892                   (62,000)                  282,000                        220,000
    Net income                                                                3,920,000                                   3,920,000
                                      --------------------------------------------------------------------------------------------
Balance at March 31, 1995              2,559,623       31,000   10,587,000   25,390,000   (2,979,000)         (164,000)  32,865,000
    Purchase of treasury stock            (4,401)                                            (51,000)                       (51,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      48,970                   (37,000)                  397,000           (80,000)     280,000
    Stock option compensation                                       18,000                                                   18,000
    Net loss                                                                 (1,241,000)                                 (1,241,000)
                                      ----------------------------------------------------------------------------------------------
Balance at March 31, 1996              2,604,192       31,000   10,568,000   24,149,000   (2,633,000)         (244,000)  31,871,000
    Purchase of treasury stock            (8,776)                                            (84,000)                       (84,000)
    Stock options exercised
        for treasury stock and
        tax benefits                      64,000                    (4,000)                  519,000                        515,000
    Stock option compensation                                       38,000                                                   38,000
    Net income                                                                  268,000                                     268,000
                                      ---------------------------------------------------------------------------------------------
Balance at March 31, 1997              2,659,416      $31,000  $10,602,000  $24,417,000  ($2,198,000)        ($244,000) $32,608,000
                                          ==========================================================================================


See notes to consolidated financial statements.