Form 10-K405, Exhibit 13
period 1998-03-31
DATRON SYSTEMS INC/DE
filed 1998-06-25
CIK 27116

EXHIBIT 13

CERTAIN PORTIONS OF REGISTRANT'S ANNUAL REPORT TO STOCKHOLDERS
FOR FISCAL YEAR ENDED MARCH 31, 1998 CONTAINING INFORMATION
REQUIRED BY PART I AND PART II OF THIS REPORT

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


                                       Fiscal Year 1998
  Quarter Ended                     High              Low
                                  --------          -------
     June 30, 1997                $10.625           $ 9.00
     September 30, 1997           $12.9375          $ 9.75
     December 31, 1997            $11.625           $10.125
     March 31, 1998               $10.375            $7.50


                                       Fiscal Year 1997
  Quarter Ended                     High              Low
                                  -------           -------
     June 30, 1996                $15.50            $11.675
     September 30, 1996           $12.313            $8.75
     December 31, 1996            $10.375            $6.00
     March 31, 1997               $10.063            $6.813


On March 31, 1998, there were approximately 1,700 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.


Information required by Part II, Item 6: Selected Financial Data. This information is contained in the section captioned "Datron Systems Incorporated Selected Financial Data" on the inside front cover of the Annual Report.


Selected Financial Data

                                     Fiscal Years Ended March 31,
                     ----------------------------------------------------------
                         1998        1997        1996       1995        1994
                     ----------------------------------------------------------

Statements of
 Operations

Net sales           $54,628,000 $53,269,000 $61,165,000 $70,033,000 $65,636,000
Net income (loss)    (3,163,000)    268,000  (1,241,000)  3,920,000   5,251,000
Earnings (loss)per
 share assuming
 dilution<F1>            $(1.18)      $0.10      $(0.48)      $1.51       $2.10

Balance Sheets

Working capital      $20,354,000 $24,756,000 $18,042,000 $14,241,000 $13,540,000
Total assets          51,284,000  56,476,000  58,459,000  55,944,000  49,488,000
Long-term debt         5,600,000   8,900,000   5,200,000           0           0
Total liabilities     21,679,000  23,868,000  26,588,000  23,079,000  20,887,000
Stockholders'
 equity<F2>           29,605,000  32,608,000  31,871,000  32,865,000  28,601,000
Book value
 per share                $11.05      $12.26      $12.24      $12.84      $11.40

[FN]
<F1> See Note 2 of Notes to Consolidated Financial Statements for an
 explanation of the determination of shares used in computing earnings
 (loss) per share.

<F2> No dividends were declared or paid during the years presented.

Information required by Part II, Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations. This information is contained on pages 6 through 9 of the Annual Report.


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

The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense ("DoD"). Fiscal 1998 sales for this segment were $33,789,000, a 1% increase from fiscal 1997 sales of $33,304,000. The DoD accounted for 31% and 47% of this segment's sales in fiscal 1998 and 1997, respectively.
Because of the decline in U.S. defense spending, the Company has been pursuing additional markets for this segment's products. The primary such market has been remote sensing satellite earth stations. Sales of remote sensing products represented 33% and 35% of this segment's sales in fiscal 1998 and 1997, respectively. Sales of antenna systems for non-defense governmental agencies accounted for 18% and 4% of this segment's sales in fiscal 1998 and 1997, respectively. Another additional market is mobile direct broadcast satellite ("DBS") television reception systems for recreational vehicles, boats and large business jets. Sales of DBS products represented 18% and 14% of this segment's sales in fiscal 1998 and 1997, respectively.

The Communication Products and Services business segment designs, manufactures and distributes high frequency and very high frequency radios and accessories for worldwide military and civilian purposes. Fiscal 1998 sales for this segment were $20,839,000, a 4% increase from fiscal 1997 sales of $19,965,000. Foreign customers accounted for 88% of fiscal 1998 sales and 94% of fiscal 1997 sales. During fiscal 1998, this segment sold radio products to an Asian customer that accounted for 24% of this segment's sales and 9% of consolidated sales. During fiscal 1997, sales of radio products to the same Asian customer accounted for 30% of this segment's sales and 11% of consolidated sales.

Consolidated sales for fiscal 1998 were $54,628,000, a 3% increase from fiscal 1997 consolidated sales of $53,269,000. The increase in sales was primarily due to higher sales of DBS antennas and radio products, partially offset by lower sales of products for the DoD.
Net loss for fiscal 1998 was $3,163,000, or $1.18 per share, compared with net income in fiscal 1997 of $268,000, or $0.10 per share. The net loss was primarily due to low gross margins resulting from cost overruns at the Antenna and Imaging Systems business segment. The net loss also included the write-off of the Company's investment in EarthWatch Incorporated of $1,113,000, or $0.42 per share. The investment in EarthWatch was made as part of a contract to supply earth station antennas in 1995 in support of EarthWatch's plans to be the first to launch a high-resolution, commercial remote sensing satellite. Although EarthWatch launched their first satellite in December 1997, communication with the satellite was subsequently lost and EarthWatch will need to raise new financing to achieve a longer term objective. Consequently, the decision was made to write off the investment.

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

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause the Company's actual results to differ from the anticipated results expressed in such forward-looking statements. These include, among others, uncertainties stemming from the dependence of the Company on foreign sales and on large orders from a relatively small number of customers, risks relating to the decline in the Company's traditional defense business and the Company's efforts to develop and market consumer products, lack of timely development or customer acceptance of new products, and the impact of competition. Investors are referred to the Company's periodic reports under the Securities Exchange Act of 1934, including without limitation, the Investment Considerations set forth in the Company's Annual Report on Form 10-K.

The consolidated financial statements and notes thereto that appear on pages 10 through 23 should be read in conjunction with the following review.


RESULTS OF OPERATIONS

Operating results for the last three fiscal years are presented for each of the Company's two business segments (in thousands):

                        ANTENNA AND IMAGING SYSTEMS

                                    Years Ended March 31,
                                    ---------------------
                                1998        1997           1996
                              -------     -------         -------

Net sales                     $33,789     $33,304         $31,872
                              =======     =======         =======
Percent of consolidated
  net sales                       62%         63%            52%
                                  ===         ===            ===

Gross profit                  $4,963      $9,923          $8,682
Operating expenses before
  corporate expenses and
  restructuring                7,472       8,110          10,341
                              ------      ------          ------
Operating income
  (loss)                     $(2,509)     $1,813         $(1,659)
                              ======       =====          ======
Percent of consolidated
  operating income (loss)
  before corporate expenses
  and restructuring             179%         80%           (137%)
                                ====         ===            ====


Sales of Antenna and Imaging Systems increased $485,000, or 1%, in fiscal 1998 compared with fiscal 1997 sales. The increase was primarily due to higher sales of DBS antenna products, partially offset by lower sales for the DoD and similar customers and by lower sales of remote sensing systems. Although sales for the DoD were 34% lower in fiscal 1998 than in fiscal 1997, higher sales of similar antenna products to other customers made up for most of the decline. Sales of Antenna and Imaging Systems increased $1,432,000, or 4%, in fiscal 1997 compared with fiscal 1996 sales. The increase was primarily due to sales of new DBS antenna products and to higher sales of remote sensing systems, partially offset by lower sales for the DoD.

Gross profit percentage on Antenna and Imaging Systems' sales was 14.7% in fiscal 1998 compared with 29.8% in fiscal 1997 and 27.2% in fiscal 1996. The decrease in fiscal 1998 from fiscal 1997 was primarily due to cost overruns resulting from the necessity to substantially increase cost estimates to complete several projects. The Company periodically reviews and revises these costs. The need for increased expenditures was identified in the fourth quarter when those projects were undergoing final integration and testing. Several projects had design defects requiring redesign and rework. The increase in fiscal 1997 from fiscal 1996 was primarily due to the absence of a write-off of non-recoverable costs associated with a canceled remote sensing order in fiscal 1996. Efficiencies resulting from the consolidation of the Company's remote sensing business into the Simi Valley facility and reductions in reserves for contract contingencies also contributed to the increase.

Operating loss percentage on sales of Antenna and Imaging Systems' products was 7.4% in fiscal 1998 compared with an operating income percentage of 5.4% of sales in fiscal 1997 and an operating loss percentage before provision for restructuring of 5.2% of sales in fiscal 1996. The decrease in fiscal 1998 from fiscal 1997 was primarily due to lower gross margins, partially offset by lower new product development and selling expenses. The improvement in fiscal 1997 from fiscal 1996 was primarily due to higher gross profits and to lower research and development, selling and administrative expenses.

COMMUNICATION PRODUCTS AND SERVICES

                                     Years Ended March 31,
                                     ---------------------
                               1998          1997            1996
                             -------        ------         -------

Net sales                    $20,839       $19,965         $29,293
                             =======        ======          ======
Percent of consolidated
  net sales                      38%            37%             48%
                                 ===            ===             ===

Gross profit                  $6,404        $5,426          $9,531
Operating expenses before
  corporate expenses and
  restructuring                5,293         4,970           6,660
                              ------         -----           -----
Operating income              $1,111          $456          $2,871
                              ======         =====          ======
Percent of consolidated
  operating income (loss)
   before corporate
   expenses and
   restructuring                (79%)          20%            237%
                                 ===           ===            ====

Sales of Communication Products and Services increased $874,000, or 4%, in fiscal 1998 compared with fiscal 1997 sales. The increase in sales was primarily due to a higher backlog of orders at the beginning of fiscal 1998 than at the beginning of fiscal 1997. Sales of radio products to two Asian customers accounted for $7,181,000, or 34%, of this segment's fiscal 1998 sales. Sales of Communication Products and Services decreased $9,328,000, or 32%, in fiscal 1997 compared with fiscal 1996 sales. The decrease was due to lower orders resulting from delays in new product development and from softness in the worldwide radio market. Sales of radio products to the same two Asian customers accounted for $10,885,000, or 55%, of this segment's fiscal 1997 sales. Sales of radio products to one of the same Asian customers accounted for $11,457,000, or 39%, of this segment's fiscal 1996 sales. One customer will often account for a large percentage of this segment's annual sales; however, it is unusual to have large sales from the same customer in successive years.

Gross profit percentage on Communication Products and Services' sales was 30.7% in fiscal 1998 compared with 27.2% in fiscal 1997 and 32.5% in fiscal 1996. The improvement in fiscal 1998 from fiscal 1997 was due to production efficiencies resulting from lower labor and overhead costs, partially offset by higher materials costs resulting from a less favorable product mix. The decline in fiscal 1997 from fiscal 1996 was due to higher labor and overhead costs, production inefficiencies resulting from a much lower sales level than the previous year and to increases in the provision for inventory obsolescence.

Operating income percentage on sales of Communication Products and Services was 5.3% in fiscal 1998 compared with 2.3% of sales in fiscal 1997 and 9.8% of sales in fiscal 1996. The increase in fiscal 1998 compared with fiscal 1997 was due to higher gross margins, partially offset by higher administrative and new product development expenses. The decrease in fiscal 1997 compared with fiscal 1996 was due to lower gross profits and higher new product development expenses, partially offset by lower selling and administrative expenses. Because operating losses were incurred in the Antenna and Imaging Systems business segment in fiscal 1998 and 1996, and because a consolidated operating loss before corporate expenses and restructuring was incurred in fiscal 1998 and consolidated operating income before corporate expenses and restructuring was incurred in fiscal 1996, operating income attributable to the Communication Products and Services business segment was (79%) and 237% of consolidated operating income (loss) before corporate expenses and restructuring in fiscal 1998 and 1996, respectively.


Consolidated expenses were as follows:

Selling, general and administrative ("SG&A") expenses were $12,179,000 in fiscal 1998 compared with $11,770,000 in fiscal 1997 and $15,101,000 in fiscal 1996. Fiscal 1998 SG&A expenses increased 3% over fiscal 1997 SG&A expenses primarily because of higher administrative expenses at the Communication Products and Services business segment and because of increases in reserves for commitments and contingencies at the Antenna and Imaging Systems business segment. Selling expenses declined at both business segments. Fiscal 1997 SG&A expenses decreased 22% over fiscal 1996 SG&A expenses due to spending reductions at both business segments, cost reductions related to the Company's fourth quarter fiscal 1996 consolidation and restructuring, and to reductions in reserves for commitments and contingencies that the Company determined were no longer necessary.

Research and development ("R&D") expenses were $1,987,000 in fiscal 1998 compared with $2,432,000 in fiscal 1997 and $3,280,000 in fiscal 1996. Fiscal 1998 R&D expenses decreased 18% over fiscal 1997 R&D expenses because of lower spending on development programs for mobile DBS products, partially offset by higher spending on development programs for new radio products. The Company expects to increase spending on new product development programs in fiscal 1999. Most of the anticipated increase will be for programs to enhance tracking antenna capabilities. Fiscal 1997 R&D expenses decreased 26% over fiscal 1996 R&D expenses primarily because of lower spending on development programs for mobile DBS products, partially offset by higher spending on development programs for new radio products.

Interest expense was $373,000 in fiscal 1998 compared with $607,000 in fiscal 1997 and $211,000 in fiscal 1996. The 39% decrease in fiscal 1998 was due to lower levels of term debt during fiscal 1998. The 188% increase in fiscal 1997 from fiscal 1996 was due to much higher levels of term debt during fiscal 1997.

The effective income tax provision (benefit) rates for fiscal years 1998, 1997 and 1996 were (26.4%), 51.1% and (39.8%), respectively.
The low benefit rate in fiscal 1998 was due to the Company's inability to take a deduction for the write-off of its investment in EarthWatch Incorporated because of a lack of offsetting capital gains. The high provision rate in fiscal 1997 was due to relatively high unallowable expenses for tax purposes compared with low fiscal 1997 pre-tax book income.

Order backlog at March 31 was as follows:

                                    1998                  1997
                                  -----------          -----------
Antenna and Imaging Systems       $19,949,000          $13,086,000
Communication Products and
   Services                         5,494,000            4,862,000
                                  -----------          -----------
Total                             $25,443,000          $17,948,000
                                  ===========          ===========

The 52% increase in Antenna and Imaging Systems backlog at March 31, 1998 compared with March 31, 1997 was primarily due to higher bookings of remote sensing systems and antennas for the DoD and other non-defense governmental customers.

The 13% increase in Communication Products and Services backlog at March 31, 1998 compared with March 31, 1997 was due to improved order bookings in the third and fourth quarters of fiscal 1998.


LIQUIDITY AND CAPITAL RESOURES

At March 31, 1998, working capital was $20,354,000 compared with $24,756,000 at March 31, 1997, a decrease of $4,402,000 or 18%.
Significant changes affecting working capital during fiscal 1998 were as follows: accounts receivable decreased $2,409,000 primarily due to good collections and low fourth quarter sales in fiscal 1998; inventories decreased $261,000 primarily due to an increase in the provision for inventory obsolescence; accounts payable and accrued expenses increased $1,927,000. The Company's cash position at March 31, 1998 was $634,000 compared with $1,072,000 at March 31, 1997, a decrease of 41%. At March 31, 1998, the Company had borrowed $5,600,000 in term debt from its bank to meet operating cash requirements. Those borrowings represented a 37% decrease in term debt from the $8,900,000 of borrowings at March 31, 1997.

Capital expenditures were $1,125,000 in fiscal 1998 compared with $891,000 in fiscal 1997. Capital expenditures in fiscal 1999 are expected to be higher than they were in fiscal 1998.

At March 31, 1998, the Company had a $19,500,000 revolving line of credit with its bank, of which up to $15,000,000 may be used for the issuance of letters of credit and up to $9,500,000 may be used for direct working capital advances provided that total credit extended does not exceed $19,500,000. The letter of credit facility expires on June 30, 1999 and the working capital facility expires on April 30, 1999. In April 1998, the Company amended its revolving line of credit with its bank. Under the amended agreement, effective July 31, 1998, the Company will have a committed revolving line of credit in the amount of $15,500,000, of which up to $15,000,000 may be used for the issuance of letters of credit and up to $5,500,000 may be used for direct working capital advances. Total credit extended may not exceed $15,500,000. The Company believes its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance presently planned capital and working capital requirements through the end of fiscal 1999. Certain business opportunities could arise that would require working capital and credit availability for the issuance of letters of credit in amounts that exceed current credit limits with its bank. The Company believes there are alternative sources of financing available that would provide the necessary credit in that event; however, there can be no assurance the Company will be able to obtain such financing.

Certain portions of the Company's internal operating systems and some software included in products sold to its customers are subject to failure as a result of the Year 2000 date issue (the "Year 2000 issue"). The Company is addressing this issue by examining those systems and software programs where there may be a risk of failure resulting from the Year 2000 issue, and determining an appropriate course of action to remedy identified problems in a timely fashion.
In addition, the Company is in process of communicating with suppliers and others with whom it conducts business to assess whether they are Year 2000 compliant, and if not, to gain assurance they are taking appropriate steps to become compliant. The Company does not believe it will incur a material financial impact from the risk of failure, or from the costs associated with assessing the risk of failure, arising from the Year 2000 issue.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future. Inflation and changing prices have not had a significant impact on the Company's historical operations.



Information required by Part II, Item 8: Financial Statements and Supplementary Data. This information is contained on pages 10 through 24 of the Annual Report.

                    DATRON SYSTEMS INCORPORATED
                    CONSOLIDATED BALANCE SHEETS


                                                         March 31,
                                                    1998        1997
                                                ------------------------

ASSETS
Current assets:
  Cash                                             $634,000  $1,072,000
  Accounts receivable, net                       15,487,000  17,896,000
  Inventories                                    14,048,000  14,309,000
  Deferred income taxes                           3,502,000   2,788,000
  Prepaid expenses and other current assets         848,000   1,168,000
                                                -----------------------
      Total current assets                       34,519,000  37,233,000

Property, plant and equipment, net               10,864,000  12,030,000
Goodwill, net                                     5,646,000   5,851,000
Investment                                              ---   1,113,000
Other assets                                        255,000     249,000
                                                ------------------------
      Total assets                              $51,284,000 $56,476,000
                                                ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                               $8,745,000  $7,647,000
  Accrued expenses                                3,932,000   3,103,000
  Customer advances                                 965,000     744,000
  Income taxes payable                              203,000     194,000
  Current portion of restructuring reserve          320,000     789,000
                                                ------------------------
      Total current liabilities                  14,165,000  12,477,000

Long-term debt                                    5,600,000   8,900,000
Restructuring reserve                                   ---     435,000
Deferred income taxes                             1,914,000   2,056,000
                                                ------------------------
      Total liabilities                          21,679,000  23,868,000
                                                ------------------------

Commitments and contingencies -- Note 9

Stockholders' equity:
  Preferred stock -- par value $0.01;
      authorized 2,000,000 shares, none
      issued or outstanding                             ---         ---
  Common stock -- par value $0.01;
      authorized 10,000,000 shares,
      3,070,063 and 3,063,937 shares issued
      in 1998 and 1997, respectively                 31,000      31,000
  Additional paid-in capital                     10,670,000  10,602,000
  Retained earnings                              21,254,000  24,417,000
  Treasury stock, at cost; 390,779 and
      404,521 shares in 1998 and 1997,
      respectively                               (2,106,000) (2,198,000)
  Stock option plan and stock purchase
      plan notes receivable                        (244,000)   (244,000)
                                                ------------------------
      Total stockholders' equity                 29,605,000  32,608,000
                                                ------------------------

  Total liabilities and stockholders' equity    $51,284,000 $56,476,000
                                                ========================

See notes to consolidated financial statements.


                     DATRON SYSTEMS INCORPORATED
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Years Ended March 31,
                                    1998        1997        1996
                                ------------------------------------


Net sales                       $54,628,000 $53,269,000 $61,165,000
Cost of sales                    43,261,000  37,920,000  42,952,000
                                ------------------------------------
Gross profit                     11,367,000  15,349,000  18,213,000

Selling, general
   and administrative            12,179,000  11,770,000  15,101,000
Research and development          1,987,000   2,432,000   3,280,000
Restructuring                           ---         ---   1,421,000
                                ------------------------------------
Operating income (loss)          (2,799,000)  1,147,000  (1,589,000)

Interest expense                   (373,000)   (607,000)   (211,000)
Other income (expense)           (1,126,000)      8,000    (261,000)
                                ------------------------------------
Income (loss) before income
   taxes                         (4,298,000)    548,000  (2,061,000)

Income taxes (benefit)           (1,135,000)    280,000    (820,000)
                                ------------------------------------

Net income (loss)               ($3,163,000)   $268,000 ($1,241,000)
                                ====================================

Earnings (loss) per common share     ($1.18)      $0.10      ($0.48)
                                ====================================
Weighted average number of
   common shares outstanding      2,670,000   2,629,000   2,591,000
                                ====================================
Earnings (loss) per common share
   -- assuming dilution              ($1.18)      $0.10      ($0.48)
                                ====================================
Weighted average number of
   common and common equivalent
   shares outstanding             2,670,000   2,676,000   2,591,000
                                ====================================

See notes to consolidated financial statements.

                                  DATRON SYSTEMS INCORPORATED
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                Stock Option Plan
                                      Common Stock      Additional                              and Stock Purchase
                                                Par       Paid-In     Retained     Treasury        Plan Notes
                                    Shares     Value      Capital     Earnings       Stock         Receivable      Total
                                    -----------------------------------------------------------------------------------------

Balance at April 1, 1995           2,559,623   $31,000  $10,587,000  $25,390,000  ($2,979,000)       ($164,000)   $32,865,000
    Purchase of treasury stock        (4,401)                                         (51,000)                        (51,000)
    Stock options exercised
        for treasury stock and
        tax benefits                  48,970                (37,000)                  397,000          (80,000)       280,000
    Stock option compensation                                18,000                                                    18,000
    Net loss                                                          (1,241,000)                                  (1,241,000)
                                  --------------------------------------------------------------------------------------------
Balance at March 31, 1996          2,604,192    31,000   10,568,000   24,149,000   (2,633,000)        (244,000)    31,871,000
    Purchase of treasury stock        (8,776)                                         (84,000)                        (84,000)
    Stock options exercised
        for treasury stock and
        tax benefits                  64,000                 (4,000)                  519,000                         515,000
    Stock option compensation                                38,000                                                    38,000
    Net income                                                           268,000                                      268,000
                                  -------------------------------------------------------------------------------------------
Balance at March 31, 1997          2,659,416    31,000   10,602,000   24,417,000   (2,198,000)        (244,000)    32,608,000
    Stock issued under employee
        stock purchase plan            6,126                 45,000                                                    45,000
    Purchase of treasury stock        (4,058)                                         (53,000)                        (53,000)
    Stock options exercised
        for treasury stock and
        tax benefits                  17,800                  4,000                   145,000                         149,000
    Stock option compensation                                19,000                                                    19,000
    Net loss                                                          (3,163,000)                                  (3,163,000)
                                  --------------------------------------------------------------------------------------------
Balance at March 31, 1998          2,679,284   $31,000  $10,670,000  $21,254,000  ($2,106,000)        ($244,000)  $29,605,000
                                  ============================================================================================

See notes to consolidated financial statements.

                           DATRON SYSTEMS INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 Years Ended March 31,
                                                          1998        1997        1996
                                                      ------------------------------------

Cash Flows from Operating Activities
Net income (loss)                                     ($3,163,000)   $268,000 ($1,241,000)
Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
        Depreciation and amortization                   2,513,000   2,953,000   3,317,000
        Restructuring                                    (904,000) (1,267,000)    588,000
        Loss on investment                              1,113,000         ---         ---
        Changes in operating assets and liabilities:
            Accounts receivable                         2,409,000  (2,879,000)  2,594,000
            Inventories                                   261,000   1,499,000  (5,807,000)
            Deferred income taxes                        (856,000)    801,000     229,000
            Prepaid expenses and other assets             297,000   1,389,000  (1,819,000)
            Accounts payable and accrued expenses       1,927,000  (3,145,000)   (754,000)
            Customer advances                             221,000  (2,949,000)  1,236,000
            Income taxes payable                            9,000     (46,000) (2,311,000)
            Other liabilities                                 ---         ---     (23,000)
                                                      ------------------------------------
Net cash provided by (used in) operating activities     3,827,000  (3,376,000) (3,991,000)
                                                      ------------------------------------

Cash Flows from Investing Activities
Additions to property, plant and equipment             (1,125,000)   (891,000) (2,683,000)
Purchase of investment                                        ---    (223,000)   (890,000)
                                                      ------------------------------------
Net cash used in investing activities                  (1,125,000) (1,114,000) (3,573,000)
                                                      ------------------------------------

Cash Flows from Financing Activities
(Decrease) increase in long-term debt                  (3,300,000)  3,700,000   5,200,000
Stock options exercised and tax benefits                  213,000     553,000     378,000
Purchase of treasury stock                                (53,000)    (84,000)    (51,000)
Payment advanced against stock option
    plan note receivable                                      ---         ---     (80,000)
                                                      ------------------------------------
Net cash provided by (used in) financing activities    (3,140,000)  4,169,000   5,447,000
                                                      ------------------------------------

Decrease in cash                                         (438,000)   (321,000) (2,117,000)
Cash at beginning of year                               1,072,000   1,393,000   3,510,000
                                                      ------------------------------------

Cash at end of year                                      $634,000  $1,072,000  $1,393,000
                                                      ====================================


Supplemental Cash Flow Information:
Interest paid                                            $384,000    $635,000    $224,000
Income tax paid (refunds received)                      ($367,000)($1,989,000) $3,306,000

See notes to consolidated financial statements.


                          DATRON SYSTEMS INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF OPERATIONS

  Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide satellite communication and image processing systems through its Antenna and Imaging Systems business segment and high-quality radio and other wireless communication products to a worldwide market through its Communication Products and Services business segment. The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense.
This business segment also provides earth station hardware, software and image processing systems for the remote sensing satellite systems market, and produces mobile satellite television reception systems for recreational vehicles, boats and airplanes. This business segment operates from facilities in Simi Valley, California. Communication products include HF (high frequency) and VHF (very high frequency) radio products and communication systems that are designed and manufactured in Escondido, California. These products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

 The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements. These estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

  Goodwill

  Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over periods ranging from 20 to 38 years. The recoverability of goodwill is evaluated on a recurring basis utilizing the fair value methodology. As part of the restructuring charge at March 31, 1996, $679,000 in goodwill was written off. See Notes 3 and 4. Accumulated amortization of goodwill was $2,055,000 at March 31, 1998 and $1,850,000 at March 31, 1997.

  Investment

  Investment represents preferred stock in EarthWatch Incorporated. There is no public market for any of EarthWatch's securities. On December 24, 1997, EarthWatch launched its first remote sensing satellite and subsequently lost communications with it. EarthWatch management has indicated they need to raise additional financing to achieve a longer term objective. Because there can be no assurance EarthWatch will be able to raise additional financing or achieve their objectives, the investment of $1,113,000 was written off in the fourth quarter of fiscal 1998.

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

  Earnings (Loss) Per Share

  Effective for the three-month period ended December 31, 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This statement provides simplified standards for the computation and presentation of earnings per share ("EPS"), making EPS comparable to international standards. SFAS No. 128 requires dual presentation on the face of the income statement of "Basic" and "Diluted" EPS by entities with complex capital structures, replacing "Primary" and "Fully Diluted" EPS illustrated under Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share."

  Basic EPS excludes dilution from common stock equivalents and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects potential dilution from common stock equivalents, similar to Fully Diluted EPS, but uses only the average stock price during the period as part of the computation.

  Shares used in computing earnings (loss) per common share - assuming dilution include the weighted average of common stock outstanding plus equivalent shares issuable under the Company's stock option plans, when such amounts are dilutive. Options to purchase 320,000 shares of common stock at prices ranging from $6.50 - $16.00 were not included in the computation of diluted EPS at March 31, 1998 because the effect of such options would be anti-dilutive. Such options expire at various dates from February 20, 1999 to March 22, 2008.

  Stock-Based Compensation

  In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which was effective for the Company beginning April 1, 1996. SFAS No. 123 requires expanded disclosures for stock-based compensation arrangements with employees and encourages (but does not require) compensation cost to be measured based on the fair value of the equity instrument awarded. Companies are permitted, however, to continue to apply APB Opinion No. 25, which recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will continue to apply APB Opinion No. 25 to its stock-based compensation awards to employees and will disclose the required pro forma effect on net income and earnings per share. See Note 8.


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

         Estimated employee severance        $   683,000
         Goodwill write-off                      679,000
         Estimated future losses on
           facility lease                         59,000
                                               ---------
                Total                         $1,421,000
                                               =========

  In fiscal 1993, the Company restructured its Antenna and Imaging Systems business segment. The restructuring reserve at March 31, 1998 and 1997 includes remaining estimated future losses on the Company's Camarillo, California facility lease of $320,000 and $1,224,000, respectively.

NOTE 4.   ACQUISITION OF BUSINESS

On August 11, 1994, the Company acquired the business and assets of International Imaging Systems, Inc. (I2S), a privately held company located in Milpitas, California. At March 31, 1996, remaining goodwill from this acquisition in the amount of $679,000 was written off as part of the Company's decision to consolidate its remote sensing business. See Note 3.

NOTE 5.   BALANCE SHEET INFORMATION

Accounts receivable at March 31:
                                          1998              1997
                                    ------------       -----------

     Billed                         $  8,676,000       $14,019,000
     Unbilled                          7,001,000         4,103,000
                                    ------------       -----------
     Subtotal                         15,677,000        18,122,000
     Allowance for doubtful
       accounts                         (190,000)         (226,000)
                                    ------------        ----------
       Total                         $15,487,000       $17,896,000
                                    ============        ===========


Inventories at March 31:
                                          1998              1997
                                     ------------       ----------

     Raw materials                  $  7,830,000        $9,316,000
     Work-in-process                   4,067,000         2,753,000
     Finished goods                    2,151,000         2,240,000
                                    ------------       -----------
           Total                     $14,048,000       $14,309,000
                                    ============       ===========


  Inventories are presented net of allowances for obsolescence of $1,656,000 and $1,350,000 at March 31, 1998 and 1997, respectively.

Property, plant and equipment at March 31:

                                          1998              1997
                                    ------------        -----------

     Land and buildings             $  8,557,000       $ 8,529,000
     Machinery and equipment          15,201,000        14,590,000
     Furniture and office equipment    1,506,000         1,443,000
     Leasehold improvements              821,000           815,000
     Construction-in-process             299,000            66,000
                                     -----------       -----------
     Subtotal                         26,384,000        25,443,000
     Accumulated depreciation
        and amortization             (15,520,000)      (13,413,000)
                                    ------------        -----------
        Total                        $10,864,000       $12,030,000
                                    ============        ===========

Accrued expenses at March 31:
                                         1998              1997
                                      ----------       -----------

     Salaries and employee benefits   $1,731,000        $1,408,000
     Warranty allowance                  933,000           707,000
     Commission and service fees         519,000           421,000
     Contract loss allowance              87,000
     Other                               749,000           480,000
                                      ----------        ----------
           Total                      $3,932,000        $3,103,000
                                      ==========        ==========

NOTE 6.   LONG-TERM DEBT


  At March 31, 1998, the Company had a committed revolving line of credit with its bank of $19,500,000, of which up to $15,000,000 may be used for the issuance of letters of credit and up to $9,500,000 may be used for direct working capital advances. Total credit extended may not exceed $19,500,000. The letter of credit facility expires on June 30, 1999 and the working capital facility expires on April 30, 1999. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.85% or at LIBOR plus 1.85%, at the option of the Company. At March 31, 1998, the bank's prime rate was 8.50%.
The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance.
A commitment fee of 0.25% is payable to the bank on the unused portion of the working capital facility. At March 31, 1998, there were borrowings of $5,600,000 under the line and the bank had issued letters of credit against the line totaling $7,408,000.

  On April 30, 1998, the Company amended its credit agreement and note with its bank. Under the amended agreement, effective July 31, 1998, the Company will have a committed revolving line of credit with the bank of $15,500,000, of which up to $15,000,000 may be used for the issuance of letters of credit and up to $5,500,000 may be used for direct working capital advances. Total credit extended may not exceed $15,500,000. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 1.50% or at LIBOR plus 2.50%, at the option of the Company.

  The Company believes the carrying amount of its outstanding long-term debt at March 31, 1998 and 1997 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 1998 and 1997 for loans with similar terms and maturities.


NOTE 7.   INCOME TAXES

  Effective April 1, 1993, the Company changed its method of accounting for income taxes from the provisions of APB Opinion No. 11, "Accounting for Income Taxes" (Deferred Method) to the provisions of SFAS No. 109, "Accounting for Income Taxes" (Liability Method).

  The Company's deferred income tax assets and liabilities at March 31 are as follows:

                                                1998       1997
                                            ----------  ----------
Deferred income tax assets:
     Contract loss and other allowances    $1,652,000   $1,419,000
     Alternative minimum tax credits          557,000
     Accrued employee benefits                424,000      384,000
     Net operating loss carryover             369,000      171,000
     Investment tax credits                   207,000      173,000
     Restructuring reserve                    137,000      530,000
     Other                                    156,000      111,000
                                            ---------    ---------
        Total                               3,502,000    2,788,000
                                            ---------    ---------
Deferred income tax liabilities:
     Depreciation                          (1,639,000)  (1,777,000)
     State taxes                             (275,000)    (279,000)
                                            ---------    ---------
        Total                              (1,914,000)  (2,056,000)
                                            ---------    ---------
Net deferred income tax asset              $1,588,000  $   732,000
                                            =========    =========

  As of March 31, 1998, the Company had $294,000 and $3,039,000 of federal and California net operating loss carryforwards, respectively. In addition, the Company had $557,000 and $207,000 of federal and California credit carryforwards, respectively. The federal net operating loss carryforwards expire in 2013, and the California net operating loss carryforwards expire from 2001 to 2003. There is no expiration date for the federal credit carryforwards. The California credit carryforwards expire from 2004 to 2006. In the event of certain ownership changes, the Tax Reform Act of 1986 imposes certain restrictions on the amount of net operating loss carryforwards which may be used in any year by the Company.

  The provision (benefit) for income taxes for the years ended March 31 are as follows:

                               1998          1997           1996
                          -----------     ---------     -----------

Federal:
   Current                $  (280,000)    $(599,000)   $(1,059,000)
   Deferred                  (694,000)      811,000        335,000
State:
   Current                                   78,000         10,000
   Deferred                  (161,000)      (10,000)      (106,000)
                           -----------     ---------     ----------
     Total                $(1,135,000)    $ 280,000     $ (820,000)
                          ===========     =========      ==========

  The provision (benefit) for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

                               1998          1997            1996
                          -----------     ---------     -----------

Expected tax (benefit)
   at statutory rate      $(1,461,000)    $ 186,000     $ (701,000)
Disallowed capital loss       378,000
State tax (benefit), net
   of federal tax effect     (103,000)       20,000        (63,000)
Foreign Sales Corporation
   earnings                   (70,000)      (28,000)      (116,000)
Goodwill amortization          70,000        70,000         70,000
Other differences              51,000        32,000        (10,000)
                          -----------     ---------      ----------
     Total                $(1,135,000)    $ 280,000     $ (820,000)
                          ===========     =========      ==========

NOTE 8.   EMPLOYEE INCENTIVE PLANS

  In May 1985, the Company adopted the 1985 Stock Option Plan (1985
Plan). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The 1985 Plan expired in May 1995. As of March 31, 1998, 15,000 shares of common stock had been issued in connection with the exercise of an option granted pursuant to the 1985 Plan for which $80,000 of the exercise price received was in the form of a secured promissory note. The note is due June 11, 1998 and bears interest at 6.27% per annum.

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

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation expense for the Company's two fixed stock option plans (the 1985 Plan and 1995 Plan) been determined consistent with the provisions of SFAS No. 123 based on the fair value at date of grant for awards made in fiscal years ended March 31, 1998, 1997 and 1996, and assumed forfeiture rates of 12%, 10% and 10%, respectively, net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                            1998            1997          1996
                       -----------       --------     -----------

Net income (loss)
-----------------
As reported            $(3,163,000)      $268,000     $(1,241,000)
Pro forma              $(3,601,000)      $ 62,000     $(1,532,000)


Earnings (loss) per
 common share
-------------------
As reported                 $(1.18)         $0.10          $(0.48)
Pro forma                   $(1.35)         $0.02          $(0.59)


Earnings (loss) per
 common share -
 assuming dilution
-------------------
As reported                 $(1.18)         $0.10          $(0.48)
Pro forma                   $(1.35)         $0.02          $(0.59)

  The pro forma effect on net income (loss) for fiscal years 1998, 1997 and 1996 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants awarded prior to April 1, 1995. The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 1998, 1997 and 1996 is estimated at $4.17, $5.44 and $6.81, respectively, and the weighted-average exercise prices for those options was $8.92, $11.25 and $14.58, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 1998, 1997 and 1996 is estimated at $4.36, $7.06 and $9.45, respectively, and the weighted-average exercise prices for those options was $7.23, $11.26 and $15.73, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 1998, 1997 and 1996, respectively: dividend yield of 0%, 0% and 0%; expected volatility of 44%, 45% and 43%; risk-free rate of return of 5.81%, 6.42% and 6.09%; and expected lives of 5 years, 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

  A summary of the status of the Company's two fixed stock option plans as of March 31, 1998, 1997 and 1996 and activity during the years then ended is as follows:

                            1998              1997               1996
                      ------------------ ----------------- ------------------
                               Weighted-         Weighted-          Weighted-
                               Average           Average            Average
                               Exercise          Exercise           Exercise
                       Shares   Price    Shares    Price    Shares    Price

Outstanding at
  beginning of year   219,580   $11.35   270,150   $10.46   247,300   $7.98
Granted               164,000    $8.81    30,500   $11.25    84,500  $14.99
Canceled              (45,820)  $13.42   (17,070)  $12.90   (12,680) $11.77
Exercised             (17,800)   $7.67   (64,000)   $7.13   (48,970)  $5.72
                      -------   ------   -------   ------   -------  ------
Outstanding at
  end of year         319,960    $9.96   219,580   $11.35   270,150  $10.46
                      =======    =====   =======   ======   =======  ======
Options exercisable
  at end of year      145,293   $10.86   143,780   $10.30   182,650   $8.66
                      =======    =====   =======   ======   =======  ======

       Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1985 Plan and 1995 Plan was $19,000, $38,000 and $18,000 in fiscal years 1998, 1997 and 1996, respectively.

  Information about fixed stock options outstanding at March 31, 1998 is as follows:

                      Options Outstanding                   Options Exercisable
                 -----------------------------------   ------------------------
                               Weighted-
                                 Ave        Weighted-                Weighted-
   Range of                    Remaining      Ave                      Ave
   Exercise         Number    Contractual   Exercise     Number      Exercise
    Prices       Outstanding     Life        Price     Exercisable    Price
---------------  -----------  -----------   --------   -----------   -------

 $6.50 - $7.23      15,000      7.4 years      $6.98       5,000       $6.50
 $8.08 - $9.50     199,500      7.3            $8.60      73,167       $8.71
$10.00 - $12.88     67,460      7.8           $11.41      37,460      $11.81
$14.25 - $16.00     38,000      6.2           $15.68      29,666      $15.67
---------------    -------      ---           ------     -------      ------
 $6.50 - $16.00    319,960      7.3 years      $9.96     145,293      $10.86
===============    =======      ===           ======     =======      ======

  At March 31, 1998, 34,270 shares were available for grant under the 1995 Plan.

  In March 1988, the Company adopted the 1988 Key Employee Stock Purchase Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. As of March 31, 1998, 50,000 shares had been purchased pursuant to the Purchase Plan, and a note receivable in the amount of $164,000 due April 10, 1999 at an interest rate of 4.99% was outstanding.

  The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were zero, zero and zero for the fiscal years ended March 31, 1998, 1997 and 1996, respectively.

   In November 1995, the Company adopted the Supplemental Executive
Profit Sharing Plan, effective as of April 1, 1994.   The plan is a
deferred compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Contributions for the fiscal years ended March 31, 1998, 1997, and 1996, were zero, $56,000 and zero, respectively.

  In August 1997, the Company adopted the Employee Stock Purchase Plan, effective as of July 1, 1997. Employees are eligible to participate in the plan if they have been employed a minimum of six months and work at least 20 hours per week. Eligible employees may use funds from accumulated payroll deductions to purchase shares of Company common stock at the end of six-month offering periods. They may contribute up to 10% of gross earnings toward such purchases, not to exceed $12,500 per offering period, and may purchase a maximum of 1,000 shares per offering period. The purchase price for the shares is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Shares purchased must be held for a minimum of three months before they can be sold. At the end of the first offering period on December 31, 1997, the Company issued 6,126 shares of common stock to employees at a purchase price of $7.33 per share. A total of 200,000 shares has been authorized for issuance under the Employee Stock Purchase Plan.

NOTE 9.   COMMITMENTS AND CONTINGENCIES

  The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. As a result of the fiscal year 1993 restructuring, a portion of one of the Company's production facilities has been subleased to three subtenants whose subleases expire on June 28, 1998. The Company's San Jose facility has been subleased to a subtenant whose sublease expires on March 31, 1999. In March 1998, the Company signed a new ten-year lease for a production and office facility located in Vista, California. That lease commences February 1, 1999. Future minimum operating lease obligations for each of the years ended March 31 are as follows:

               Total Lease         Sublease       Net Lease
Year            Obligation          Income        Obligation
----------     -----------         --------       ----------

1999             $945,000          $296,000        $649,000
2000              667,000                           667,000
2001              649,000                           649,000
2002              632,000                           632,000
2003              630,000                           630,000
Thereafter      3,973,000                         3,973,000
                ---------           --------      ---------
   Total       $7,496,000           $296,000     $7,200,000
                =========           ========      =========

  Approximately $320,000 of this future net lease obligation is
included in the restructuring reserve.   See Note 3.

  Total rent expense under noncancelable operating leases was $618,000, $567,000 and $787,000 for the fiscal years ended March 31, 1998, 1997 and 1996, respectively. Additional rent payments in the amounts of $638,000, $695,000 and $465,000 were charged to the restructuring reserve during the fiscal years ended March 31, 1998, 1997 and 1996, respectively.


  In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with the Company's long-term contract business and other civil claims by private parties. In connection with a Defense Contract Audit Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value of $2.7 million. During the fiscal year ended March 31, 1995, DCAA amended its recommendation to a reduction in contract value of $1.9 million. The Company is confident that its actions have been appropriate at all times and believes that the conclusions in the DCAA report are erroneous; the Company intends to challenge the report and its conclusions vigorously. During the fiscal year ended March 31, 1998, the Company had several discussions with the Contracting Office regarding this matter. In the opinion of management, resolution of this matter would not materially affect the consolidated financial position of the Company.

  In August 1992, Trans World Communications, Inc. (Trans World), a wholly owned subsidiary of the Company and which was renamed Datron World Communications Inc. on March 31, 1995, was named as defendant in a lawsuit filed by ATACS Corporation (ATACS) and AIRTACS Corporation (AIRTACS) relating to a contract to provide radio communication shelters. ATACS and AIRTACS contend that Trans World entered into an agreement to team with them on the contract and then wrongfully failed to use them as subcontractors. They seek damages in excess of $2,000,000. In a May 28, 1997 ruling, the court found Trans World in breach of a teaming agreement but was not able to determine what damages, if any, were incurred by ATACS and AIRTACS. The court ordered both parties to submit supplemental findings to support their positions regarding damages. On September 3, 1997, the court awarded ATACS and AIRTACS one dollar ($1.00) in damages. ATACS and AIRTACS have appealed the court's decision. The Company has taken a cross appeal with respect to the issue of whether the Company was in breach of any teaming agreement. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company.


NOTE 10.   SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in two business segments: Antenna and Imaging Systems, and Communication Products and Services. See Note 1. The following table contains certain segment, geographic and customer information about the Company's business:

                                              Years Ended March 31,
                                  -----------------------------------------
                                       1998           1997         1996
                                  -----------------------------------------

Net sales:
   Antenna and Imaging Systems    $33,789,000    $33,304,000   $31,872,000
   Communication Products and
     Services                      20,839,000     19,965,000    29,293,000
                                  -----------    -----------   -----------
   Total                          $54,628,000    $53,269,000   $61,165,000
                                  ===========    ===========   ===========

Operating income (loss):
   Antenna and Imaging Systems    $(2,509,000)   $ 1,813,000   $(1,659,000)
   Communication Products and
     Services                       1,111,000        456,000     2,871,000
                                   ----------     ----------    ----------
   Total                           (1,398,000)     2,269,000     1,212,000
Restructuring                                                   (1,421,000)
General corporate expenses         (1,401,000)    (1,122,000)   (1,380,000)
Interest expense                     (373,000)      (607,000)     (211,000)
Other income (expense)             (1,126,000)         8,000      (261,000)
                                   ----------    -----------    ----------
Income (loss) before income
   taxes                          $(4,298,000)   $   548,000   $(2,061,000)
                                   ===========   ===========   ===========

Identifiable assets:
   Antenna and Imaging Systems    $24,891,000    $26,596,000   $29,076,000
   Communication Products and
     Services                      20,286,000     24,603,000    22,807,000
   Corporate                        6,107,000      5,277,000     6,576,000
                                  -----------    -----------   -----------
   Total                          $51,284,000    $56,476,000   $58,459,000
                                  ===========    ===========   ===========

Capital additions:
   Antenna and Imaging Systems     $  655,000    $   190,000   $ 1,821,000
   Communication Products and
     Services                         456,000        688,000       861,000
   Corporate                           14,000         13,000         1,000
                                   ----------    -----------   -----------
   Total                           $1,125,000    $   891,000   $ 2,683,000
                                   ==========    ===========   ===========

Depreciation and amortization:
   Antenna and Imaging Systems     $1,658,000    $ 1,791,000   $ 2,141,000
   Communication Products and
     Services                         837,000      1,149,000     1,163,000
   Corporate                           18,000         13,000        13,000
                                   ----------    -----------   -----------
   Total                           $2,513,000    $ 2,953,000   $ 3,317,000
                                   ==========    ===========   ===========

Net sales:
   U.S.                           $24,589,000    $27,316,000   $25,697,000
   Asia                            16,104,000     18,148,000    20,116,000
   Europe                           4,923,000      2,251,000     4,846,000
   South America                    4,547,000      2,792,000     3,386,000
   Africa                           3,979,000      2,484,000     6,493,000
   Other                              486,000        278,000       627,000
                                  -----------    -----------   -----------
   Total                          $54,628,000    $53,269,000   $61,165,000
                                  ===========    ===========   ===========

Sales for U.S. Department of
   Defense:
   Antenna and Imaging Systems    $10,386,000    $15,787,000   $17,658,000
   Communication Products and
     Services                       1,682,000        558,000       529,000
                                  -----------    -----------   -----------
   Total                          $12,068,000    $16,345,000   $18,187,000
                                  ===========    ===========   ===========

  For the fiscal year ended March 31, 1998, two customers accounted for 17% and 15% of Antenna and Imaging Systems net sales and three customers accounted for 24%, 12% and 10% of Communication Products and Services net sales. For the fiscal year ended March 31, 1997, three customers accounted for 13%, 12% and 11% of Antenna and Imaging Systems net sales and two customers accounted for 31% and 24% of Communication Products and Services net sales. For the fiscal year ended March 31, 1996, one customer accounted for 15% of Antenna and Imaging Systems net sales and one customer accounted for 39% of Communication Products and Services net sales.


NOTE 11.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                                 Fiscal Year 1998
                                                              Earnings
                                                               (Loss)
                                                              Per Share
                      Net         Gross          Net          Assuming
                     Sales        Profit    Income (Loss)     Dilution
                    -------       ------    -------------     --------

First Quarter       $10,341       $2,355       $(548,000)      $(0.21)
Second Quarter       14,937        3,611         149,000         0.06
Third Quarter        17,081        4,268         347,000         0.13
Fourth Quarter       12,269        1,133      (3,111,000)       (1.16)
                    -------      -------     -----------       -------
Fiscal Year         $54,628      $11,367     $(3,163,000)      $(1.18)
                    =======      =======     ===========       =======

  First quarter results reflect low sales of radio communication products and military antennas. Sales of both radio communication products and military antennas increased in the second and third quarters, however, the improvement in net income during those quarters was primarily due to higher gross profits on the higher radio communication product sales. Low gross margins on sales of antenna and imaging systems products during the first three quarters, resulting from higher engineering costs and improperly bid contracts, were a major factor contributing to the cumulative net loss through the third quarter. The lower fourth quarter net sales and large net loss were primarily due to cost overruns at the Company's Datron/Transco Inc. subsidiary resulting from increases in estimates to complete several projects that required redesign and rework. Also included in the fourth quarter net loss was a $1,113,000 ($0.42 per share) write-off of the Company's investment in EarthWatch Incorporated.

                                 Fiscal Year 1997
                                                           Earnings
                                                           Per Share
                      Net         Gross           Net      Assuming
                     Sales        Profit        Income     Dilution
                    -------       ------        ------     --------

First Quarter       $12,457       $3,456          $29         $0.01
Second Quarter       14,620        3,909          155          0.06
Third Quarter        12,923        3,612           20          0.01
Fourth Quarter       13,269        4,372           64          0.02
                    -------      -------         ----         -----
Fiscal Year         $53,269      $15,349         $268         $0.10
                    =======      =======        =====         =====

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


                   INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Datron Systems Incorporated
Escondido, California


We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 1987 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 1998 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Diego, California
May  8, 1998