Form 10-K405, Exhibit 13
period 1999-03-31
DATRON SYSTEMS INC/DE
filed 1999-06-24
CIK 27116

EXHIBIT 13

CERTAIN PORTIONS OF REGISTRANT'S ANNUAL REPORT TO
STOCKHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 1999
CONTAINING INFORMATION REQUIRED BY PART I AND PART II
OF THIS REPORT

Information required by Part II, Item 5:  Market for
Registrant's Common Equity and Related Stockholder
Matters. This information is contained in the section captioned "Common Stock Activity" on the inside back cover of the Annual Report.

Common Stock Activity

The common stock of Datron Systems Incorporated is traded on the Nasdaq Stock Market under the symbol DTSI.
The following table sets forth the high and low closing sales prices for the two most recent fiscal years as reported by Nasdaq:

                             Fiscal Year 1999
     Quarter Ended           High          Low
     ------------------     ------        -----
     June 30, 1998          $8.375        $6.75
     September 30, 1998     $7.375        $4.75
     December 31, 1998      $6.875        $4.75
     March 31, 1999         $8.75         $5.25

                             Fiscal Year 1998
     Quarter Ended           High          Low
     ------------------    --------      -------
     June 30, 1997         $10.625        $9.00
     September 30, 1997    $12.9375       $9.75
     December 31, 1997     $11.625       $10.125
     March 31, 1998        $10.375        $7.50


On March 31, 1999, there were approximately 1,500 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.

Information required by Part II, Item 6:  Selected
Financial Data. This information is contained in the section captioned "Datron Systems Incorporated Selected
Financial Data" on the inside front cover of the Annual
Report.


                               DATRON SYSTEMS INCORPORATED
                                SELECTED FINANCIAL DATA

                                  Fiscal Years Ended March 31,
                 ---------------------------------------------------------------
                    1999         1998         1997         1996        1995
                 -----------  ----------   -----------  -----------  -----------
Statements of
   Operations
 Net sales       $59,084,000  $54,628,000  $53,269,000  $61,165,000  $70,033,000
 Net income
   (loss)          1,702,000   (3,163,000)     268,000   (1,241,000)   3,920,000
 Earnings (loss)
   per share<F1>
   - basic            $0.63      $(1.18)       $0.10       $(0.48)       $1.51
   - diluted          $0.63      $(1.18)       $0.10       $(0.48)       $1.54

Balance Sheets
 Working capital $20,307,000  $20,354,000  $24,756,000  $18,042,000 $14,241,000
 Total assets     48,167,000   51,284,000   56,476,000   58,459,000  55,944,000
 Long-term debt    3,254,000    5,600,000    8,900,000    5,200,000           0
 Total
   liabilities    16,772,000   21,679,000   23,868,000   26,588,000  23,079,000
 Stockholders'
   equity<F2>     31,395,000   29,605,000   32,608,000   31,871,000  32,865,000
 Book value per
   share              $11.65       $11.05       $12.26       $12.24      $12.84

[FN]
<F1>  See Note 2 of Notes to Consolidated Financial Statements for
     an explanation of the determination of shares used in computing earnings (loss) per share.

<F2>  No dividends were declared or paid during the years
     presented.

Information required by Part II, Item 7:  Management's
Discussion and Analysis of Financial Condition and
Results of Operations. This information is contained on pages 6 through 11 of the Annual Report.

Management's Discussion and Analysis of  Financial
Condition and Results of Operations

OVERVIEW

Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide products and services that address the needs of emerging satellite and radio communication markets. It reports operations in two business segments: Antenna and Imaging Systems, and Communication Products.

The Antenna and Imaging Systems business segment designs and manufactures satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers. Its major product lines are remote sensing satellite earth stations, tracking antennas and systems for U.S. and foreign governmental agencies (including the U.S.
Department of Defense ("DoD")) and commercial satellite service providers, and mobile direct broadcast satellite
("DBS") television reception systems for recreational vehicles, boats and large business jets. Fiscal 1999 sales for this segment were $39,084,000, a 16% increase from fiscal 1998 sales of $33,789,000. Product line sales for this segment in fiscal 1999 and 1998 were as follows (in thousands):

                          1999               1998
                   -------   ----     -------   ----
Remote sensing     $16,169    41%     $11,280    33%
DoD/Other           15,069    39%      16,284    48%
DBS                  7,846    20%       6,225    19%
                   -------   ----     -------   ----
Total              $39,084   100%     $33,789   100%
                   =======   ====     =======   ====

During fiscal 1999, sale of a remote sensing system to a European customer accounted for 14% of this segment's sales and 9% of consolidated sales.

The Communication Products business segment designs, manufactures and distributes high frequency and very high frequency radios and accessories for worldwide military and civilian purposes. Fiscal 1999 sales for this segment were $20,000,000, a 4% decrease from fiscal
1998 sales of $20,839,000. Foreign customers accounted for 93% of fiscal 1999 sales and 88% of fiscal 1998 sales. During fiscal 1999, this segment sold radio products to an African customer that accounted for 20% of this segment's sales and 7% of consolidated sales.
During fiscal 1998, sales of radio products to an Asian customer accounted for 24% of this segment's sales and 9% of consolidated sales.

Consolidated sales for fiscal 1999 were $59,084,000, an 8% increase from fiscal 1998 consolidated sales of $54,628,000. The increase in sales was due to higher sales of remote sensing systems and DBS antenna products, partially offset by lower sales of antenna products for non-DoD agencies and by lower sales of radio products. Net income for fiscal 1999 was $1,702,000, or $0.63 per share, compared with a net loss in fiscal 1998 of $3,163,000, or $1.18 per share. The improvement from a net loss in fiscal 1998 to net income in fiscal 1999 was primarily due to higher gross profits on the higher sales, partially offset by an increase in new product development expenses. The net loss in fiscal 1998 included the write-off of the Company's investment in EarthWatch Incorporated of $1,113,000, or $0.42 per share.

This Management's Discussion and Analysis of Financial
Condition and Results of Operations contains "forward-looking statements" as defined in the Private Securities
Litigation Reform Act of 1995. A variety of factors could cause the Company's actual results to differ from the anticipated results expressed in such forward-looking statements. These include, among others, uncertainties stemming from the dependence of the Company on foreign sales and on large orders from a relatively small number of customers, risks relating to the decline in the Company's traditional defense business and the Company's efforts to develop and market consumer products, lack of timely development or customer acceptance of new products, worldwide economic downturns and currency devaluations, restrictions imposed by the U.S. government on the export of Company products, and the impact of competition. Investors are referred to the Company's periodic reports under the Securities Exchange Act of 1934, including without limitation the Investment Considerations set forth in the Company's Annual Report on Form 10-K.

The consolidated financial statements and notes thereto that appear on pages 12 through 23 should be read in conjunction with the following review.


RESULTS OF OPERATIONS

Operating results for the last three fiscal years are presented for each of the Company's two business segments (in thousands):

                   ANTENNA AND IMAGING SYSTEMS

                                 Years Ended March 31,
                             ---------------------------
                               1999      1998       1997
                             -------   ------     ------
Net sales                    $39,084   $33,789    $33,304
                             =======   =======    =======
Percent of consolidated
   net sales                     66%       62%        63%
                                 ===       ===        ===
Gross profit                 $11,315    $4,963     $9,923
Operating expenses before
  corporate expenses           8,182     7,472      8,110
                             -------    ------      -----
Operating income (loss)       $3,133   $(2,509)    $1,813
                             =======   =======     ======
Percent of consolidated
  operating income (loss)
  before corporate expenses      73%      179%        80%
                                 ===      ====        ===

Sales of Antenna and Imaging Systems increased
$5,295,000, or 16%, in fiscal 1999 compared with fiscal
1998 sales. The increase was due to higher sales of remote sensing systems and DBS antenna products, partially offset by lower sales of antenna products for non-DoD agencies. Sales of Antenna and Imaging Systems increased $485,000, or 1%, in fiscal 1998 compared with fiscal 1997 sales. The increase was primarily due to higher sales of DBS antenna products, partially offset by lower sales for the DoD and other governmental agencies and by lower sales of remote sensing systems.

Gross profit percentage on Antenna and Imaging Systems' sales was 29.0% in fiscal 1999 compared with 14.7% in fiscal 1998 and 29.8% in fiscal 1997. The increase in fiscal 1999 from fiscal 1998 was primarily due to production efficiencies and to a more favorable product mix in the third and fourth quarters. The decrease in fiscal 1998 from fiscal 1997 was primarily due to cost overruns resulting in the necessity to substantially increase cost estimates to complete several projects that required redesign and rework.

Operating income percentage on sales of Antenna and Imaging Systems' products was 8.0% in fiscal 1999 compared with an operating loss percentage of 7.4% of sales in fiscal 1998 and compared with an operating income percentage of 5.4% of sales in fiscal 1997. The improvement from an operating loss in fiscal 1998 to operating income in fiscal 1999 was primarily due to higher gross profits, partially offset by higher new product development expenses. The decline from operating income in fiscal 1997 to an operating loss in fiscal 1998 was primarily due to lower gross profits, partially offset by lower new product development and selling expenses.

                     COMMUNICATION PRODUCTS

                                 Years Ended March 31,

                                1999       1998       1997
                              -------    -------    -------
Net sales                     $20,000    $20,839    $19,965
                              =======    =======    =======
Percent of consolidated
  net sales                       34%        38%        37%
                                  ===        ===        ===
Gross profit                   $7,445     $6,404     $5,426
Operating expenses before
  corporate expenses            6,308      5,293      4,970
                               ------     ------     ------
Operating income               $1,137     $1,111       $456
                               ======     ======     ======

Percent of consolidated
  operating income (loss)
  before corporate expenses       27%       (79%)       20%
                                  ===       ====        ==

Sales of Communication Products decreased $839,000, or
4%, in fiscal 1999 compared with fiscal 1998 sales. The decrease was due to lower bookings of radio products resulting from economic instability in several of the Company's international markets. Several anticipated orders were delayed, and future anticipated orders may likewise be delayed. Some or all of those delayed orders may never be awarded and some procurements the Company had previously identified as promising opportunities may be canceled. Sales of radio products to an African customer accounted for $4,026,000, or 20%, of this segment's fiscal 1999 sales. Sales of Communication Products increased $874,000, or 4%, in fiscal 1998 compared with fiscal 1997 sales. The increase was primarily due to a higher backlog of orders at the beginning of fiscal 1998 than at the beginning of fiscal 1997. Sales of radio products to two Asian customers accounted for $7,181,000, or 34%, of this segment's fiscal 1998 sales. One customer will often account for a large percentage of this segment's annual sales; however, it is unusual to have large sales from the same customer in successive years.

Gross profit percentage on Communication Products' sales was 37.2% in fiscal 1999 compared with 30.7% in fiscal
1998 and 27.2% in fiscal 1997. The improvement in fiscal 1999 from fiscal 1998 was primarily due to production efficiencies resulting from lower materials costs and to a more favorable product mix. The improvement in fiscal 1998 from fiscal 1997 was due to production efficiencies resulting from lower labor and overhead costs, partially offset by higher materials costs resulting from a less favorable product mix.

Operating income percentage on sales of Communication
Products was 5.7% in fiscal 1999 compared with 5.3% of sales in fiscal 1998 and 2.3% of sales in fiscal 1997.
The increase in fiscal 1999 compared with fiscal 1998 was due to higher gross margins, partially offset by higher administrative, new product development and selling expenses. The increase in fiscal 1998 compared with fiscal 1997 was due to higher gross margins, partially offset by higher administrative and new product development expenses. Because an operating loss was incurred in the Antenna and Imaging Systems business segment in fiscal 1998, and because a consolidated operating loss before corporate expenses was incurred in fiscal 1998, operating income attributable to the Communication Products business segment was (79%) of consolidated operating loss before corporate expenses in fiscal 1998.

Consolidated expenses were as follows:

Selling, general and administrative ("SG&A") expenses were $12,610,000 in fiscal 1999 compared with $12,179,000 in fiscal 1998 and $11,770,000 in fiscal
1997. Fiscal 1999 SG&A expenses increased 4% over fiscal 1998 SG&A expenses primarily due to higher selling expenses at both business segments and to higher administrative expenses at the Communication Products business segment. Fiscal 1998 SG&A expenses increased
3% over fiscal 1997 SG&A expenses primarily because of higher administrative expenses at the Communication
Products business segment and because of increases in reserves for commitments and contingencies at the Antenna and Imaging Systems business segment. Selling expenses at both business segments were lower in fiscal
1998 than in fiscal 1997.

Research and development ("R&D") expenses were $3,269,000 in fiscal 1999 compared with $1,987,000 in fiscal 1998 and $2,432,000 in fiscal 1997.  Fiscal 1999
R&D expenses increased 65% over fiscal 1998 expenses primarily due to higher spending on development programs for mobile DBS antenna products and for new radio products. Fiscal 1998 R&D expenses decreased 18% over fiscal 1997 R&D expenses because of lower spending on development programs for mobile DBS products, partially offset by higher spending on development programs for new radio products. The Company expects to increase spending on new product development programs in fiscal
2000, although the increase is not expected to be as large as it was in fiscal 1999.

Interest expense was $326,000 in fiscal 1999 compared with $383,000 in fiscal 1998 and $620,000 in fiscal
1997. The 15% decrease in fiscal 1999 compared with fiscal 1998 was due to lower levels of term debt in fiscal 1999 and to a lower interest rate paid on a real estate loan. See Note 5 to the Consolidated Financial
Statements. The 38% decrease in fiscal 1998 compared with fiscal 1997 was due to much lower levels of term debt during fiscal 1998. Interest income in fiscal 1999 was $231,000 compared with $10,000 in fiscal 1998 and $13,000 in fiscal 1997. Fiscal 1999 interest income included collection of interest on a past due account and income from short term investments of excess cash.

The effective income tax provision (benefit) rates for fiscal years 1999, 1998 and 1997 were 39.9%, (26.4%) and
51.1%, respectively.  The low benefit rate in fiscal
1998 was due to the Company's inability to take a deduction for the write-off of its investment in EarthWatch Incorporated because of a lack of offsetting capital gains. The high provision rate in fiscal 1997 was due to relatively high unallowable expenses for tax purposes compared with low fiscal 1997 pre-tax book income.

Order backlog at March 31 was as follows:

                                        1999        1998
                                   -----------   -----------
Antenna and Imaging Systems        $20,484,000   $19,949,000
Communication Products               2,211,000     5,494,000
                                   -----------   -----------
Total                              $22,695,000   $25,443,000
                                   ===========   ===========

The 3% increase in Antenna and Imaging Systems backlog at March 31, 1999 compared with March 31, 1998 was primarily due to higher bookings of remote sensing systems and DBS antenna products, partially offset by lower bookings of antennas for the DoD and other governmental agencies. Additional orders for remote sensing systems and antennas in the amount of $6 million were received in April 1999 after the close of fiscal
1999.

The 60% decrease in Communication Products' backlog at March 31, 1999 compared with March 31, 1998 was due to lower order bookings in fiscal 1999. As previously noted, worldwide economic instability was responsible for the delay of several anticipated orders. Future results of operations may be adversely affected if those delayed orders are further delayed or canceled or if procurements the Company has identified as promising opportunities are canceled.


LIQUIDITY AND CAPITAL RESOURES

At March 31, 1999, working capital was $20,307,000 compared with $20,354,000 at March 31, 1998, a decrease of $47,000. Significant changes affecting working capital during fiscal 1999 were as follows: accounts receivable decreased $4,520,000 primarily due to improved contract negotiation and management and faster collections; inventories decreased $2,158,000 primarily due to better materials planning and shorter product build cycles; accounts payable and accrued expenses decreased $2,787,000. The Company's cash position at March 31, 1999 was $5,548,000 compared with $634,000 at
March 31, 1998, an increase of 775%. At March 31, 1999, the Company had no borrowings against its revolving line of credit.

On August 7, 1998, the Company borrowed $3,300,000 from a life insurance company in exchange for a promissory note secured by a deed of trust on the Company's Simi
Valley facility. The promissory note bears interest at 6.76% per annum and has a maturity date of September 1, 2008. See Note 5 to the Consolidated Financial
Statements.

Capital expenditures were $1,535,000 in fiscal 1999, a 36% increase compared with fiscal 1998 capital expenditures of $1,125,000. The increase was due to improvements to the new production and office facility the Communication Products business segment moved into in April 1999. Capital expenditures in fiscal 2000 are expected to be comparable to fiscal 1999 expenditures.

On March 24, 1999, the Company entered into a
$16,000,000 revolving line of credit with a new bank.
The line may be used for the issuance of letters of credit and for direct working capital advances in any combination up to the lesser of $16 million or an availability limit determined by a borrowing base formula. Five million dollars of the total credit facility is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expires on April 1, 2000. The remaining $11,000,000 facility expires on April 1, 2001. The Company believes its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance presently planned capital and working capital requirements.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future. Inflation and changing prices have not had a significant impact on the Company's historical operations.

Year 2000 Issues

Some software included in products sold or licensed to the Company's customers and certain portions of the Company's internal operating systems may be subject to failure as a result of what is commonly known as the Year 2000 date issue (the "Year 2000 issue"). A discussion of this issue follows.

The Company's state of readiness.

The Company believes all systems and products currently sold and new products under development are Year 2000 compliant. Although the Company's assessment of its Year 2000 exposure is not complete, the Company currently believes its potential exposure to problems arising from the Year 2000 issue lies in three areas:

     . Information technology ("IT") previously sold or licensed to the Company's customers and non-IT components (such as computer chips imbedded in hardware) previously sold to the Company's customers.
     . IT and non-IT components used in the Company's
       internal operating systems.
     . Compliance with the Year 2000 issue by third parties with whom the Company has a material relationship.

Products sold or licensed to customers:

Most of the Company's antenna and image processing products and some of its radio communication products contain IT and non-IT components that may be affected by the Year 2000 issue. The Company is pursuing a three-phase program to identify and resolve this exposure:

1. Identify all products that contain IT and non-IT systems that are not Year 2000 compliant. To the extent practical, identify all customers who are still using those products. Status: Completed.
2. Determine appropriate solutions to remedy the non-compliant products and systems. Those solutions may include software upgrades, replacement of non-compliant components, referral of problems relating to third party-provided software to the original supplier, or determination that the age of the product or nature of the problem is such that replacement of the product or system is the only practical solution. Status:
  Estimated 90% complete.  Estimated completion date:
  June 30, 1999.
3. Notify all identified customers of the Year 2000 issue associated with their products and systems, and inform them of the Company's policy regarding their situation. All products and systems under warranty or service agreement as of December 31, 1998 will be made
  Year 2000 compliant by the Company. Other customers who have products and systems that can economically be made
  Year 2000 compliant will be offered software upgrades and component replacement for a fee. Customers who have products or systems that cannot economically be made
  Year 2000 compliant will be so notified and informed of current product alternatives offered by the Company.
  Status: Estimated 35% complete. Estimated completion date: June 30, 1999.

Internal operating systems:

Some of the Company's internal operating systems are Year 2000 compliant and some are not. The Company is pursuing a two-phase program to identify and resolve this exposure:

1. Systematically test and verify internal IT systems and modules for Year 2000 compliance. To the extent practical, systematically test and verify equipment and facility systems that contain non-IT components.
  Status: Estimated 90% complete. Estimated completion date: June 30, 1999.
2. Use internal programmers and outside consultants to upgrade those internal IT systems and modules that are not Year 2000 compliant. Replace non-IT components that are not Year 2000 compliant. Status: Estimated 75% complete. Estimated completion date: June 30, 1999.

Third party relationships:

Although the Company is rarely dependent on a single source of supply for IT and non-IT components, the failure of a selected supplier to timely deliver Year
2000 compliant IT and non-IT components could jeopardize the Company's ability to meet its required delivery schedules. (The Company is also dependent on third party service providers, such as telephone companies, banks and insurance carriers; however, the Company does not believe it has significant Year 2000 exposure from those providers and has not implemented any programs to assure Year 2000 compliance by them.) The Company is pursuing a two-phase program to identify and resolve
Year 2000 exposure from third parties:

1. Develop a supplier compliance warranty for incorporation in all purchase orders issued after March
  31, 1999.  That warranty will require suppliers selling
  IT and non-IT components to the Company to certify that items delivered are Year 2000 compliant and require them to correct or replace any such item found to be non-compliant. Status: Completed.
2. Develop alternative sources for IT and non-IT components that are Year 2000 compliant in the event existing suppliers are not able to meet compliance requirements. Status: 50% complete. Estimated completion date: September 30, 1999.

Costs to address the Company's Year 2000 issues.

To date, the Company has spent approximately $94,000 in identifying and fixing Year 2000 issues and estimates it will incur an additional $115,000 for remediation of its remaining Year 2000 issues. Because the Company's assessment of its Year 2000 exposure is not complete, it is likely that this estimate will change.

Risks of the Company's Year 2000 issues.

The Company believes the most reasonably likely worst case Year 2000 scenario would include a combination of some or all of the following:

- Products sold to some of its customers would fail to perform some or all of their intended functions. The
  Company estimates the maximum number of customers that may be affected is 100. In such a situation, the Company's maximum obligation would be to repair or replace the defective products to the extent the Company is required to do so under its contracts with its customers.
- Internal IT modules or systems may fail to operate or may give erroneous information. Such failure could result in production and shipping delays, inability to generate or delays in generation of financial reports and statements, and computer network downtime resulting in numerous inefficiencies and higher payroll expenses.
- Non-IT components in HVAC, lighting, telephone, security and similar systems might fail and cause the entire system to fail. Non-IT components in production and test equipment might fail, resulting in delays in production and new product development.


The Company's contingency plans.

The Company believes its plans for addressing the Year
2000 issue as outlined above are adequate to handle the most reasonably likely worst case scenario. The Company does not believe it will incur a material financial impact for the risk of failure, or from the costs associated with assessing the risks of failure, arising from the Year 2000 issue. Consequently, the Company does not intend to create a contingency plan other than as set forth above.

Information required by Part II, Item 8:  Financial
Statements and Supplementary Data. This information is contained on pages 12 through 24 of the Annual Report.

                    DATRON SYSTEMS INCORPORATED
                    CONSOLIDATED BALANCE SHEETS

                                                      March 31,
                                                 1999           1998
                                             ------------   ------------
ASSETS
Current assets:
  Cash and cash equivalents                   $5,548,000       $634,000
  Accounts receivable, net                    10,967,000     15,487,000
  Inventories                                 11,890,000     14,048,000
  Deferred income taxes                        2,998,000      3,502,000
  Prepaid expenses and other current assets      754,000        848,000
                                             ------------   ------------
      Total current assets                    32,157,000     34,519,000

Property, plant and equipment, net            10,248,000     10,864,000
Goodwill, net                                  5,442,000      5,646,000
Other assets                                     320,000        255,000
                                             ------------   ------------
      Total assets                           $48,167,000    $51,284,000
                                             ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                            $2,521,000     $4,087,000
  Accrued expenses                             7,369,000      8,590,000
  Customer advances                            1,594,000        965,000
  Income taxes payable                           282,000        203,000
  Restructuring reserve                              ---        320,000
  Current portion of long-term debt               84,000            ---
                                             ------------   ------------
      Total current liabilities               11,850,000     14,165,000

Long-term debt                                 3,170,000      5,600,000
Deferred income taxes                          1,752,000      1,914,000
                                             ------------   ------------
      Total liabilities                       16,772,000     21,679,000
                                             ------------   ------------

Commitments and contingencies -- Note 8

Stockholders' equity:
  Preferred stock -- par value $0.01;
      authorized 2,000,000 shares, none
      issued or outstanding                          ---            ---
  Common stock -- par value $0.01;
      authorized 10,000,000 shares,
      3,084,532 and 3,070,063 shares issued
      in 1999 and 1998, respectively              31,000         31,000
  Additional paid-in capital                  10,758,000     10,670,000
  Retained earnings                           22,956,000     21,254,000
  Treasury stock, at cost; 390,779 shares
      in 1999 and 1998                        (2,106,000)    (2,106,000)
  Stock option plan and stock purchase
      plan notes receivable                     (244,000)      (244,000)
                                             ------------   ------------
      Total stockholders' equity              31,395,000     29,605,000
                                             ------------   ------------
  Total liabilities and stockholders' equity $48,167,000    $51,284,000
                                             ============   ============

See notes to consolidated financial statements.

                       DATRON SYSTEMS INCORPORATED
                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Years Ended March 31,
                                    1999           1998           1997
                                ------------   ------------   ------------
Net sales                       $59,084,000    $54,628,000    $53,269,000
Cost of sales                    40,324,000     43,261,000     37,920,000
                                ------------   ------------   ------------
Gross profit                     18,760,000     11,367,000     15,349,000

Selling, general
   and administrative            12,610,000     12,179,000     11,770,000
Research and development          3,269,000      1,987,000      2,432,000
                                ------------   ------------   ------------
Operating income (loss)           2,881,000     (2,799,000)     1,147,000

Interest expense                   (326,000)      (383,000)      (620,000)
Interest income                     231,000         10,000         13,000
Other income (expense)               47,000     (1,126,000)         8,000
                                ------------   ------------   ------------
Income (loss) before income
   taxes                          2,833,000     (4,298,000)       548,000

Income taxes (benefit)            1,131,000     (1,135,000)       280,000
                                ------------   ------------   ------------

Net income (loss)                $1,702,000    ($3,163,000)      $268,000
                                ============   ============   ============

Earnings (loss) per common
   share--basic                       $0.63         ($1.18)         $0.10
                                ============   ============   ============
Weighted average number of
   common shares outstanding      2,688,000      2,670,000      2,629,000
                                ============   ============   ============
Earnings (loss) per common
   share--diluted                     $0.63         ($1.18)         $0.10
                                ============   ============   ============
Weighted average number of
   common and common equivalent
   shares outstanding             2,688,000      2,670,000      2,676,000
                                ============   ============   ============

See notes to consolidated financial statements.

                                      DATRON SYSTEMS INCORPORATED
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                                                  Stock
                                                                               Option Plan
                                                                                 & Stock
                                                                                 Purchase
                          Common Stock     Additional                              Plan
                                     Par    Paid-In     Retained     Treasury      Notes
                        Shares      Value   Capital     Earnings      Stock     Receivable   Total
                       ---------   ------  -----------  -----------  ---------- ---------- -----------
Balance at April 1,
  1996                 2,604,192  $31,000  $10,568,000  $24,149,000 ($2,633,000) ($244,000) $31,871,000
 Purchase of treasury
  stock                   (8,776)     ---          ---          ---     (84,000)         -      (84,000)
 Stock options
    exercised for
    treasury stock
    and tax benefits      64,000      ---      (4,000)          ---     519,000        ---      515,000
  Stock option
    compensation             ---      ---       38,000          ---         ---        ---       38,000
  Net income                 ---      ---          ---      268,000         ---        ---      268,000
                       ---------   ------   ----------   ----------   ---------- ---------  -----------
Balance at March 31,
  1997                 2,659,416   31,000   10,602,000   24,417,000   (2,198,000) (244,000)  32,608,000

  Stock issued under
   employee stock
   purchase plan           6,126      ---       45,000          ---          ---       ---       45,000
  Purchase of
   treasury stock         (4,058)     ---          ---          ---      (53,000)      ---      (53,000)
  Stock options
   exercised for
   treasury stock and
   tax benefits           17,800      ---        4,000          ---      145,000       ---      149,000
  Stock option
   compensation              ---      ---       19,000          ---          ---       ---       19,000
  Net loss                   ---      ---          ---   (3,163,000)         ---       ---   (3,163,000)

Balance at March 31,
  1998                 2,679,284   31,000   10,670,000   21,254,000   (2,106,000) (244,000)  29,605,000
  Stock issued under
   employee stock
   purchase plan and
   tax benefits           14,469      ---       75,000          ---          ---       ---       75,000
  Stock option
   compensation              ---      ---       13,000          ---          ---       ---       13,000
  Net income                  ---      ---          ---    1,702,000         ---       ---    1,702,000
                       ---------  -------  -----------  -----------  ------------ --------- -----------
Balance at March 31,
  1999                 2,693,753  $31,000  $10,758,000  $22,956,000  ($2,106,000)($244,000) $31,395,000
                       =========  =======  ===========  ===========  ===========  ========   ==========

See notes to consolidated financial statements.

                           DATRON SYSTEMS INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Years Ended March 31,
                                                         1999           1998           1997
                                                     ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                     $1,702,000    ($3,163,000)      $268,000
Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
        Depreciation and amortization                  2,301,000      2,513,000      2,953,000
        Loss on investment                                   ---      1,113,000            ---
        Changes in operating assets and liabilities:
            Accounts receivable                        4,520,000      2,409,000     (2,879,000)
            Inventories                                2,158,000        261,000      1,499,000
            Deferred income taxes                        342,000       (856,000)       801,000
            Prepaid expenses and other assets              6,000        297,000      1,389,000
            Accounts payable and accrued expenses     (2,787,000)     1,927,000     (3,145,000)
            Customer advances                            629,000        221,000     (2,949,000)
            Income taxes payable                          79,000          9,000        (46,000)
            Restructuring reserve                       (320,000)      (904,000)    (1,267,000)
                                                     ------------   ------------   ------------
Net cash provided by (used in) operating activities    8,630,000      3,827,000     (3,376,000)
                                                     ------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment            (1,535,000)    (1,125,000)      (891,000)
Proceeds from sales of property, plant and equipment      77,000            ---            ---
Purchase of investment                                       ---            ---       (223,000)
                                                     ------------   ------------   ------------
Net cash used in investing activities                 (1,458,000)    (1,125,000)    (1,114,000)
                                                     ------------   ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt                           3,300,000            ---            ---
Repayments of long-term debt                             (46,000)           ---            ---
Increase (decrease) in revolving credit facility      (5,600,000)    (3,300,000)     3,700,000
Stock options exercised and tax benefits                   1,000        168,000        553,000
Issuance of common stock                                  87,000         45,000            ---
Purchase of treasury stock                                   ---        (53,000)       (84,000)
                                                     ------------   ------------   ------------
Net cash provided by (used in) financing activities   (2,258,000)    (3,140,000)     4,169,000
                                                     ------------   ------------   ------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS       4,914,000       (438,000)      (321,000)
Cash and cash equivalents at beginning of year           634,000      1,072,000      1,393,000
                                                     ------------   ------------   ------------

CASH AND CASH EQUIVALENTS AT END OF YEAR              $5,548,000       $634,000     $1,072,000
                                                     ============   ============   ============


SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid                                           $327,000       $384,000       $635,000
Income tax paid (refunds received)                      $596,000      ($367,000)   ($1,989,000)

See notes to consolidated financial statements.

               DATRON SYSTEMS INCORPORATED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   NATURE OF OPERATIONS

  Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide satellite communication and image processing systems through its Antenna and Imaging Systems business segment and high-quality radio and other wireless communication products to a worldwide market through its Communication Products business segment. The Antenna and Imaging Systems business segment designs and manufactures specialized satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense.
This business segment also provides earth station hardware, software and image processing systems for the remote sensing satellite systems market, and produces mobile satellite television reception systems for recreational vehicles, boats and airplanes. This business segment operates from facilities in Simi
Valley, California.  Communication products include HF
(high frequency) and VHF (very high frequency) radio products and communication systems that are designed and manufactured in Vista, California. These products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives.


NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

 The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the financial statements for prior years to conform to the presentation for fiscal 1999.

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

  Goodwill

  Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over 38 years. The recoverability of goodwill is evaluated on a recurring basis utilizing the fair value methodology. Accumulated amortization of goodwill was $2,260,000 at March 31, 1999 and $2,055,000 at March 31, 1998.

  Treasury Stock

  Repurchased shares of the Company's common stock are included in treasury stock at cost. Shares issued from treasury stock for exercise of stock options are issued at original cost on a first-in, first-out basis.

  Revenue Recognition

  Revenue from product sales is recognized at the time of shipment, except in the case of certain fixed-price contracts requiring substantial performance over several periods prior to commencement of deliveries, which are accounted for under the percentage-of-completion (cost-to-cost) method of accounting. Expected profits or losses on these contracts are based upon the Company's estimates of total sales value and cost at completion.
These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which revisions are made. Losses on contracts are recorded in full as they are identified.

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

  Foreign Sales

  All foreign sales are denominated in U.S. Dollars.

  Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards
("SFAS") No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes be reported in the Company's financial statements utilizing the asset and liability method. Under this method, deferred income taxes are determined based on enacted tax rates applied to the differences between the financial statement and tax basis of assets and liabilities.

  Earnings (Loss) Per Share

  As required by SFAS No. 128, "Earnings Per Share," the Company has presented basic and diluted earnings per share ("EPS") amounts. Basic EPS is calculated based on the weighted average number of shares outstanding during the year, while diluted EPS also gives effect to all potential dilutive common shares outstanding during each year.

  Shares used in computing diluted EPS include the weighted average of common stock outstanding plus equivalent shares issuable under the Company's stock option plans, when such amounts are dilutive. Options to purchase 311,000 shares of common stock at prices ranging from $6.50 - $15.73 were not included in the computation of diluted EPS at March 31, 1999 because the effect of such options would be anti-dilutive. Such options expire at various dates from May 16, 1999 to February 7, 2009.


  Stock-Based Compensation

  As permitted by SFAS No. 123,  "Accounting for Stock-
Based Compensation," the Company accounts for costs of stock-based compensation in accordance with Accounting
Principles Board Opinion No. 25, "Accounting for Stock
Issued to Employees," and, accordingly, discloses the pro forma effect on net income (loss) and related per share amounts using the fair value-based method to account for its stock-based compensation (see Note 7).

  Segment Disclosures

  Effective March 31, 1999, the Company adopted SFAS
No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement revises the definition of an operating segment and requires expanded disclosure of segment operations. Adoption of this statement did not affect the Company's results of operations or financial position. See Note 9.


NOTE 3.    RESTRUCTURING

  In fiscal 1993, the Company restructured its Antenna and Imaging Systems business segment. The restructuring reserve at March 31, 1998 includes then estimated future losses on the Company's Camarillo, California facility lease of $320,000.


NOTE 4.   BALANCE SHEET INFORMATION

Accounts receivable at March 31:
                                      1999         1998
                                 -----------    ----------
     Billed                      $ 7,430,000    $8,676,000
     Unbilled                      3,724,000     7,001,000
                                 -----------    ----------
     Subtotal                     11,154,000    15,677,000

     Allowance for doubtful
         accounts                   (187,000)     (190,000)
                                 -----------   -----------
         Total                   $10,967,000   $15,487,000
                                 ===========   ===========

Inventories at March 31:

                                      1999         1998
                                 -----------    -----------
     Raw materials               $ 6,807,000    $ 7,830,000
     Work-in-process               3,230,000      4,067,000
     Finished goods                1,853,000      2,151,000
                                 -----------    -----------
           Total                 $11,890,000    $14,048,000
                                 ===========    ===========

  Inventories are presented net of allowances for obsolescence of $1,380,000 and $1,656,000 at March 31, 1999 and 1998, respectively.

Property, plant and equipment at March 31:

                                      1999             1998
                                  ------------      ----------
     Land and buildings           $  8,743,000      $8,557,000
     Machinery and equipment        15,110,000      15,201,000
     Furniture and office
       equipment                     1,674,000       1,506,000
     Leasehold improvements          1,328,000         821,000
     Construction-in-process            52,000         299,000
                                   -----------      ----------
     Subtotal                       26,907,000      26,384,000
     Accumulated depreciation
       and amortization            (16,659,000)    (15,520,000)
                                   -----------     -----------
         Total                     $10,248,000     $10,864,000
                                   ===========     ===========

Accrued expenses at March 31:

                                       1999            1998
                                    ----------     -----------
     Salaries and employee
       benefits                     $2,502,000      $1,740,000
     Commission and service
       fees                          2,460,000       4,177,000
     Warranty allowance                853,000         933,000
     Royalties                         350,000         450,000
     Other                           1,204,000       1,290,000
                                    ----------      ----------
          Total                     $7,369,000      $8,590,000
                                    ==========      ==========

NOTE 5.   LONG-TERM DEBT

  On March 24, 1999, the Company entered into a
$16,000,000 revolving line of credit with a new bank.
The line may be used for the issuance of letters of credit and for direct working capital advances in any combination up to the lesser of $16,000,000 or an availability limit determined by a borrowing base formula. At March 31, 1999, the availability limit was $14,802,000. Five million dollars of the total credit facility is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expires on April 1, 2000. The remaining $11,000,000 credit facility expires on April 1, 2001. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50%. At March 31, 1999, the bank's prime rate was 7.75%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. A credit facility fee of $51,000 is payable annually to the bank. At March 31, 1999, there were no borrowings under the line and the bank had issued letters of credit against the line totaling $8,144,000.

  On August 7, 1998, the Company issued a promissory note to a life insurance company in the amount of $3,300,000 pursuant to a loan agreement under which the Company borrowed the same amount. The note is secured by a deed of trust on the Company's Simi Valley facility and has a maturity date of September 1, 2008. Monthly payments are calculated on a 20-year amortization.
Interest is payable at a rate of 6.76% per annum through September 1, 2003, at which date the interest rate becomes variable and tied to LIBOR, adjusting every quarter for the remainder of the term. On September 1, 2003, the Company may either prepay the note without penalty or accept the variable rate provisions as determined at that time.

  At March 31,  long-term debt was as follows:

                                              1999         1998
                                           ----------   ----------
Revolving line of credit at prime plus
   0.85% in 1998, paid off in 1999                      $5,600,000
6.76% note payable due September 1, 2008   $3,254,000
                                           ----------   ----------
Total long-term debt                        3,254,000    5,600,000
Less current portion                          (84,000)
                                           ----------   ----------
Long-term debt                             $3,170,000   $5,600,000
                                           ==========   ==========

  Aggregate principal payments for each of the years ending March 31 are as follows:

              Year                 Principal Payments
              ----                 ------------------
              2000                     $84,000
              2001                      90,000
              2002                      96,000
              2003                     103,000
              2004                     110,000
              Thereafter             2,771,000
                                    ----------
                    Total           $3,254,000
                                    ==========

  The Company believes the carrying amount of its outstanding long-term debt at March 31, 1999 and 1998 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 1999 and 1998 for loans with similar terms and maturities.

NOTE 6.   INCOME TAXES

  The Company's deferred income tax assets and liabilities at March 31 are as follows:

                                        1999          1998
                                   ----------      ----------
Deferred income tax assets:
     Contract loss and other
       allowances                  $1,709,000      $1,652,000
     Accrued employee benefits        438,000         424,000
     Alternative minimum tax
     credits                          353,000         557,000
     Investment tax credits           236,000         207,000
     Net operating loss
       carryover                       63,000         369,000
     Restructuring reserve                            137,000
     Other                            199,000         156,000
                                    ---------       ---------
        Total                       2,998,000       3,502,000
                                    ---------       ---------
Deferred income tax liabilities:
     Depreciation                  (1,546,000)     (1,639,000)
     State taxes                     (206,000)       (275,000)
                                    ---------       ---------
        Total                      (1,752,000)     (1,914,000)
                                    ---------       ---------
Net deferred income tax asset      $1,246,000      $1,588,000
                                    =========       =========

  As of March 31, 1999, the Company had $170,000 and
$58,000 of federal and California net operating loss carryforwards, respectively. In addition, the Company had $335,000 and $254,000 of federal and California credit carryforwards, respectively. The federal net operating loss carryforwards expire in 2013, and the California net operating loss carryforwards expire from 2001 to 2003. There is no expiration date for the federal credit carryforwards. The California credit carryforwards expire from 2004 to 2006. In the event of certain ownership changes, federal law imposes certain restrictions on the amount of net operating loss carryforwards and tax credit carryforwards that may be used in any year by the Company.

  The provision (benefit) for income taxes for the years ended March 31 is as follows:

                                  1999           1998         1997
                              ----------    -----------     ---------
Federal:
   Current                      $746,000    $  (280,000)    $(599,000)
   Deferred                      139,000       (694,000)      811,000
State:
   Current                        43,000                       78,000
   Deferred                      203,000       (161,000)      (10,000)
                              ----------    ------------     --------
     Total                    $1,131,000    $(1,135,000)     $280,000
                              ==========    ============     ========

  The provision (benefit) for income taxes differs from the federal statutory tax rate for the years ended March
31 due to the following:

                                   1999         1998          1997
                               ----------   -----------     --------
  Expected tax (benefit) at
    statutory rate               $963,000   $(1,461,000)    $186,000
  Disallowed capital loss                       378,000
  State tax (benefit), net
    of federal tax effect         163,000      (103,000)      20,000
  Foreign Sales Corporation
    earnings                     (104,000)      (70,000)     (28,000)
  Goodwill amortization            70,000        70,000       70,000
  Other differences                39,000        51,000       32,000
                               ----------   -----------     --------
          Total                $1,131,000   $(1,135,000)    $280,000
                               ==========   ===========     ========

NOTE 7.   EMPLOYEE INCENTIVE PLANS

  In May 1985, the Company adopted the 1985 Stock
Option Plan (1985 Plan). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The
1985 Plan expired in May 1995.  As of March 31, 1999,
15,000 shares of common stock had been issued in connection with the exercise of an option granted pursuant to the 1985 Plan for which $80,000 of the exercise price received was in the form of a secured promissory note. The note is due June 11, 2001 and bears interest at 5.50% per annum.

  In February 1995, the Company adopted the 1995 Stock
Option Plan (1995 Plan). The 1995 Plan permits up to
500,000 shares of common stock to be issued upon the exercise of options granted under the 1995 Plan.
However, because the number of shares available for issuance under the 1995 Plan was reduced by the number of options granted and outstanding under the 1985 Plan at the time of its expiration in May 1995, the effective number of shares authorized for issuance under the 1995
Plan is 206,700, of which 61,073 were available under the 1985 Plan at the time of its expiration. Terms of issuance and exercise of options granted under the 1995
Plan are similar to those under the 1985 Plan.

  The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based
Compensation." Had compensation expense for the Company's two fixed stock option plans (the 1985 Plan and 1995 Plan) been determined consistent with the provisions of SFAS No. 123 based on the fair value at date of grant for awards made in fiscal years ended
March 31, 1999, 1998 and 1997, and assumed forfeiture rates of 21%, 12% and 10%, respectively, net income
(loss) and earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                                1999            1998         1997
                            ----------      -----------    --------
Net income (loss)
-----------------
As reported                 $1,702,000      $(3,163,000)   $268,000
Pro forma                   $1,460,000      $(3,601,000)    $62,000

Earnings (loss) per
  common share - basic
----------------------
As reported                    $0.63           $(1.18)       $0.10
Pro forma                      $0.54           $(1.35)       $0.02

Earnings (loss) per
  common share - diluted
------------------------
As reported                    $0.63           $(1.18)       $0.10
Pro forma                      $0.54           $(1.35)       $0.02

  The pro forma effect on net income (loss) for fiscal years 1999, 1998 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants awarded prior to April 1, 1995. The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 1999, 1998 and 1997 is estimated at $2.87, $4.17 and $5.44, respectively, and the weighted-average exercise prices for those options was $6.54, $8.92 and $11.25, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 1999, 1998 and 1997 is estimated at zero, $4.36 and $7.06, respectively, and the weighted-average exercise prices for those options was zero, $7.23 and $11.26, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 1999, 1998 and 1997, respectively: dividend yield of 0%, 0% and 0%; expected volatility of 41%, 44% and 45%; risk-free rate of return of 5.31%, 5.81% and 6.42%; and expected lives of 5 years, 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

  A summary of the status of the Company's two fixed stock option plans as of March 31, 1999, 1998 and 1997 and activity during the years then ended is as follows:

                          1999               1998              1997
                     -----------------  ----------------  ---------------
                              Weighted-         Weighted-         Weighted-
                              Average            Average           Average
                              Exercise           Exercise          Exercise
                     Shares     Price   Shares    Price   Shares    Price
                     -------  --------  -------  -------  -------  -------
Outstanding at
  beginning of year  319,960    $9.96   219,580   $11.35  270,150   $10.46
Granted               53,000    $6.54   164,000    $8.81   30,500   $11.25
Canceled             (61,830)  $10.22   (45,820)  $13.42  (17,070)  $12.90
Exercised                               (17,800)   $7.67  (64,000)   $7.13
                     -------   ------   -------   ------  -------   ------
Outstanding at end
  of year            311,130    $9.32   319,960    $9.96  219,580   $11.35
                     =======    =====   =======    =====  =======   ======

Options exercisable
  at end of year     173,667   $10.35   145,293   $10.86  143,780   $10.30
                     =======   ======   =======   ======  =======   ======

       Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1985 Plan and 1995 Plan was $13,000, $19,000 and $38,000 in fiscal years 1999, 1998 and 1997, respectively.

  Information about fixed stock options outstanding at March 31, 1999 is as follows:

                       Options Outstanding              Options Exercisable
                  ----------------------------------   ---------------------
                               Weighted-
                                 Ave.        Weighted-              Weighted
                               Remaining       Ave.                   Ave.
Range of             Number    Contractual   Exercise     Number    Exercise
Exercise Prices   Outstanding    Life         Price    Exercisable    Price
---------------   -----------  -----------   --------  -----------  --------
 $6.50 - $7.23      64,650       8.7 years     $6.58       6,667     $6.68
 $8.08 - $9.50     160,980       5.9           $8.66      97,667     $8.66
$10.00 - $12.75     60,500       6.9          $11.35      44,333    $11.59
   $15.73           25,000       6.6          $15.73      25,000    $15.73
---------------    -------       ---          ------     -------    ------
 $6.50 - $15.73    311,130       6.7 years     $9.32     173,667    $10.35
===============    =======       ===          ======     =======    ======

  At March 31, 1999, 43,100 shares were available for grant under the 1995 Plan.

  In March 1988, the Company adopted the 1988 Key
Employee Stock Purchase Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. As of March 31, 1999, 50,000 shares had been purchased pursuant to the Purchase Plan, and a note receivable in the amount of $164,000 due April 10, 2002 at an interest rate of 4.64% was outstanding.

  The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were $151,000, zero and zero for the fiscal years ended March
31, 1999, 1998 and 1997, respectively.

   In November 1995, the Company adopted the
Supplemental Executive Profit Sharing Plan, effective as
of April 1, 1994.   The plan is a deferred compensation
plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Contributions for the fiscal years ended March 31, 1999, 1998 and 1997, were $14,000, zero and $56,000, respectively.

  In August 1997, the Company adopted the Employee
Stock Purchase Plan, effective as of July 1, 1997.
Employees are eligible to participate in the plan if they have been employed a minimum of five months and work at least 20 hours per week. Eligible employees may use funds from accumulated payroll deductions to purchase shares of Company common stock at the end of six-month offering periods. They may contribute up to 10% of gross earnings toward such purchases, not to exceed $12,500 per offering period, and may purchase a maximum of 1,000 shares per offering period. The purchase price for the shares is 85% of the lesser of the fair market value of the common stock at the beginning of the offering period or at the end of the offering period. Shares purchased must be held for a minimum of three months before they can be sold. A total of 200,000 shares has been authorized for issuance under the Employee Stock Purchase Plan.

  Common stock issued under the Employee Stock Purchase
Plan is summarized as follows:

                             1998                        1997
                     ---------------------       -------------------
Offering             Shares       Purchase       Shares     Purchase
Period Ended         Issued        Price         Issued       Price
------------         ------       -------        ------     --------
June 30               6,648        $5.74              -           -
December 31           7,821        $4.62          6,126       $7.33
                     ------                       -----
   Total             14,469                       6,126
                     ======                       =====

NOTE 8.   COMMITMENTS AND CONTINGENCIES

  The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. In March 1998, the Company signed a new ten-year lease for a production and office facility located in Vista, California. That lease commenced
March 26, 1999. Future minimum operating lease obligations for each of the years ending March 31 are as follows:

                   Total Lease
    Year            Obligation
    ----           -----------
    2000             $638,000
    2001              652,000
    2002              649,000
    2003              638,000
    2004              617,000
    Thereafter      3,132,000
                    ---------
       Total       $6,326,000
                   ==========
  Total rent expense under noncancelable operating leases was $624,000, $618,000 and $567,000 for the fiscal years ended March 31, 1999, 1998 and 1997, respectively. Additional rent payments in the amounts of $175,000, $638,000 and $695,000 were charged to the restructuring reserve during the fiscal years ended
March 31, 1999, 1998 and 1997, respectively.

  In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with U.S. government contracts, U.S. government export control regulations and other regulatory issues, and civil claims by private parties. In connection with a Defense Contract Audit
Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value of $2.7 million. During the fiscal year ended March 31, 1995, DCAA amended its recommendation to a reduction in contract value of $1.9 million. The Company is confident that its actions have been appropriate at all times and believes the conclusions in the DCAA report are erroneous; the Company intends to challenge the report and its conclusions vigorously. There was no activity on this matter during the fiscal year ended March 31, 1999. The
Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

  In August 1992, Trans World Communications, Inc.
(Trans World), a wholly owned subsidiary of the Company
and which was renamed Datron World Communications Inc.
on March 31, 1995, was named as defendant in a lawsuit
filed by ATACS Corporation (ATACS) and AIRTACS
Corporation (AIRTACS) relating to a contract to provide
radio communication shelters.  ATACS and AIRTACS contend
that Trans World entered into an agreement to team with
them on the contract and then wrongfully failed to use
them as subcontractors.  They seek damages in excess of
$2,000,000. In rulings on May 28, 1997 and September 3,
1997, the court found Trans World in breach of a teaming
agreement and awarded ATACS and AIRTACS one dollar
($1.00) in damages.   On September 8, 1998, the appeal
court affirmed the district court's decision except as to the award of nominal damages, and remanded the matter to the district court for further hearing on damages.
The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

NOTE 9.   SEGMENT AND GEOGRAPHIC INFORMATION

  The Company operates in two business segments:
Antenna and Imaging Systems, and Communication Products.
See Note 1. Management evaluates performance and allocates resources by focusing on operating income as the principal measurement of segment performance.
Operating income is before net interest expense, other income (expense) and income taxes. Accounting policies of the two segments are the same as those described in
Note 2, Summary of Significant Accounting Policies. The following table contains certain segment, geographic and customer information about the Company. There were no intersegment sales during the periods presented. All assets of the Company are located in the United States.

                                           Year Ended March 31,
                                 -----------------------------------------
                                     1999          1998           1997
                                 -----------   -----------     -----------
Net sales:
  Antenna and Imaging Systems    $39,084,000   $33,789,000     $33,304,000
  Communication Products          20,000,000    20,839,000      19,965,000
                                 -----------   -----------     -----------
  Consolidated net sales         $59,084,000   $54,628,000     $53,269,000
                                 ===========   ===========     ===========

Operating income (loss):
  Antenna and Imaging Systems     $3,133,000   $(2,509,000)     $1,813,000
  Communication Products           1,137,000     1,111,000         456,000
  General corporate expenses      (1,389,000)   (1,401,000)     (1,122,000)
                                  ----------   -----------      ----------
  Consolidated operating
    income (loss)                  2,881,000    (2,799,000)      1,147,000

Interest expense, net                (95,000)     (373,000)       (607,000)
Other income (expense)                47,000    (1,126,000)          8,000
                                  ----------   ------------     ----------
Income (loss) before income
    taxes                         $2,833,000   $(4,298,000)     $  548,000
                                  ==========   ===========      ==========
Identifiable assets:
  Antenna and Imaging Systems    $19,146,000   $24,891,000     $26,596,000
  Communication Products          18,579,000    20,286,000      24,603,000
  Corporate                       10,442,000     6,107,000       5,277,000
                                 -----------   -----------     -----------
  Consolidated total             $48,167,000   $51,284,000     $56,476,000
                                 ===========   ===========     ===========

Capital expenditures:
  Antenna and Imaging Systems     $  404,000    $  655,000     $   190,000
  Communication Products           1,046,000       456,000         688,000
  Corporate                           85,000        14,000          13,000
                                  ----------    ----------     -----------
  Consolidated total              $1,535,000    $1,125,000     $   891,000
                                  ==========    ==========     ===========

Depreciation and amortization:
  Antenna  and Imaging Systems    $1,226,000    $1,658,000     $ 1,791,000
  Communication Products           1,060,000       837,000       1,149,000
  Corporate                           15,000        18,000          13,000
                                  ----------    ----------     -----------
  Consolidated total              $2,301,000    $2,513,000     $ 2,953,000
                                  ==========    ==========     ===========

Net sales by customer location:
  Europe                         $11,841,000   $ 4,923,000     $2,251,000
  Asia                             9,009,000    16,104,000     18,148,000
  Africa                           6,620,000     3,979,000      2,484,000
  South America                    4,405,000     4,547,000      2,792,000
  Other                              488,000       486,000        278,000
                                 -----------   -----------    -----------
  Subtotal foreign net sales      32,363,000    30,039,000     25,953,000
  U.S.                            26,721,000    24,589,000     27,316,000
                                 -----------   -----------    -----------
  Consolidated net sales         $59,084,000   $54,628,000    $53,269,000
                                 ===========   ===========    ===========
Sales for U.S. Department of
    Defense:
  Antenna and Imaging Systems    $11,105,000   $10,387,000    $15,787,000
  Communication Products             713,000       866,000        558,000
                                 -----------   -----------    -----------
  Consolidated total             $11,818,000   $11,253,000    $16,345,000
                                 ===========   ===========    ===========

  For the fiscal year ended March 31, 1999, two customers accounted for 14% and 13% of Antenna and Imaging Systems' net sales and one customer accounted for 20% of Communication Products' net sales. For the fiscal year ended March 31, 1998, two customers accounted for 17% and 15% of Antenna and Imaging
Systems' net sales and three customers accounted for 24%, 12% and 10% of Communication Products' net sales.
For the fiscal year ended March 31, 1997, three customers accounted for 13%, 12% and 11% of Antenna and Imaging Systems' net sales and two customers accounted for 31% and 24% of Communication Products' net sales.


NOTE 10.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                                        Fiscal Year 1999
                           ---------------------------------------------
                             Net      Gross     Net       Earnings Per
                            Sales     Profit   Income    Share - Diluted
                           -------   -------   ------    ---------------
   First Quarter           $15,289   $ 4,078   $  163       $0.06
   Second Quarter           13,729     4,068      379        0.14
   Third Quarter            15,266     4,780      585        0.22
   Fourth Quarter           14,800     5,834      575        0.21
                           -------   -------   ------       -----
   Fiscal Year             $59,084   $18,760   $1,702       $0.63
                           =======   =======   ======       =====

  First and second quarter results reflect lower gross profits from sales of remote sensing systems and military antennas. Gross profits improved in the third and fourth quarter due to production efficiencies at the Antenna and Imaging Systems business segment and to a more favorable product mix at the Communication Products business segment. The improvement in third and fourth quarter gross profits was partially offset by higher new product development expenses for radio and DBS products.
The 8% improvement in net sales from fiscal 1998 was primarily due to higher sales of remote sensing systems.

                                     Fiscal Year 1998
                      -----------------------------------------------------
                                                                Earnings
                       Net        Gross       Net            (Loss) Per
                      Sales       Profit   Income (Loss)    Share - Diluted
                     -------      -------  ------------     ---------------
   First Quarter     $10,341       $2,355      $(548)            $(0.21)
   Second Quarter     14,937        3,611        149               0.06
   Third Quarter      17,081        4,268        347               0.13
   Fourth Quarter     12,269        1,133     (3,111)             (1.16)
                     -------      -------     -------            ------
   Fiscal Year       $54,628      $11,367     $(3,163)           $(1.18)
                     =======      =======     ========           ======


  First quarter results reflect low sales of radio communication products and military antennas. Sales of both radio communication products and military antennas increased in the second and third quarters, however, the improvement in net income during those quarters was primarily due to higher gross profits on the higher radio communication product sales. Low gross margins on sales of antenna and imaging systems during the first three quarters, resulting from higher engineering costs and improperly bid contracts, were a major factor contributing to the cumulative net loss through the third quarter. The lower fourth quarter net sales and large net loss were primarily due to cost overruns at the Company's Datron/Transco Inc. subsidiary resulting in increases in estimates to complete several projects that required redesign and rework. Also included in the fourth quarter net loss was a $1,113,000 ($0.42 per share) write-off of the Company's investment in EarthWatch Incorporated.


INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Datron Systems Incorporated
Vista, California


     We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Diego, California
May  12, 1999