Form 10-K405, Exhibit 13
period 2000-03-31
DATRON SYSTEMS INC/DE
filed 2000-06-21
CIK 27116

EXHIBIT 13

 CERTAIN PORTIONS OF REGISTRANT'S ANNUAL REPORT TO STOCKHOLDERS
 FOR THE FISCAL YEAR ENDED MARCH 31, 2000 CONTAINING INFORMATION
	  REQUIRED BY PART I AND PART II OF THIS REPORT

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


				Fiscal Year 2000
	Quarter Ended             High       Low
	------------------     --------   ------
	June 30, 1999            $7.750   $5.50
	September 30, 1999       $7.750   $5.438
	December 31, 1999        $9.750   $5.313
	March 31, 2000          $19.125   $7.813


				Fiscal Year 1999
	Quarter Ended            High      Low
	------------------      -------   -----
	June 30, 1998            $8.375   $6.75
	September 30, 1998       $7.375   $4.75
	December 31, 1998        $6.875   $4.75
	March 31, 1999           $8.75    $5.25

On March 31, 2000, there were approximately 1,600 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.

Information  required  by Part II, Item  6:   Selected  Financial
Data.   This  information is contained in the  section  captioned
"Datron Systems Incorporated Selected Financial Data" on the inside front cover of the Annual Report.


			DATRON SYSTEMS INCORPORATED
			 SELECTED FINANCIAL DATA

		                     	   Fiscal Years Ended March 31,
		             ------------------------------------------------------------
			                  2000       1999        1998        1997        1996
		             ------------------------------------------------------------
Statements of
 Operations
  Net sales        $61,887,000 $59,084,000 $54,628,000  $53,269,000 $61,165,000
  Net income (loss)  2,504,000   1,702,000  (3,163,000)     268,000  (1,241,000)
  Earnings (loss)
   per share<F1>
     - basic            $0.93      $0.63       $(1.18)       $0.10     $(0.48)
     - diluted          $0.92      $0.63       $(1.18)       $0.10     $(0.48)

Balance Sheets
  Working capital  $23,929,000 $20,307,000 $20,354,000  $24,756,000  $18,042,000
  Total assets      54,397,000  48,167,000  51,284,000   56,476,000   58,459,000

  Long-term debt     3,170,000   3,254,000   5,600,000    8,900,000    5,200,000
  Total
   liabilities      20,281,000  16,772,000  21,679,000   23,868,000   26,588,000
  Stockholders'
   equity<F2>       34,116,000  31,395,000  29,605,000   32,608,000   31,871,000
  Book value
   per share            $12.58      $11.65      $11.05       $12.26       $12.24


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

The Antenna and Imaging Systems business segment designs and manufactures satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers. Its major product lines are remote sensing satellite earth stations, tracking antennas and systems for U.S. and foreign governmental agencies (including the U.S. Department of Defense ("DoD")) and commercial satellite service providers, and mobile direct broadcast satellite ("DBS") television reception systems for recreational vehicles, boats and large business jets. Fiscal 2000 sales for this segment were $39,756,000, a 2% increase from fiscal 1999 sales of $39,084,000. Product line sales for this segment in fiscal 2000 and 1999 were as follows (in thousands):


		                      2000               1999
               		     -------           -------
Remote sensing       $14,131     36%    $16,169      41%
DoD/Other             17,316     43%     15,069      39%
DBS                    8,309     21%      7,846      20%
		                   -------    ----    -------     ----
Total                $39,756    100%    $39,084     100%
		                   =======    ====    =======     ====

During fiscal 2000, sale of a remote sensing system to an Asian customer accounted for 13% of this segment's sales and 8% of consolidated sales. During fiscal 1999, sale of a remote sensing system to a European customer accounted for 14% of this segment's sales and 9% of consolidated sales.

The Communication Products business segment designs, manufactures and distributes high frequency and very high frequency radios and accessories for worldwide military and civilian purposes. Fiscal 2000 sales for this segment were $22,131,000, an 11% increase from fiscal 1999 sales of $20,000,000. Foreign customers accounted for 89% of fiscal 2000 sales and 93% of fiscal 1999 sales. During fiscal 2000, sales of radio products to an African customer accounted for 44% of this segment's sales and 16% of consolidated sales. During fiscal 1999, this segment sold radio products to another African customer that accounted for 20% of this segment's sales and 7% of consolidated sales.

Consolidated sales for fiscal 2000 were $61,887,000, a 5% increase from fiscal 1999 consolidated sales of $59,084,000. The increase in sales was primarily due to higher sales of antenna systems and radio products, partially offset by lower sales of remote sensing satellite earth stations. Net income for fiscal 2000 was $2,504,000, or $0.92 per diluted share, compared with net income in fiscal 1999 of $1,702,000, or $0.63 per diluted share. The improvement in net income for fiscal 2000 was primarily due to the licensing of manufacturing rights to the Company's DBS-2100 antenna for business jets, partially offset by an increase in new product development expenses.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause the Company's actual results to differ from the anticipated results expressed in such forward-looking statements. These include, among others, uncertainties stemming from the dependence of the Company on foreign sales and on large orders from a relatively small number of customers, risks relating to the decline in the Company's traditional defense business and the Company's efforts to develop and market consumer products, lack of timely development or customer acceptance of new products, changes in or unavailability of products and services offered by satellite service providers and their related suppliers, worldwide economic downturns and currency devaluations, restrictions imposed by the U.S. government on the export of Company products, and the impact of competition. Investors are referred to the Company's periodic reports under the Securities Exchange Act of 1934, including without limitation the Investment Considerations set forth in the Company's Annual Report on Form 10-K.

The consolidated financial statements and notes thereto that appear on pages 12 through 23 should be read in conjunction with the following review.

RESULTS OF OPERATIONS

Operating results for the last three fiscal years are presented for each of the Company's two business segments (in thousands):

      		   ANTENNA AND IMAGING SYSTEMS

                        				 Years Ended March 31,
			                         ---------------------------
			                          2000     1999     1998
			                          -------   -------  -------
Net sales                    $39,756   $39,084  $33,789
			                          =======   =======  =======
Percent of consolidated
  net sales                      64%      66%      62%
			                            	 ===      ===      ===
Gross profit                 $11,219   $11,315   $4,963
Operating expenses before
  corporate expenses           8,455     8,182    7,472
			                           ------    ------  -------
Operating income (loss)       $2,763    $3,133  $(2,509)
			                           ======    ======  =======
Percent of consolidated
  operating income (loss)
  before corporate expenses      61%       73%     179%
			                            	 ===       ===     ====

Sales of Antenna and Imaging Systems increased $672,000, or 2%, in fiscal 2000 compared with fiscal 1999 sales. The increase was due to higher sales of tracking antenna systems for military and commercial customers and higher sales of DBS antenna products, partially offset by lower sales of remote sensing satellite earth stations. Sales of Antenna and Imaging Systems increased $5,295,000, or 16%, in fiscal 1999 compared with fiscal 1998 sales. The increase was due to higher sales of remote sensing satellite earth stations and DBS antenna products, partially offset by lower sales of tracking antenna systems for non-military governmental agencies.

Gross profit percentage on Antenna and Imaging Systems' sales was 28.2% in fiscal 2000 compared with 29.0% in fiscal 1999 and 14.7% in fiscal 1998. The decrease in fiscal 2000 from fiscal 1999 was primarily due to a less favorable product mix in the fourth quarter and to lower unit sales prices for DBS products resulting from new competition. The increase in fiscal 1999 from fiscal 1998 was primarily due to production efficiencies and to a more favorable product mix in the third and fourth quarters.

Operating income percentage on sales of Antenna and Imaging Systems' products was 6.9% in fiscal 2000 compared with 8.0% in fiscal 1999 and with an operating loss percentage of 7.4% of sales in fiscal 1998. The decrease in fiscal 2000 from fiscal 1999 was primarily due to lower gross profits and higher new product development expenses, partially offset by lower selling expenses. The improvement from an operating loss in fiscal 1998 to operating income in fiscal 1999 was primarily due to higher gross profits, partially offset by higher new product development expenses.

[CAPTION]

            		     COMMUNICATION PRODUCTS

                       				   Years Ended March 31,
			                           --------------------------
		                           		2000     1999      1998
			                           -------   -------  -------
Net sales                     $22,131   $20,000  $20,839
			                           =======   =======  =======
Percent of consolidated
  net sales                       36%       34%      38%
			                            	  ===       ===      ==
Gross profit                   $7,832    $7,445   $6,404
Operating expenses before
  corporate expenses            6,031     6,308    5,293
			                            ------    ------   ------
Operating income               $1,801    $1,137   $1,111
			                            ======    ======   ======
Percent of consolidated
  operating income (loss)
  before corporate expenses       39%       27%     (79%)
				                              ===       ===      ===

Sales of Communication Products increased $2,131,000, or 11%, in fiscal 2000 compared with fiscal 1999 sales. The increase was due to higher new order bookings in fiscal 2000, approximately half of which were received in the fourth quarter. Sales of radio products to an African customer accounted for $9,657,000, or 44% of this segment's fiscal 2000 sales. Sales of Communication Products decreased $839,000, or 4%, in fiscal 1999 compared with fiscal 1998 sales. The decrease was due to lower bookings of radio products resulting from economic instability in several of the Company's international markets. Sales of radio products to another African customer accounted for $4,026,000, or 20%, of this segment's fiscal 1999 sales. One customer will often account for a large percentage of this segment's annual sales, but it is unusual to have large sales from the same customer in successive years. International customers accounted for 89%, 93% and 88% of this segment's sales in fiscal 2000, 1999 and 1998, respectively. Orders from this customer base are subject to economic and political instability in those markets and often are delayed. Future anticipated orders may be delayed and some may never be awarded. In addition, some procurements the Company has identified as promising opportunities may be canceled.

Gross profit percentage on Communication Products' sales was 35.4% in fiscal 2000 compared with 37.2% in fiscal 1999 and 30.7% in fiscal 1998. The decrease in fiscal 2000 from fiscal 1999 was primarily due to higher labor costs. The improvement in fiscal 1999 from fiscal 1998 was primarily due to production efficiencies resulting from lower materials costs and to a more favorable product mix.

Operating income percentage on sales of Communication Products was 8.1% in fiscal 2000 compared with 5.7% of sales in fiscal 1999 and 5.3% of sales in fiscal 1998. The increase in fiscal 2000 compared with fiscal 1999 was primarily due to lower selling and administrative expenses, partially offset by lower gross margins. The increase in fiscal 1999 compared with fiscal 1998 was due to higher gross margins, partially offset by higher administrative, new product development and selling expenses. Because an operating loss was incurred in the Antenna and Imaging Systems business segment in fiscal 1998, and because a consolidated operating loss before corporate expenses was incurred in fiscal 1998, operating income attributable to the Communication Products business segment was (79%) of consolidated operating loss before corporate expenses in fiscal 1998.

Consolidated expenses

Selling, general and administrative ("SG&A") expenses were $12,100,000 in fiscal 2000 compared with $12,610,000 in fiscal 1999 and $12,179,000 in fiscal 1998. Fiscal 2000 SG&A expenses decreased 4% from fiscal 1999 SG&A expenses primarily due to lower selling expenses at both business segments, partially offset by higher administrative expenses at the Antenna and Imaging Systems business segment and higher expenses at the corporate office. Fiscal 1999 SG&A expenses increased 4% over fiscal 1998 SG&A expenses primarily due to higher selling expenses at both business segments and to higher administrative expenses at the Communication Products business segment.

Research and development ("R&D") expenses were $3,960,000 in fiscal 2000 compared with $3,269,000 in fiscal 1999 and $1,987,000 in fiscal 1998. Fiscal 2000 R&D expenses increased 21% over fiscal 1999 expenses primarily due to higher spending on development programs to improve mobile DBS products and to improve core tracking antenna technologies. Fiscal 1999 R&D expenses increased 65% over fiscal 1998 expenses primarily due to higher spending on development programs for mobile DBS antenna products and for new radio products.

Interest expense was $217,000 in fiscal 2000 compared with $326,000 in fiscal 1999 and $383,000 in fiscal 1998. The 33%
decrease in fiscal 2000 compared with fiscal 1999 was due to the absence of borrowings against the Company's revolving line of credit in fiscal 2000. The 15% decrease in fiscal 1999 compared with fiscal 1998 was due to lower levels of term debt in fiscal 1999 and to a lower interest rate paid on a real estate loan.
See Note 4 to the Consolidated Financial Statements. Interest income in fiscal 2000 was $194,000 compared with $231,000 in fiscal 1999 and $10,000 in fiscal 1998. Fiscal 2000 interest income resulted from short term investments of excess cash. Fiscal 1999 interest income included collection of interest on a past due account and income from short term investments of excess cash.

Other income in fiscal 2000 of $1,129,000 was primarily due to the payment received for licensing the manufacturing rights to the Company's DBS-2100 antenna for business jets. Other expense of $1,126,000 in fiscal 1998 was primarily due to the loss on an investment in EarthWatch Incorporated.

The effective income tax provision (benefit) rates for fiscal 2000, 1999 and 1998 were 38.9%, 39.9% and (26.4%), respectively.
The provision rate in fiscal 2000 was lower than the rate in fiscal 1999 primarily due to the ability to use the R&D tax credit in fiscal 2000. The low benefit rate in fiscal 1998 was due to the Company's inability to take a deduction for the write-off of its investment in EarthWatch Incorporated because of a lack of offsetting capital gains.

Order backlog at March 31

				                                 2000         1999
                            				  -----------   -----------
Antenna and Imaging Systems       $24,293,000   $20,484,000
Communication Products              1,702,000     2,211,000
				                              -----------   -----------
Total                             $25,995,000   $22,695,000
				                              ===========   ===========

The 19% increase in Antenna and Imaging Systems' backlog at March
31, 2000 compared with March 31, 1999 was primarily due to strong fourth quarter bookings of antenna systems for the DoD and other governmental agencies.

The 23% decrease in Communication Products' backlog at March 31, 2000 compared with March 31, 1999 was due to the Company's ability to fill orders faster in fiscal 2000 than in fiscal 1999. Order bookings in fiscal 2000 were 29% higher than they were in fiscal 1999. As previously noted, orders from this customer base are subject to economic and political instability in those markets and often are delayed. Future anticipated orders may be delayed and some may never be awarded. In addition, some procurements the Company had previously identified as promising opportunities may be canceled.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2000, working capital was $23,929,000 compared with $20,307,000 at March 31, 1999, an increase of $3,622,000.
Significant changes affecting working capital during fiscal 2000 were as follows: accounts receivable, net increased $1,691,000 primarily due to strong fourth quarter sales; accounts payable and accrued expenses increased $2,663,000 primarily due to expenses associated with the strong fourth quarter sales; and income taxes payable increased $1,151,000. The Company's cash position at March 31, 2000 was $12,183,000 compared with $5,548,000 at March 31, 1999, an increase of 120%. At March 31, 2000, the Company had no borrowings against its revolving line of credit.

Capital expenditures were $1,289,000 in fiscal 2000, a 16% decrease compared with fiscal 1999 capital expenditures of $1,535,000. The decrease was primarily due to the absence of improvements made to the new production and office facility the Communication Products business segment moved into in April 1999. Capital expenditures in fiscal 2001 are expected to be higher than fiscal 2000 expenditures due to anticipated tooling requirements for new products.

At March 31, 2000, the Company had a $16,000,000 revolving line of credit with its bank. The line may be used for the issuance of letters of credit and for direct working capital advances in any combination up to the lesser of $16 million or an availability limit determined by a borrowing base formula. Five million dollars of the total credit facility was restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expired on April 1, 2000. The remaining $11,000,000 facility expires on April 1, 2001. On April 12, 2000, the Company amended the revolving credit agreement with its bank. Under the amended agreement, the total credit facility is $13,000,000, of which $2,000,000 is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line expires April 1, 2001 and is subject to a borrowing base formula. The remaining $11,000,000 credit facility expires on April 1, 2002 and is not subject to a borrowing base formula. The Company believes its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance presently planned capital and working capital requirements.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.
Inflation and changing prices have not had a significant impact on the Company's historical operations.

Year 2000 Issues

Some software included in products sold or licensed to the Company's customers and certain portions of the Company's internal operating systems may be subject to failure as a result of what is commonly known as the Year 2000 date issue (the "Year 2000 issue"). The Company is not aware of any significant Year 2000 problems that have affected products sold or licensed to its customers or that affected its internal operating systems. The Company believes its plans for addressing the Year 2000 issue have been successful and are adequate to handle any remaining Year 2000 issues that may develop. The Company does not believe it will incur any material financial impact for the risk of failure, or from the costs associated with assessing the risks of failure, arising from the Year 2000 issue.

Information required by Part II, Item 8: Financial Statements and Supplementary Data. This information is contained on pages
12 through 24 of the Annual Report.

[CAPTION]

        		    DATRON SYSTEMS INCORPORATED
		            CONSOLIDATED BALANCE SHEETS

					                                       March 31,
				                                   2000             1999
     			                       	    -----------        ----------
ASSETS
Current assets:
   Cash and cash equivalents        $12,183,000        $5,548,000
   Accounts receivable, net          12,658,000        10,967,000
   Inventories                       11,626,000        11,890,000
   Deferred income taxes              2,603,000         2,998,000
   Prepaid expenses and other
     current assets                     343,000           754,000
				                                 ----------        ----------
     Total current assets            39,413,000        32,157,000

Property, plant and equipment,
   net                                9,427,000        10,248,000
Goodwill, net                         5,237,000         5,442,000
Other assets                            320,000           320,000
				                                -----------       -----------
     Total assets                   $54,397,000       $48,167,000
				                                ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                  $2,921,000        $2,521,000
   Accrued expenses                   9,632,000         7,369,000
   Customer advances                  1,408,000         1,594,000
   Income taxes payable               1,433,000           282,000
   Current portion of long-
     term debt                           90,000            84,000
				                                 ----------        ----------
      Total current liabilities      15,484,000        11,850,000

Long-term debt                        3,080,000         3,170,000
Deferred income taxes                 1,614,000         1,752,000
Deferred rent                           103,000               ---
				                                 ----------        ----------
	Total liabilities                   20,281,000        16,772,000
				                                 ----------        ----------

Commitments and contingencies -- Note 7

Stockholders' equity:
   Preferred stock - par
      value $0.01; authorized
      2,000,000 shares, none
      issued or outstanding                 ---               ---
   Common stock -- par value
      $0.01; authorized
      10,000,000 shares,
      3,098,943 and 3,084,532
      shares issued in 2000 and
      1999, respectively                 31,000            31,000
   Additional paid-in capital        10,904,000        10,758,000
   Retained earnings                 25,460,000        22,956,000
   Treasury stock, at cost;
      387,303 and 390,779
      shares in 2000 and
      1999, respectively             (2,115,000)       (2,106,000)
   Stock option plan and stock
      purchase plan notes
      receivable                       (164,000)         (244,000)
				                                 ----------        ----------
      Total stockholders' equity     34,116,000        31,395,000
				                                 ----------        ----------
      Total liabilities and
         stockholders' equity       $54,397,000       $48,167,000
                            				    ===========       ===========
See notes to consolidated financial statements.

[CAPTION]

        		  DATRON SYSTEMS INCORPORATED
	       CONSOLIDATED STATEMENTS OF OPERATIONS

				                                 Years Ended March 31,

				                             2000          1999         1998
			                            -----------  -----------   -----------

Net sales                      $61,887,000  $59,084,000   $54,628,000
Cost of sales                   42,836,000   40,324,000    43,261,000
			                            	----------   ----------    ----------
Gross profit                    19,051,000   18,760,000    11,367,000

Selling, general and
  administrative                12,100,000   12,610,000    12,179,000
Research and development         3,960,000    3,269,000     1,987,000
		                            		----------   ----------    ----------
Operating income (loss)          2,991,000    2,881,000    (2,799,000)

Interest expense                  (217,000)    (326,000)     (383,000)
Interest income                    194,000      231,000        10,000
Other income (expense)           1,129,000       47,000    (1,126,000)
                            				 ---------    ---------     ---------
Income (loss) before income
  taxes                          4,097,000    2,833,000    (4,298,000)


Income taxes (benefit)           1,593,000    1,131,000    (1,135,000)
                            				 ---------    ---------     ---------
Net income (loss)               $2,504,000   $1,702,000   ($3,163,000)
			                              =========    =========    ==========

Earnings (loss) per common
  share - basic                      $0.93        $0.63        ($1.18)
				                             =========      =======       =======
Weighted average number of
  common shares outstanding      2,703,000    2,688,000     2,670,000
			                            	 =========    =========    ==========

Earnings (loss) per common
  share - diluted                    $0.92        $0.63        ($1.18)
				                             =========     ========    ==========
Weighted average number of
    common and common
    equivalent shares
    outstanding                  2,727,000    2,688,000      2,670,000
				                             =========    =========      =========

See notes to consolidated financial statements.

[CAPTION]

                            		 DATRON SYSTEMS INCORPORATED
	                      CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                  										                           Stock Option Plan
                                               Additional                                & Stock Purchase
                            Common Stock         Paid-In     Retained   Treasury      Plan Notes
			                      Shares     Par Value    Capital     Earnings     Stock       Receivable      Total
Balance at April 1, 1997  2,659,416  $31,000  $10,602,000  $24,417,000 ($2,198,000)  ($244,000)   $32,608,000
  Stock issued under
   employee stock
   purchase plan              6,126     ---       45,000          ---         ---         ---         45,000
  Purchase of treasury
   stock                    (4,058)    ---          ---          ---      (53,000)        ---        (53,000)
  Stock options exercised
   for treasury stock
   and tax benefits         17,800     ---        4,000          ---      145,000         ---        149,000
  Stock option
   compensation                ---     ---       19,000          ---          ---         ---         19,000
  Net loss                     ---     ---          ---    (3,163,000)        ---         ---     (3,163,000)
Balance at March 31, 1998 2,679,284  31,000  10,670,000    21,254,000  (2,106,000)   (244,000)    29,605,000
  Stock issued under
   employee stock purchase
   plan and tax benefits     14,469     ---      75,000          ---          ---         ---         75,000
  Stock option
   compensation                 ---     ---      13,000          ---          ---         ---         13,000
  Net income                    ---     ---         ---     1,702,000         ---         ---      1,702,000
Balance at March 31, 1999 2,693,753  31,000  10,758,000    22,956,000  (2,106,000)   (244,000)    31,395,000
  Stock issued under
   employee stock
   purchase plan             14,411     ---      79,000           ---         ---         ---         79,000
  Treasury stock
   received for note
   payment                   (5,334)    ---         ---           ---     (80,000)     80,000            ---
  Stock options
   exercised for
   treasury stock and
   tax benefits               8,810     ---      45,000           ---      71,000         ---        116,000
  Stock option
   compensation                 ---     ---      22,000           ---         ---         ---         22,000
  Net income                    ---     ---         ---     2,504,000         ---         ---      2,504,000
Balance at March 31, 2000 2,711,640 $31,000 $10,904,000   $25,460,000 ($2,115,000)  ($164,000)   $34,116,000

See notes to consolidated financial statements.

[CAPTION]

      			   DATRON SYSTEMS INCORPORATED
		      CONSOLIDATED STATEMENTS OF CASHFLOWS

				                              Years Ended March 31,
				                              2000      1999         1998
			                           ----------  ---------   -----------
Cash Flows from Operating
  Activities
Net income (loss)             $2,504,000  $1,702,000  ($3,163,000)
Adjustments to reconcile net
  income (loss) to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization               1,924,000   2,301,000    2,513,000
   Loss on investment                ---         ---    1,113,000
   Changes in operating
    assets and liabilities:
    Accounts receivable       (1,691,000)  4,520,000    2,409,000
    Inventories                  264,000   2,158,000      261,000
    Deferred income taxes        257,000     342,000     (856,000)
    Prepaid expenses and
     other assets                397,000       6,000      297,000
    Accounts payable
     and accrued expenses      2,663,000  (2,787,000)   1,927,000
    Customer advances           (186,000)    629,000      221,000
    Income taxes payable        1,151,00      79,000        9,000
    Restructuring reserve            ---    (320,000)    (904,000)
    Deferred rent                103,000         ---          ---
  Other                           40,000      13,000       19,000
			                            ---------   ---------    ---------
Net cash provided by
  operating activities         7,426,000   8,643,000    3,846,000
			                            ---------   ---------    ---------
Cash Flows from Investing
  Activities
Additions to property, plant
  and equipment               (1,289,000) (1,535,000)  (1,125,000)
Proceeds from sales of
  property, plant and
  equipment                      387,000      77,000          ---
			                            ---------   ---------    ---------
Net cash used in investing
  activities                    (902,000) (1,458,000)  (1,125,000)
			                            ---------   ---------    ---------
Cash Flows from Financing
  Activities
Proceeds from long-term debt         ---   3,300,000          ---
Repayments of long-term debt     (84,000)    (46,000)         ---
Decrease in revolving credit
  facility                           ---  (5,600,000)  (3,300,000)
Stock options exercised and
  tax benefits                   116,000       1,000      149,000
Issuance of common stock          79,000      74,000       45,000
Purchase of treasury stock           ---         ---      (53,000)
	                            			--------   ---------   ----------
Net cash provided by (used
  in) financing activities       111,000  (2,271,000)  (3,159,000)
	                            			--------  ----------   ----------

Increase (decrease) in cash
  and cash equivalents         6,635,000   4,914,000     (438,000)
Cash and cash equivalents
  at beginning of year         5,548,000     634,000    1,072,000
			                            ---------   ---------    ---------

Cash and cash equivalents
  at end of year             $12,183,000  $5,548,000     $634,000
			                           ==========  ==========    =========
Supplemental Cash Flow
  Information
Interest paid                   $217,000    $327,000     $384,000
Income tax paid
  (refunds received)           ($355,000)   $596,000    ($367,000)

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

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the financial statements for prior years to conform to the presentation for fiscal 2000.

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

Cash Equivalents

Cash equivalents consist of highly liquid investments purchased with maturities of three months or less and which are readily convertible into cash.

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

Goodwill

Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over 38 years. Accumulated amortization of goodwill was $2,464,000 at March 31, 2000 and $2,260,000 at March 31,
1999.

Treasury Stock

Repurchased shares of the Company's common stock are included in treasury stock at cost. Shares issued from treasury stock for exercise of stock options are issued at original cost on a first-in, first-out basis.

Revenue Recognition

Revenue from product sales is recognized at the time of shipment, except in the case of certain fixed-price contracts requiring substantial performance over several periods prior to commencement of deliveries, which are accounted for under the percentage-of-completion (cost-to-cost) method of accounting. Expected profits or losses on these contracts are based on the Company's estimates of total sales value and cost at completion. These estimates are reviewed and revised periodically throughout the lives of the contracts, and adjustments resulting from such revisions are recorded in the periods in which revisions are made. Losses on contracts are recorded in full as they are identified.

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

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement requires that deferred income taxes be reported in the Company's financial statements utilizing the asset and liability method. Under this method, deferred income taxes are determined based on enacted tax rates applied to the differences between the financial statement and tax bases of assets and liabilities.

Earnings (Loss) Per Share

Basic earnings per share ("EPS") is calculated based on the weighted average number of shares outstanding during the year. Diluted EPS is calculated based on the weighted average number of shares outstanding during the year plus equivalent shares issuable under the Company's stock option plans when such amounts are dilutive. Options to purchase 87,000 shares of common stock at prices ranging from $12.75
- $15.73 were not included in the computation of diluted EPS at March 31, 2000 because the effect of such options would be anti-dilutive. Such options expire at various dates from November 10, 2005 to February 22, 2010. At March 31, 1999 and 1998, options to purchase 311,000 shares and 320,000 shares, respectively, of common stock at exercise prices ranging from $6.50 - $15.73 and $6.50 - $16.00, respectively, were not included in the computation of diluted EPS because the effect of such options would be anti-dilutive.

Stock-Based Compensation

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for costs of stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, discloses the pro forma effect on net income (loss) and related per share amounts using the fair value-based method to account for its stock-based compensation (see Note 6).

Segment Disclosures

Effective March 31, 1999, the Company adopted SFAS No. 131,
"Disclosures about Segments of an Enterprise and Related
Information." This statement revises the definition of an operating segment and requires expanded disclosure of segment operations. Adoption of this statement did not affect the Company's results of operations or financial position (see Note 9).

NOTE 3.   BALANCE SHEET INFORMATION

[CAPTION]

Accounts receivable at March 31:

				                               2000        1999
                            				----------   ----------
       Billed                   $ 9,108,000  $ 7,430,000
       Unbilled                   3,659,000    3,724,000
		                            		 ----------   ----------
       Subtotal                  12,767,000   11,154,000
       Allowance for doubtful
	        accounts                  (109,000)    (187,000)
	                            			-----------  -----------
	          Total                $12,658,000  $10,967,000
		                            		===========  ===========
Inventories at March 31:
				                               2000        1999
			                            	-----------  -----------
       Raw materials            $ 7,587,000  $ 6,807,000
       Work-in-process            2,233,000    3,230,000
       Finished goods             1,806,000    1,853,000
			                            	-----------  -----------
	          Total                $11,626,000  $11,890,000
                             			===========  ===========

Inventories are presented net of allowances for obsolescence of $1,527,000 and $1,380,000 at March 31, 2000 and 1999,
respectively.

[CAPTION]

Property, plant and equipment at March 31:

                          				     2000        1999
	                            			-----------  -----------
       Land and buildings       $ 8,901,000  $ 8,743,000
       Machinery and equipment   15,298,000   15,110,000
       Furniture and office
	        equipment                1,548,000    1,674,000
       Leasehold improvements       726,000    1,328,000
       Construction-in-process          ---       52,000
                            				-----------   ----------
       Subtotal                  26,473,000   26,907,000
       Accumulated depreciation
       	 and amortization       (17,046,000) (16,659,000)
		                            		-----------   ----------
	          Total                $ 9,247,000  $10,248,000
			                            	===========   ==========

Accrued expenses at March 31:
                          				      2000       1999
		                            		 ----------   ----------
       Commission and service
       	 fees                    $4,540,000   $2,460,000
       Salaries and employee
       	 benefits                 2,911,000    2,502,000
       Warranty allowance         1,085,000      853,000
       Royalties                    257,000      350,000
       Other                        839,000    1,204,000
				                             ----------   ----------
	          Total                 $9,632,000   $7,369,000
			                            	 ==========   ==========

NOTE 4.   LONG-TERM DEBT

At March 31, 2000, the Company had a committed $16,000,000 revolving line of credit with its bank. The line may be used for the issuance of letters of credit and for direct working capital advances in any combination up to the lesser of $16,000,000 or an availability limit determined by a borrowing base formula. At March 31, 2000, the availability limit was $16,000,000. Five million dollars of the total credit facility is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expired on April 1, 2000. The remaining $11,000,000 credit facility expires on April 1, 2001. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50%. At March 31, 2000, the bank's prime rate was 9.00%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. At March 31, 2000, there were no borrowings under the line and the bank had issued letters of credit against the line totaling $2,787,000.

On April 12, 2000, the Company amended the revolving credit agreement with its bank. Under the amended agreement, the total credit facility is $13,000,000, of which $2,000,000 is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expires April 1, 2001 and is subject to a borrowing base formula. The remaining $11,000,000 credit facility expires April 1, 2002 and is not subject to a borrowing base formula. A credit facility fee of $17,500 is payable annually to the bank. Other terms of the amended agreement are similar to the original agreement.

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

At March 31, long-term debt was as follows:

                          				  2000         1999
			                           ----------   ----------
  6.76% note payable due
    September 1, 2008         $3,170,000   $3,254,000
  Less current portion           (90,000)     (84,000)
			                           ----------   ----------
  Long-term debt              $3,080,000   $3,170,000
			                           ==========   ==========

Aggregate principal payments for each of the  years  ending
March 31 are as follows:

	      Year               Principal Payments
	      ----               ------------------
	      2001                 $    90,000
	      2002                      96,000
	      2003                     103,000
	      2004                     110,000
	      2005                     118,000
	      Thereafter             2,653,000
                     				    ----------
		           Total           $3,170,000
				                         ==========
The Company believes the carrying amount of its outstanding long-term debt at March 31, 2000 and 1999 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March
31, 2000 and 1999 for loans with similar terms and maturities.

NOTE 5.   INCOME TAXES

The Company's deferred income tax assets and liabilities at March 31 are as follows:

                          				       2000         1999
				                              ----------   ----------
     Deferred income tax assets:
       Contract loss and other
       	 allowances                  $1,801,000   $1,709,000
       Accrued employee benefits        503,000      438,000
       Alternative minimum tax
         credits                            ---      353,000
       Investment tax credits               ---      236,000
       Net operating loss carryover         ---       63,000
       Other                            299,000      199,000
				                                  ---------    ---------
	         Total                       2,603,000    2,998,000
				                                  ---------    ---------
     Deferred income tax liabilities:
       Depreciation                  (1,479,000)  (1,546,000)
       State taxes                     (135,000)    (206,000)
				                                 ----------   ----------
       	   Total                     (1,614,000)  (1,752,000)
                            				     ----------   ----------

     Net deferred income tax asset     $989,000   $1,246,000
                            				     ==========   ==========

As  of  March  31,  2000,  the Company  had  no  federal  or
California  net  operating  loss  carryforwards  or   credit
carryforwards.

The provision (benefit) for income taxes for the years ended March 31 is as follows:

			                        2000         1999         1998
		                     	 ----------    ---------    -----------
   Federal:
     Current             $1,233,000     $746,000    $  (280,000)
     Deferred                50,000      139,000       (694,000)
   State:
     Current                103,000       43,000            ---
     Deferred               207,000      203,000       (161,000)
                     			 ----------   ----------    -----------
       Total             $1,593,000   $1,131,000    $(1,135,000)
		                     	 ==========   ==========    ===========

The provision (benefit) for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

                    			    2000           1999         1998
		                        ----------     --------    -----------
   Expected tax (benefit)
     at statutory rate   $1,393,000     $963,000    $(1,461,000)
   Disallowed capital
     loss                       ---          ---        378,000
   State tax (benefit),
     net of federal tax
     effect                 205,000      163,000       (103,000)
   Foreign Sales
     Corporation Earnings  (132,000)    (104,000)       (70,000)
   Goodwill amortization     70,000       70,000         70,000
   Other differences         57,000       39,000         51,000
			                      ----------   ----------    -----------
       Total             $1,593,000   $1,131,000    $(1,135,000)
			                      ==========   ==========    ===========

NOTE 6.   EMPLOYEE INCENTIVE PLANS

In May 1985, the Company adopted the 1985 Stock Option Plan (1985 Plan). Under the 1985 Plan, as amended, 500,000 shares of common stock may be issued upon the exercise of options granted to employees of the Company at not less than the fair market value on the date of grant and to directors of the Company at not less than 85% of the fair market value on the date of grant. Options become exercisable ratably over three years and expire ten years from the date of grant. The 1985 Plan expired in May 1995. During the fiscal year ended March 31, 2000, a promissory note in the amount of $80,000 that had been issued in connection with the exercise of an option granted pursuant to the 1985 Plan was paid in full by the maker.

In February 1995, the Company adopted the 1995 Stock Option Plan (1995 Plan), authorizing the issuance of 206,700 option shares of which 61,073 were available under the 1985 Plan at the time of its expiration. In August 1999, the 1995 Plan was amended to increase by 200,000 the number of shares available for grant and to require all options be granted at fair market value. Other terms of issuance and exercise of options granted under the 1995 Plan are similar to those under the 1985 Plan.

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."
Had compensation expense for the Company's two fixed stock option plans (the 1985 Plan and 1995 Plan) been determined consistent with the provisions of SFAS No. 123 based on the fair value at date of grant for awards made subsequent to March 31, 1995, and assumed forfeiture rates of 17%, 21% and 12%, respectively, net income (loss) and earnings (loss) per share would have been reduced (increased) to the pro forma amounts indicated below:

                          				 2000        1999          1998
			                          ----------   ----------   -----------
   Net income (loss)
   -----------------
   As reported               $2,504,000   $1,702,000   $(3,163,000)
   Pro forma                 $2,071,000   $1,460,000   $(3,601,000)

   Earnings (loss) per
    common share - basic
   ---------------------
   As reported                   $0.93        $0.63      $(1.18)
   Pro forma                     $0.77        $0.54      $(1.35)

   Earnings (loss) per
    common share - diluted
   -----------------------
   As reported                   $0.92        $0.63      $(1.18)
   Pro forma                     $0.76        $0.54      $(1.35)


The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 2000, 1999 and 1998 is estimated at $7.04, $2.87 and $4.17, respectively, and the weighted-average exercise prices for those options was $12.32, $6.54 and $8.92, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 2000, 1999 and 1998 is estimated at $3.58, zero and $4.36, respectively, and the weighted-average exercise prices for those options was $5.10, zero and $7.23, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 2000, 1999 and 1998, respectively: dividend yield of 0%, 0% and 0%; expected volatility of 59%, 41% and 44%; risk-free rate of return of 6.15%, 5.31% and 5.81%; and expected lives of 5 years, 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

A summary of the status of the Company's two fixed stock option plans as of March 31, 2000, 1999 and 1998 and activity during the years then ended is as follows:

                   			   2000              1999                1998
		                 -----------------   ----------------   -----------------
     			                     Weighted-          Weighted-           Weighted-
			                           Average            Average             Average
			                          Exercise           Exercise            Exercise
		                   Shares    Price     Shares   Price     Shares    Price
		                   -------  --------   ------- --------   -------  --------
Outstanding at
 beginning of year   311,130    $ 9.32   319,960   $ 9.96   219,580   $11.35
Granted              124,500    $10.00    53,000   $ 6.54   164,000   $ 8.81
Canceled             (47,130)   $10.24   (61,830)  $10.22   (45,820)  $13.42
Exercised             (8,810)   $10.14       ---     ---    (17,800)  $ 7.67
		                   -------    ------   -------   ------   -------   ------
Outstanding at end
 of year             379,690    $ 9.41   311,130   $ 9.32   319,960   $ 9.96
		                   =======    ======   =======   ======   =======   ======

Options exercisable
 at end of year      186,190    $ 9.61   173,667   $10.35   145,293  $10.86
              		     =======    ======   =======   ======   =======  ======


Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1985 Plan and 1995 Plan was $22,000, $13,000 and $19,000 in
fiscal years 2000, 1999 and 1998, respectively.

Information about fixed stock options outstanding at March
31, 2000 is as follows:

                			   Options Outstanding               Options Exercisable
		                -----------------------------------   ----------------------
			               			          Weighted-Ave. Weighted-                Weighted-
                                Remaining      Ave.                      Ave.
  Range of          Number     Contracatual  Exercise      Number     Exercise
Exercise Prices   Outstanding     Life        Price      Exercisable    Price
 $5.10 - $7.50     110,020       8.4 years    $ 6.08        22,020       $ 6.61
 $8.08 - $9.50     135,670       5.6          $ 8.60       106,003       $ 8.60
$10.13 - $12.75     49,500       6.1          $11.39        43,167       $11.52
$13.50 - $15.73     84,500       9.1          $13.89        15,000       $15.73
---------------    --------     ----------    ------       -------       ------
 $5.10 - $15.73    379,690       7.3 years    $ 9.41       186,190       $ 9.61
===============    ========     ==========    ======       =======       ======

At March 31, 2000, 165,730 shares were available for grant under the 1995 Plan.

In March 1988, the Company adopted the 1988 Key Employee Stock Purchase Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. As of March 31, 2000, 50,000 shares had been purchased pursuant to the Purchase Plan, and a note receivable in the amount of $164,000 due April 10, 2002 at an interest rate of 4.64% was outstanding.

The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were $195,000, $151,000 and zero for the fiscal years ended March 31, 2000, 1999 and 1998, respectively.

In November 1995, the Company adopted the Supplemental Executive Profit Sharing Plan, effective as of April 1, 1994. The plan is a deferred compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Contributions for the fiscal years ended March 31, 2000, 1999 and 1998, were $9,000, $14,000 and zero, respectively.

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

Common stock issued under the Employee Stock Purchase Plan is summarized as follows:

               1999              1998            1997
  Offering     Shares    Purchase  Shares    Purchase     Shares    Purchase
Period Ended   Issued     Price    Issued     Price       Issued     Price

June 30        7,713      $4.68     6,648     $5.74          ---        ---
December 31    6,698      $6.22     7,821     $4.62        6,126      $7.33
  Total       14,411               14,469                  6,126


NOTE 7.   COMMITMENTS AND CONTINGENCIES

The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. In March 1998, the Company signed a ten-year lease for a production and office facility located in Vista, California. That lease commenced March 26, 1999. Future minimum operating lease obligations for each of the years ending March 31 are as follows:

                    Total Lease
       Year          Obligation

       2001            $669,000
       2002             659,000
       2003             644,000
       2004             623,000
       2005             585,000
       Thereafter     2,548,000

          Total      $5,728,000


Total rent expense under noncancelable operating leases was $793,000, $624,000 and $618,000 for the fiscal years ended
March 31, 2000, 1999 and 1998, respectively. Additional rent payments in the amounts of $175,000 and $638,000 were charged to a restructuring reserve during the fiscal years ended March 31, 1999 and 1998, respectively.

In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with U.S. government contracts, U.S. government export control regulations and other regulatory issues, and civil claims by private parties. In connection with a Defense Contract Audit Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value of $2.7 million. During the fiscal year ended March 31, 1995, DCAA amended its recommendation to a reduction in contract value of $1.9 million. The Company is confident that its actions have been appropriate at all times and believes the conclusions in the DCAA report are erroneous; the Company intends to challenge the report and its conclusions vigorously. There was no activity on this matter during the fiscal year ended March 31, 2000. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

In August 1992, Trans World Communications, Inc. (Trans World), a wholly owned subsidiary of the Company and which was renamed Datron World Communications Inc. on March 31, 1995, was named as defendant in a lawsuit filed by ATACS Corporation (ATACS) and AIRTACS Corporation (AIRTACS) relating to a contract to provide radio communication shelters. ATACS and AIRTACS contend that Trans World entered into an agreement to team with them on the contract and then wrongfully failed to use them as subcontractors. They seek damages in excess of $2,000,000. In rulings on
May 28, 1997 and September 3, 1997, the court found Trans World in breach of a teaming agreement and awarded ATACS and
AIRTACS one dollar ($1.00) in damages.   On September 8,
1998, the appeal court affirmed the district court's decision except as to the award of nominal damages, and remanded the matter to the district court for further hearing on damages. On May 31, 2000, in a memorandum opinion, the district court awarded ATACS and AIRTACS damages of $18,900 plus prejudgment interest. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

NOTE 8.   SEGMENT AND GEOGRAPHIC INFORMATION

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


                                           Years ended March 31,
                                     2000          1999          1998
Net sales:
  Antenna and Imaging Systems    $39,756,000   $39,084,000   $33,789,000
  Communication Products          22,131,000    20,000,000    20,839,000
  Consolidated net sales         $61,887,000   $59,084,000   $54,628,000

Operating income (loss):
   Antenna and Imaging Systems    $2,763,000    $3,133,000  $(2,509,000)
   Communication Products          1,801,000     1,137,000     1,111,000
   General corporate expenses     (1,573,000)   (1,389,000)   (1,401,000)
   Consolidated operating
     income (loss)                 2,991,000     2,881,000   (2,799,000)
Interest expense, net                (23,000)      (95,000)     (373,000)
Other income (expense)             1,129,000        47,000   (1,126,000)
Income (loss) before income
    taxes                         $4,097,000    $2,833,000  $(4,298,000)

Identifiable assets:
   Antenna and Imaging Systems   $18,848,000   $19,146,000   $24,891,000
   Communication Products         19,068,000    18,579,000    20,286,000
   Corporate                      16,481,000    10,442,000     6,107,000
   Consolidated total            $54,397,000   $48,167,000   $51,284,000

Capital expenditures:
   Antenna and Imaging Systems   $   788,000   $   404,000   $   655,000
   Communication Products            486,000     1,046,000       456,000
   Corporate                          15,000        85,000        14,000
   Consolidated total             $1,289,000    $1,535,000    $1,125,000

Depreciation and amortization:
   Antenna and Imagaing Systems   $  836,000    $1,226,000    $1,658,000
   Communication Products          1,069,000     1,060,000       837,000
   Corporate                          19,000        15,000        18,000
   Consolidated total             $1,924,000    $2,301,000    $2,513,000

Net sales by customer location:
   Africa                        $12,287,000    $6,620,000    $3,979,000
   Asia                           10,867,000     9,009,000    16,104,000
   Europe                          9,132,000    11,841,000     4,923,000
   South America                   1,100,000     4,405,000     4,547,000
   Other                             452,000       488,000       486,000
   Subtotal foreign net sales     33,838,000    32,363,000    30,039,000
   U.S.                           28,049,000    26,721,000    24,589,000
   Consolidated net sales        $61,887,000   $59,084,000   $54,628,000

Sales for U.S. Department
    of Defense:
   Antenna and Imaging Systems   $12,670,000   $11,105,000   $10,387,000
   Communication Products            670,000       713,000       866,000
   Consolidated total            $13,340,000   $11,818,000   $11,253,000


For the fiscal year ended March 31, 2000, two customers accounted for 13% and 11% of Antenna and Imaging Systems' net sales and two customers accounted for 44% and 11% of Communication Products' net sales. For the fiscal year ended March 31, 1999, two customers accounted for 14% and 13% of Antenna and Imaging Systems' net sales and one customer accounted for 20% of Communication Products' net sales. For the fiscal year ended March 31, 1998, two customers accounted for 17% and 15% of Antenna and Imaging
Systems' net sales and three customers accounted for 24%, 12% and 10% of Communication Products' net sales.


NOTE 9.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                                     Fiscal Year 2000
                        Net      Gross        Net         Earnings (Loss) Per                            (Loss) Per
                       Sales     Profit    Income (Loss)    Share-Diluted

   First Quarter      $13,523    $ 3,885      $   52         $0.02
   Second Quarter      14,130      3,718         603          0.22
   Third Quarter       12,729      3,457        (291)        (0.11)
   Fourth Quarter      21,505      7,991       2,140          0.77
   Fiscal Year        $61,887    $19,051      $2,504         $0.92

Results for the first three quarters reflect low gross profits primarily due to low sales of Communication Products and lower gross margins on mobile DBS antenna products. Gross profits improved significantly in the fourth quarter due to receipt and shipment of a $9 million international radio order that had experienced several delays. Net income
(loss) for the first three quarters reflects the low gross profits on the low sales and a 64% increase in new product development expenses for the nine months compared with the same nine-month period in fiscal 1999. The increase in net income in the second quarter resulted primarily from the licensing of manufacturing rights to the Company's airborne DBS-2100 antenna for business jets. The increase in net income in the fourth quarter was due to increased gross profits on the much higher sales.

The total of quarterly earnings (loss) per share-diluted does not equal the fiscal year earnings per share-diluted because the calculation for each period is based on the weighted average number of common and common equivalent shares outstanding for each period.

                                    Fiscal Year 1999
                        Net        Gross        Net        Earnings Per
                       Sales      Profit       Income      Share-Diluted
   First Quarter      $15,289    $  4,078      $  163         $0.06
   Second Quarter      13,729       4,068         379          0.14
   Third Quarter       15,266       4,780         585          0.22
   Fourth Quarter      14,800       5,834         575          0.21
   Fiscal Year        $59,084     $18,760      $1,702         $0.63


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



                INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Datron Systems Incorporated
Vista, California


     We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
San Diego, California
May 12, 2000