Form 10-K405, Exhibit 13
period 2001-03-31
DATRON SYSTEMS INC/DE
filed 2001-06-14
CIK 27116

EXHIBIT 13

      CERTAIN PORTIONS OF REGISTRANT'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED MARCH 31, 2001 CONTAINING INFORMATION
            REQUIRED BY PART I AND PART II OF THIS REPORT

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


                                Fiscal Year 2001
     Quarter Ended            High           Low
                             -------       -------
        June 30, 2000        $13.750       $ 8.625
        September 30, 2000   $15.750       $ 9.563
        December 31,  2000   $13.250       $10.625
        March 31, 2001       $14.625       $10.750


                                Fiscal Year 2000
     Quarter Ended             High           Low
                             -------        ------
        June 30, 1999        $ 7.750        $5.50
        September 30, 1999   $ 7.750        $5.438
        December 31, 1999    $ 9.750        $5.313
        March 31, 2000       $19.125        $7.813


On March 31, 2001, there were approximately 2,600 stockholders of the Company's common stock. The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future.

Information required by Part II, Item 6:  Selected Financial
Data. This information is contained in the section captioned "Datron Systems Incorporated Selected Financial
Data" on the inside front cover of the Annual Report.

                 DATRON SYSTEMS INCORPORATED
                   SELECTED FINANCIAL DATA


                               Fiscal Years Ended March 31,
               ---------------------------------------------------------------
                   2001       2000           1999        1998          1997
               -----------  -----------  -----------  -----------  -----------
Statements of
Operations
  Net sales    $62,262,000  $61,887,000  $59,084,000  $54,628,000  $53,269,000
  Net income
    (loss)       2,957,000    2,504,000    1,702,000   (3,163,000)     268,000
  Earnings
   (loss) per
   share<F1>
    -  basic         $1.08      $0.93         $0.63      $(1.18)        $0.10
    -  diluted       $1.06      $0.92         $0.63      $(1.18)        $0.10

Balance Sheets
  Working
    capital    $27,278,000  $23,929,000  $20,307,000  $20,354,000  $24,756,000
  Total assets  57,269,000   54,397,000   48,167,000   51,284,000   56,476,000
  Long-term
    debt         3,080,000    3,170,000    3,254,000    5,600,000    8,900,000
  Total
    liabilities 19,783,000   20,281,000   16,772,000   21,679,000   23,868,000
  Stockholders
    equity<F2>  37,486,000   34,116,000   31,395,000   29,605,000   32,608,000
  Book value
    per share       $13.64      $12.58       $11.65       $11.05       $12.26

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

The Antenna and Imaging Systems business segment designs and manufactures satellite communication systems, subsystems and antennas that are sold worldwide to commercial and governmental customers, including the U.S. Department of Defense. Its major product lines are (i) satellite tracking antenna systems used for remote sensing, telemetry, tracking and control ("TT&C") and satellite communication purposes by government and commercial users, and (ii) mobile broadband communication systems for airlines, military transports and mobile land and marine direct broadcast satellite ("DBS") television users. Fiscal 2001 sales for this segment were $36,930,000, a 7% decrease from fiscal 2000 sales of $39,756,000. Product line sales for this segment in fiscal 2001 and 2000 were as follows:

                           2001              2000

                      -----------        -----------
Antenna Systems       $26,243,000   71%  $31,155,000   78%
Mobile Broadband       10,687,000   29%    8,601,000   22%
                      -----------        -----------
Total                 $36,930,000  100%  $39,756,000  100%
                      ===========        ===========

During fiscal 2000, sale of a remote sensing system to an Asian customer accounted for 13% of this segment's sales and 8% of consolidated sales.

The Communication Products business segment designs, manufactures and distributes voice and data communication radios for worldwide military and civilian purposes. At the end of fiscal 2001, it introduced a new radio targeting the federal public safety wireless network ("PSWN") market, a market it has not previously served. Fiscal 2001 sales for this segment were $25,332,000, a 14% increase from fiscal 2000 sales of $22,131,000. Foreign customers accounted for 96% of this segment's fiscal 2001 sales and 89% of fiscal 2000 sales. During fiscal 2001, sales of radio products to two Asian customers accounted for 36% and 29% of this segment's sales and collectively 26% of consolidated sales. During fiscal 2000, sales of radio products to an African customer accounted for 44% of this segment's sales and 16% of consolidated sales.

Consolidated sales for fiscal 2001 were $62,262,000, up slightly from fiscal 2000 consolidated sales of $61,887,000. The relatively flat sales were due to higher sales of radio communication products, offset by lower sales of antenna systems products. Net income for fiscal 2001 was $2,957,000, or $1.06 per diluted share, compared with net income in fiscal 2000 of $2,504,000, or $0.92 per diluted share. The increase in net income was primarily due to a $2,801,000 pre-tax gain (approximately $1,685,000, or $0.60 per diluted share after-tax) on the sale of the Company's microwave products line in the third quarter. Net income in fiscal 2000 included a $1,050,000 pre-tax license fee (approximately $632,000, or $0.23 per diluted share after-tax) received for manufacturing rights to the Company's DBS-2100 antenna for business jets.

This Management's Discussion and Analysis of Financial Condition and Results of Operations contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause the Company's actual results to differ from the anticipated results expressed in such forward-looking statements. These include, among others, uncertainties stemming from the dependence of the Company on foreign sales and on large orders from a relatively small number of customers, risks relating to the decline in the Company's traditional defense business and the Company's efforts to develop and market consumer products, lack of timely development or customer acceptance of new products, changes in or unavailability of products and services offered by satellite service providers and their related suppliers, worldwide economic downturns and currency devaluations, restrictions that may be imposed by the U.S. government on the export of Company products, and the impact of competition. For more information, please review the Company's periodic reports under the Securities Exchange Act of 1934, including without limitation the Investment Considerations set forth in the Company's Annual Report on Form 10-K.

The consolidated financial statements and notes thereto that appear on pages 12 through 23 should be read in conjunction with the following review.

RESULTS OF OPERATIONS

Operating results for the last three fiscal years are presented for each of the Company's two business segments
(in thousands):

                 ANTENNA AND IMAGING SYSTEMS

                                           Years Ended March 31,

                                          2001     2000       1999
                                        -------    -------   -------
Net sales                               $36,930    $39,756   $39,084
                                        =======    =======   =======
Percent of consolidated net sales           59%      64%       66%

Gross profit                             $9,299    $11,219   $11,315
Operating expenses before corporate
   expenses                               8,656      8,455     8,182
Gain on sale of product line             (2,801)       ---       ---
                                         ------     ------    ------
Operating income                         $3,444     $2,763    $3,133
                                         ======     ======    ======
Percent of consolidated operating income
   before corporate expenses                59%        61%       73%
                                         ======     ======    ======

Sales of Antenna and Imaging Systems decreased $2,826,000, or 7%, in fiscal 2001 compared with fiscal 2000 sales. The decrease was primarily due to lower sales of remote sensing satellite earth stations and the absence of microwave product sales during the last five months of the fiscal year due to the sale of that product line in November 2000. The decrease was partially offset by higher sales of mobile broadband communication systems. Sales of Antenna and Imaging Systems increased $672,000, or 2%, in fiscal 2000 compared with fiscal 1999 sales. The increase was due to higher sales of tracking antenna systems for military and commercial customers and higher sales of DBS antenna products, partially offset by lower sales of remote sensing satellite earth stations. Remote sensing is currently an especially difficult market with fewer contracts being awarded and increased competition for the remaining business, as several service providers have suffered launch failures and delays. The Company has responded by cutting costs at this business segment; however, softness in the remote sensing market is expected to continue for at least two more quarters, which is likely to result in reduced performance for the Company during the first half of fiscal 2002.

Gross profit percentage on Antenna and Imaging Systems' sales was 25.2% in fiscal 2001 compared with 28.2% in fiscal 2000 and 29.0% in fiscal 1999. The decrease in fiscal 2001 from fiscal 2000 was primarily due to a less favorable product mix and lower unit sales prices. The decrease in fiscal 2000 from fiscal 1999 was primarily due to a less favorable product mix in the fourth quarter and lower unit sales prices for DBS products resulting from new competition.

Operating income percentage on sales of Antenna and Imaging Systems' products was 9.3% in fiscal 2001 compared with 6.9% in fiscal 2000 and 8.0% in fiscal 1999. The increase in fiscal 2001 from fiscal 2000 was primarily due to the gain on sale of the microwave products line, partially offset by lower gross profits and higher administrative expenses. The decrease in fiscal 2000 from fiscal 1999 was primarily due to lower gross profits and higher new product development expenses, partially offset by lower selling expenses.

                   COMMUNICATION PRODUCTS

                                          Years Ended March 31,

                                          2001     2000      1999
                                         -------   -------   -------
Net sales                                $25,332   $22,131   $20,000
                                         =======   =======   =======
Percent of consolidated net sales            41%      36%       34%
                                         =======   =======   =======

Gross profit                              $8,611    $7,832    $7,445
Operating expenses before corporate
   expenses                                6,218     6,031     6,308
                                         -------   -------    ------
Operating income                          $2,393    $1,801    $1,137
                                         =======   =======    ======
Percent of consolidated operating income
   before corporate expenses                 41%       39%       27%
                                         =======   =======    ======


Sales of Communication Products increased $3,201,000, or 14%, in fiscal 2001 compared with fiscal 2000 sales. The increase was due to higher order bookings of traditional radio products. Sales of radio products to two Asian customers accounted for $9,060,000 and $7,389,000, or collectively 65% of this segment's fiscal 2001 sales. Sales of Communication Products increased $2,131,000, or 11%, in fiscal 2000 compared with fiscal 1999 sales. The increase was due to higher order bookings in fiscal 2000, approximately half of which were received in the fourth quarter. Sales of radio products to an African customer accounted for $9,657,000, or 44% of this segment's fiscal 2000 sales. One customer will often account for a large percentage of this segment's annual sales, but it is unusual to have large sales from the same customer in successive years. International customers accounted for 96%, 89% and 93% of this segment's sales in fiscal 2001, 2000 and 1999, respectively. Orders from this international customer base are subject to economic and political instability and often are delayed. Additionally, in fiscal 2002 the Company will enter the federal PSWN market with its new GuardianTM radio. This is a new domestic market for the Company and market acceptance of the Guardian radio is uncertain. Company performance in fiscal 2002 will depend, in part, on successfully obtaining new international orders and market acceptance of the Guardian radio.

Gross profit percentage on Communication Products' sales was 34.0% in fiscal 2001 compared with 35.4% in fiscal 2000 and 37.2% in fiscal 1999. The decrease in fiscal 2001 from fiscal 2000 was primarily due to a less favorable product mix. The decrease in fiscal 2000 from fiscal 1999 was primarily due to higher labor costs.

Operating income percentage on sales of Communication Products was 9.4% in fiscal 2001 compared with 8.1% of sales in fiscal 2000 and 5.7% of sales in fiscal 1999. The increase in fiscal 2001 compared with fiscal 2000 was primarily due to lower selling, administrative and R&D expenses as a percentage of sales, partially offset by lower gross margins. The increase in fiscal 2000 compared with fiscal 1999 was primarily due to lower selling and administrative expenses as a percentage of sales, partially offset by lower gross margins.

Consolidated expenses

Selling, general and administrative ("SG&A") expenses were $12,567,000 in fiscal 2001 compared with $12,100,000 in fiscal 2000 and $12,610,000 in fiscal 1999.  Fiscal 2001
SG&A expenses increased 4% from fiscal 2000 SG&A expenses primarily due to higher administrative expenses at the Antenna and Imaging Systems business segment and at the corporate office. Fiscal 2000 SG&A expenses decreased 4% from fiscal 1999 SG&A expenses primarily due to lower selling expenses at both business segments, partially offset by higher administrative expenses at the Antenna and Imaging Systems business segment and higher expenses at the corporate office.

Research and development ("R&D") expenses were $3,993,000 in fiscal 2001 compared with $3,960,000 in fiscal 2000 and $3,269,000 in fiscal 1999. Fiscal 2001 R&D expenses increased slightly over fiscal 2000 expenses as higher spending on development programs for new radio products was offset by lower spending on development programs to improve mobile DBS products. Fiscal 2000 R&D expenses increased 21% over fiscal 1999 expenses primarily due to higher spending on development programs to improve mobile DBS products and to improve core tracking antenna technologies.

Interest expense was $212,000 in fiscal 2001 compared with $217,000 in fiscal 2000 and $326,000 in fiscal 1999. The fiscal 2001 and 2000 interest amounts represented payments on long-term debt. There were no borrowings against the Company's revolving line of credit during those two fiscal years. The 33% decrease in interest expense in fiscal 2000 compared with fiscal 1999 was due to the absence of borrowings against the Company's revolving line of credit in fiscal 2000. See Note 5 to the Consolidated Financial Statements. Interest income in fiscal 2001 was $405,000 compared with $194,000 in fiscal 2000 and $231,000 in fiscal 1999. The 109% increase in fiscal 2001 was the result of higher average cash balances. Fiscal 2001 and 2000 interest income resulted from short term investments of excess cash. Fiscal 1999 interest income included collection of interest on a past due account and income from short term investments of excess cash.

Other income in fiscal 2000 of $1,129,000 was primarily due to the payment received for licensing the manufacturing rights to the Company's DBS-2100 antenna for business jets.

The effective income tax provision rates for fiscal 2001, 2000 and 1999 were 32.9%, 38.9% and 39.9%, respectively.
The provision rate in fiscal 2001 was lower than the rate in fiscal 2000 primarily because of a larger R&D tax credit in fiscal 2001. The provision rate in fiscal 2000 was lower than the rate in fiscal 1999 primarily due to the ability to use the R&D tax credit in fiscal 2000.

Order backlog at March 31

                                         2001       2000
                                     -----------  -----------
Antenna and Imaging Systems          $14,249,000  $24,293,000
Communication Products                 1,784,000    1,702,000
                                     -----------  -----------
Total                                $16,033,000  $25,995,000
                                     ===========  ===========

The 41% decrease in Antenna and Imaging Systems' backlog at March 31, 2001 compared with March 31, 2000 was primarily due to continued softness in the markets for antenna systems and remote sensing earth stations and to the absence of microwave product orders due to the sale of that product line in the third quarter of fiscal 2001. As mentioned above, the Company has responded by cutting costs at this business segment; however, because of the low beginning backlog and softness in the remote sensing market that is expected to continue for at least two more quarters, the Company expects reduced performance in the first half of fiscal 2002.

Communication Products' backlog at March 31, 2001 was 5% higher than at March 31, 2000 due to a stronger market for traditional radio products, which resulted in an 18% increase in bookings during fiscal 2001 compared with fiscal 2000. This segment's business has historically been driven by one or two large contracts each fiscal year. As a result, financial performance from quarter-to-quarter is often uneven. Because of a relatively low order backlog at March 31, 2001 compared with recent fiscal year sales, fiscal 2002 financial performance in this segment is expected to be driven by second half results, much as has been the case the previous two fiscal years. Also, the second half may be heavily influenced by market acceptance of the new Guardian radio for the federal PSWN market.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2001, working capital was $27,278,000 compared with $23,929,000 at March 31, 2000, an increase of $3,349,000 or 14%. Significant changes affecting working capital during fiscal 2001 were as follows: accounts receivable increased $6,994,000 due to strong fourth quarter sales; gain on sale of product line was $2,801,000; accounts payable and accrued expenses decreased $964,000 primarily due to lower commission accruals; and customer advances increased $521,000. The Company had cash at March 31, 2001 of $8,380,000 compared with $12,183,000 at March 31, 2000, a decrease of 31%. At March 31, 2001, the Company had no borrowings against its revolving line of credit.

Capital expenditures were $1,266,000 in fiscal 2001, a 2% decrease compared with fiscal 2000 capital expenditures of $1,289,000. Capital expenditures in fiscal 2002 are expected to be higher than fiscal 2001 expenditures due to anticipated tooling requirements for new products.

At March 31, 2001, the Company had a $13,000,000 revolving line of credit with its bank. The line may be used for the issuance of letters of credit and for direct working capital advances, of which $2,000,000 is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expired on April 1, 2001. The remaining $11,000,000 facility expires on April 1, 2002. In May 2001, the Company entered into a $15,000,000 revolving line of credit with a new bank, replacing the line of credit described above. The line of credit may be used for the issuance of standby letters of credit up to $15,000,000 and working capital advances up to $5,000,000 provided total credit extended does not exceed $15,000,000. The line of credit expires on August 2, 2002 and is not subject to a borrowing base formula. The Company believes its existing working capital, anticipated future cash flows from operations and available credit with its bank are sufficient to finance presently planned capital and working capital requirements.

The Company has never paid a cash dividend on its common stock and does not anticipate doing so in the foreseeable future. Inflation and changing prices have not had a significant impact on the Company's historical operations.

Information required by Part II, Item 8:  Financial
Statements and Supplementary Data. This information is contained on pages 12 through 24 of the Annual Report.

               DATRON SYSTEMS INCORPORATED
               CONSOLIDATED BALANCE SHEETS

                                             March 31,
                                      ----------------------
                                         2001          2000
                                      ----------  -----------
ASSETS
Current assets:
    Cash and cash equivalents         $8,380,000  $12,183,000
    Accounts receivable, net          19,652,000   12,658,000
    Inventories                       11,495,000   11,626,000
    Deferred income taxes              2,426,000    2,603,000
    Prepaid expenses and other
      current assets                     493,000      343,000
                                      ----------   ----------
        Total current assets          42,446,000   39,413,000

Property, plant and equipment, net     9,004,000    9,427,000
Goodwill, net                          5,032,000    5,237,000
Other assets                             787,000      320,000
                                     -----------  -----------
        Total assets                 $57,269,000  $54,397,000
                                     ===========  ===========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
    Accounts payable                  $4,835,000   $2,921,000
    Accrued expenses                   6,754,000    9,632,000
    Customer advances                  1,929,000    1,408,000
    Income taxes payable               1,554,000    1,433,000
    Current portion of long-
      term debt                           96,000       90,000
                                      ----------   ----------
        Total current liabilities     15,168,000   15,484,000

Long-term debt                         2,984,000    3,080,000
Deferred income taxes                  1,481,000    1,614,000
Deferred rent                            150,000      103,000
                                      ----------   ----------
        Total liabilities             19,783,000   20,281,000
                                      ----------   ----------

Commitments and contingencies
   -- Note 8

Stockholders' equity:
    Preferred stock -- par
     value $0.01; authorized
     2,000,000 shares, none
     issued or outstanding                   ---          ---
    Common stock -- par value
     $0.01; authorized
     10,000,000 shares,
     3,116,292 and 3,098,943
     shares issued in 2001
     and 2000, respectively               31,000       31,000
    Additional paid-in capital        11,114,000   10,904,000
    Retained earnings                 28,417,000   25,460,000
    Treasury stock, at cost;
     368,005 and 387,303
     shares in 2001 and
     2000, respectively               (2,076,000)  (2,115,000)
    Stock option plan and
     stock purchase plan notes
     receivable                              ---     (164,000)
                                      ----------   ----------
        Total stockholders'
          equity                      37,486,000   34,116,000
                                      ----------   ----------

        Total liabilities and
          and stockholders'
          equity                     $57,269,000  $54,397,000
                                     ===========  ===========

See notes to consolidated financial statements


                    DATRON SYSTEMS INCORPORATED
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                                         Years Ended March 31,

                                     2001         2000        1999
                                  -----------  -----------  -----------
Net sales                         $62,262,000  $61,887,000  $59,084,000
Cost of sales                      44,352,000   42,836,000   40,324,000
Gross profit                       17,910,000   19,051,000   18,760,000

Selling, general and
  administrative                   12,567,000   12,100,000   12,610,000
Research and
  development                       3,993,000    3,960,000    3,269,000
Gain on sale of product
  line                             (2,801,000)         ---          ---
                                    ---------    ---------    ---------
Operating income                    4,151,000    2,991,000    2,881,000

Interest expense                     (212,000)    (217,000)    (326,000)
Interest income                       405,000      194,000      231,000
Other income                           64,000    1,129,000       47,000
                                    ---------    ---------     --------
Income before income taxes          4,408,000    4,097,000    2,833,000

Income taxes                        1,451,000    1,593,000    1,131,000
                                    ---------    ---------    ---------
Net income                         $2,957,000   $2,504,000   $1,702,000
                                    =========    =========    =========
Earnings per common
  share -- basic                        $1.08        $0.93        $0.63
                                    =========    =========    =========
Weighted average number
  of common shares
  outstanding                       2,735,000    2,703,000    2,688,000
                                    =========    =========    =========

Earnings per common
  share -- diluted                      $1.06        $0.92        $0.63
                                    =========    =========    =========
Weighted average number
  of common and common
  equivalent shares
  outstanding                       2,792,000    2,727,000    2,688,000
                                    =========    =========    =========

See notes to consolidated financial statements.




                            DATRON SYSTEMS INCORPORATED
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                     Stock Option
                                                                                     Plan & Stock
                               Common Stock      Additional                            Purchase
                                         Par      Paid-In     Retained    Treasury    Plan Notes
                              Shares    Value     Capital     Earnings      Stock     Receivable    Total
                             ---------  -------  -----------  ----------  ----------  ---------    -----------
Balance at April 1, 1998     2,679,284  $31,000  $10,670,000 $21,254,000 ($2,106,000) ($244,000)   $29,605,000
  Stock issued under
   employee stock
   purchase plan and
   tax benefits                 14,469      ---       75,000         ---         ---        ---         75,000
  Stock option
   compensation                    ---      ---       13,000         ---         ---        ---         13,000
  Net income                       ---      ---          ---   1,702,000         ---        ---      1,702,000
                             ---------   ------   ----------  ----------  ----------   --------     ----------
Balance at March 31, 1999    2,693,753   31,000   10,758,000  22,956,000  (2,106,000)  (244,000)    31,395,000
  Stock issued under
   employee stock
   purchase plan                14,411      ---       79,000         ---         ---        ---         79,000
  Treasury stock received
   for note payment             (5,334)     ---          ---         ---     (80,000)    80,000            ---
  Stock options exercised
   for treasury stock
   and tax benefits              8,810      ---       45,000         ---      71,000        ---        116,000
  Stock option
   compensation                    ---      ---       22,000         ---         ---        ---         22,000
  Net income                       ---      ---          ---   2,504,000         ---        ---      2,504,000
                             ---------   ------   ----------  ----------   ---------    -------     ----------
Balance at March 31, 2000    2,711,640   31,000   10,904,000  25,460,000  (2,115,000)  (164,000)    34,116,000
  Stock issued under
   employee stock
   purchase plan                17,349      ---      134,000         ---         ---        ---        134,000
  Treasury stock received
   for note payment and
   stock option exercise       (23,287)     ---          ---         ---     (306,000)  164,000       (142,000)
  Stock options exercised
   for treasury stock and
   tax benefits                 42,585      ---       65,000         ---      345,000       ---        410,000
  Stock option
   compensation                    ---      ---       11,000         ---          ---       ---         11,000
  Net income                       ---      ---          ---   2,957,000          ---       ---      2,957,000
                             ---------  -------  ----------- -----------   ----------   -------    -----------
Balance at March 31, 2001    2,748,287  $31,000  $11,114,000 $28,417,000  ($2,076,000)      ---    $37,486,000
                             =========  =======  =========== ===========   ==========    ======    ===========

See notes to consolidated
financial statements.




                       DATRON SYSTEMS INCORPORATED
                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                             Years Ended March 31,
                                       -------------------------------------
                                          2001         2000         1999
                                       -----------   ----------   ----------
Cash Flows from Operating Activities
Net income                              $2,957,000   $2,504,000   $1,702,000
Adjustments to reconcile net income
  to net cash provided by (used in)
  operating activities:
   Depreciation and amortization         1,851,000    1,924,000    2,301,000
   Gain on sale of product line         (2,801,000)         ---          ---
   Changes in operating assets and
    liabilities:
     Accounts receivable                (7,270,000)  (1,691,000)   4,520,000
     Inventories                          (419,000)     264,000    2,158,000
     Deferred income taxes                  44,000      257,000      342,000
     Prepaid expenses and
      other assets                        (620,000)     397,000        6,000
     Accounts payable and accrued
      expenses                          (1,218,000)   2,663,000   (2,787,000)
     Customer advances                     521,000     (186,000)     629,000
     Income taxes payable                  121,000    1,151,000       79,000
     Restructuring reserve                     ---          ---     (320,000)
     Deferred rent                          47,000      103,000          ---
    Other                                   40,000       40,000       13,000
                                        ----------    ---------   ----------
Net cash provided by (used in)
  operating activities                  (6,747,000)   7,426,000    8,643,000
                                        ----------    ---------   ----------

Cash Flows from Investing Activities
Additions to property, plant and
  equipment                             (1,266,000)  (1,289,000)  (1,535,000)
Proceeds from sales of property,
  plant and equipment                       17,000      387,000       77,000
Proceeds from sale of product line       3,881,000          ---          ---
                                         ---------    ----------  ----------
Net cash provided by (used in)
  investing activities                   2,632,000     (902,000)  (1,458,000)
                                         ---------     ---------  ----------

Cash Flows from Financing Activities
Proceeds from long-term debt                   ---           ---   3,300,000
Repayments of long-term debt               (90,000)      (84,000)    (46,000)
Decrease in revolving credit facility          ---           ---  (5,600,000)
Stock options exercised and tax
  benefits                                 268,000       116,000       1,000
Issuance of common stock                   134,000        79,000      74,000
                                         ---------      --------  ----------
Net cash provided by (used in)
  financing activities                     312,000       111,000  (2,271,000)
                                         ---------      --------  ----------
Increase (decrease) in cash and
  cash equivalents                      (3,803,000)    6,635,000   4,914,000
Cash and cash equivalents at
  beginning of year                     12,183,000     5,548,000     634,000
                                        ----------     ---------   ---------

Cash and cash equivalents at end
  of year                               $8,380,000   $12,183,000  $5,548,000
                                        ==========   ===========   =========


Supplemental Cash Flow Information
Interest paid                             $212,000      $217,000    $327,000
Income tax paid (refunds received)      $1,216,000     ($355,000)   $596,000

See notes to consolidated
financial statements.




               DATRON SYSTEMS INCORPORATED
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   NATURE OF OPERATIONS

Datron Systems Incorporated and its wholly owned subsidiaries (the "Company") provide products and services addressing the needs of emerging satellite and radio communication markets. The Company reports operations in two business segments: Antenna and Imaging Systems, which operates from facilities in Simi Valley, California, and Communication Products, which operates from facilities in Vista, California. The Antenna and Imaging Systems business segment designs and manufactures two primary product lines:
(i) satellite tracking antenna systems used for remote sensing, TT&C (telemetry, tracking and control) and satellite communication purposes by government and commercial users, and (ii) mobile broadband communication systems for airlines, military transports, and mobile land and marine direct broadcast satellite ("DBS") TV users. The Communication Products business segment designs, manufactures and distributes voice and data communication radios and accessories for worldwide military and commercial purposes. The Company's products are sold worldwide through a network of Company salespersons and independent dealers and sales representatives.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to prior year amounts to conform to the presentation for fiscal 2001.

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

Property, Plant and Equipment

Property, plant and equipment are carried at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Useful lives range from two to ten years for machinery and equipment and furniture and fixtures, and from seven to forty years for buildings and building improvements. Leasehold improvements are amortized over the related lease term.

Goodwill

Goodwill represents the excess of the cost of purchased businesses over the fair value of their net assets at date of acquisition and is being amortized on a straight-line basis over 38 years. Accumulated amortization of goodwill was $2,669,000 at March 31, 2001 and $2,464,000 at March 31,
2000.

Treasury Stock

Repurchased shares of the Company's common stock are included in treasury stock at cost. Shares issued from treasury stock for exercise of stock options are issued at cost on a first-in, first-out basis.

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

Earnings Per Share

Basic earnings per share ("EPS") is calculated based on the weighted average number of shares outstanding during the year. Diluted EPS is calculated based on the weighted average number of shares outstanding during the year plus equivalent shares issuable under the Company's stock option plans when such amounts are dilutive. Options to purchase 82,000 shares of common stock at prices ranging from $12.75
- $15.73 were not included in the computation of diluted EPS at March 31, 2001 because the effect of such options would be anti-dilutive. Such options expire at various dates from November 10, 2005 to January 30, 2011. At March 31, 2000
and 1999, options to purchase 87,000 shares and 311,000 shares, respectively, of common stock at exercise prices ranging from $12.75 - $15.73 and $6.50 - $15.73, respectively, were not included in the computation of diluted EPS because the effect of such options would be anti-dilutive.

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

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires all derivatives to be recorded on the balance sheet at fair value and established accounting standards for hedging activities. In June 1999, the FASB issued SFAS No. 137, which amended SFAS No. 133 by deferring its effective date one year to fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, which amended certain accounting and reporting standards of SFAS No. 133. The Company adopted SFAS No. 133 as of April 1, 2001. The adoption of SFAS 133 did not have a material affect on the Company's financial position, results of operations or cash flows.

NOTE 3.   GAIN ON SALE OF PRODUCT LINE

In November 2000, the Company sold its microwave products line, part of the Antenna and Imaging Systems business segment, to Nurad Technologies, Inc. for $3,881,000 cash. A gain on the sale of $2,801,000 was recorded in the third quarter of fiscal 2001.

NOTE 4.   BALANCE SHEET INFORMATION

Accounts receivable at March 31:
                                    2001         2000
                                -----------  ----------
       Billed                   $15,484,000  $9,108,000
       Unbilled                   4,285,000   3,659,000
                                -----------  ----------
       Subtotal                 $19,769,000  12,767,000

       Allowance for doubtful
         accounts                  (117,000)   (109,000)
                                -----------  ----------
           Total                $19,652,000 $12,658,000
                                ===========  ==========

Inventories at March 31:
                                   2001         2000
                                ----------   ----------
       Raw materials            $7,714,000   $7,587,000
       Work-in-process           2,395,000    2,233,000
       Finished goods            1,386,000    1,806,000
                               -----------  -----------
             Total             $11,495,000  $11,626,000
                                ==========   ==========

Inventories are presented net of allowances for obsolescence of $1,665,000 and $1,527,000 at March 31, 2001 and 2000,
respectively.

Property, plant and equipment at March 31:

                                    2001         2000
                                  ----------   ----------
       Land and buildings         $9,052,000   $8,901,000
       Machinery and equipment    15,400,000   15,298,000
       Furniture and office
         equipment                 1,552,000    1,548,000
       Leasehold improvements        751,000      726,000
       Construction-in-process        57,000          ---
                                  ----------   ----------
       Subtotal                   26,812,000   26,473,000
       Accumulated depreciation
         and amortization        (17,808,000) (17,046,000)
                                  ----------   ----------
             Total                $9,004,000   $9,427,000
                                  ==========   ==========
Accrued expenses at March 31:
                                     2001         2000
                                  ----------   ----------
       Salaries and employee
         benefits                 $2,825,000   $2,911,000
       Commission and service
         fees                      2,103,000    4,540,000
       Warranty allowance          1,079,000    1,085,000
       Royalties                     190,000      257,000
       Other                         557,000      839,000
                                  ----------   ----------
             Total                $6,754,000   $9,632,000
                                  ==========   ==========


NOTE 5.   LONG-TERM DEBT

At March 31, 2001, the Company had a committed $13,000,000 revolving line of credit with its bank. The line may be used for the issuance of letters of credit and for direct working capital advances, of which $2,000,000 is restricted to working capital and letters of credit required to finance non-military international business. That portion of the line of credit expired on April 1, 2001 and was subject to a borrowing base formula. The remaining $11,000,000 credit facility expires on April 1, 2002. Interest is payable on borrowings under the line of credit at the bank's prime rate plus 0.50%. At March 31, 2001, the bank's prime rate was 8.0%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance. At March 31, 2001, there were no borrowings under the line and the bank had issued letters of credit against the line totaling $3,871,000.

In May 2001, the Company entered into a $15,000,000 revolving line of credit with a new bank, replacing the line
of credit described above.   The line may be used for the
issuance of standby letters of credit up to $15,000,000 and working capital advances up to $5,000,000 provided total credit extended does not exceed $15,000,000. The line of credit expires August 2, 2002 and is not subject to a borrowing base formula. Interest is payable on borrowings under the line of credit at the bank's prime rate, which at March 31, 2001 was 8.0%. The line of credit is secured by assets of the Company and contains certain financial covenants with which the Company is in compliance.

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

At March 31, long-term debt was as follows:

                                    2001      2000
  6.76% note payable due
    September 1, 2008          $3,080,000  $3,170,000
  Less current portion            (96,000)    (90,000)
                               ----------  ----------
  Long-term debt               $2,984,000  $3,080,000


Aggregate  principal payments for each of the  years  ending
March 31 are as follows:


              Year                Principal Payments
              2002                     $96,000
              2003                     103,000
              2004                     110,000
              2005                     118,000
              2006                     126,000
              Thereafter             2,527,000
                  Total             $3,080,000

The Company believes the carrying amount of its outstanding long-term debt at March 31, 2001 and 2000 is a reasonable estimate of its fair value. This was determined based on a review of borrowing rates available to the Company at March 31, 2001 and 2000 for loans with similar terms and maturities.

NOTE 6.   INCOME TAXES

The Company's deferred income tax assets and liabilities at March 31 are as follows:

                                             2001          2000

Deferred income tax assets:
     Contract loss and other allowances  $1,590,000     $1,801,000
     Accrued employee benefits              467,000        503,000
     Amortization of intangibles            179,000        200,000
     Deferred rent                           65,000            ---
     Other                                  125,000         99,000

        Total                             2,426,000      2,603,000

Deferred income tax liabilities:
     Depreciation                        (1,356,000)    (1,479,000)
     State taxes                           (125,000)      (135,000)

        Total                            (1,481,000)    (1,614,000)

Net deferred income tax asset           $   945,000    $   989,000

As  of  March  31,  2001,  the Company  had  no  federal  or
California  net  operating  loss  carryforwards  or   credit
carryforwards.

The provision for income taxes for the years ended March 31 is as follows:

                               2001        2000         1999
   Federal:
     Current                $1,238,000  $1,233,000   $746,000
     Deferred                   12,000      50,000    139,000
   State:
     Current                   169,000     103,000     43,000
     Deferred                   32,000     207,000    203,000

        Total                $1,451,00  $1,593,000 $1,131,000

The provision for income taxes differs from the federal statutory tax rate for the years ended March 31 due to the following:

                                 2001       2000        1999

   Expected tax at statutory
     rate                    $1,499,000   $1,393,000   $963,000
   State tax, net of federal
     effect                     133,000      205,000    163,000
   Research & Development
     credit                    (160,000)     (36,000)       ---
   Foreign Sales Corporation
     earnings                  (141,000)    (132,000)  (104,000)
   Goodwill amortization         70,000       70,000     70,000
   Other differences             50,000       93,000     39,000

            Total            $1,451,000   $1,593,000 $1,131,000


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

The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."
Had compensation expense for the Company's two fixed stock option plans (the 1985 Plan and 1995 Plan) been determined consistent with the provisions of SFAS No. 123 based on the fair value at date of grant for awards made subsequent to March 31, 1995, and assumed forfeiture rates of 19%, 17% and 21%, respectively, net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                2001         2000       1999
   Net income
   As reported               $2,957,000  $2,504,000  $1,702,000
   Pro forma                 $2,315,000  $2,071,000  $1,460,000

   Earnings per common
   share--basic
   As reported                  $1.08        $0.93       $0.63
   Pro forma                    $0.85        $0.77       $0.54

   Earnings per common
   share--diluted
   As reported                  $1.06        $0.92       $0.63
   Pro forma                    $0.83        $0.76       $0.54

The weighted-average fair value of options granted under the two stock option plans with exercise prices equal to market price during fiscal years 2001, 2000 and 1999 is estimated at $7.24, $7.04 and $2.87, respectively, and the weighted-average exercise prices for those options was $12.15, $12.32 and $6.54, respectively. The weighted-average fair value of options granted under the two stock option plans with exercise prices at less than market price during fiscal years 2001, 2000 and 1999 is estimated at zero, $3.58 and zero, respectively, and the weighted-average exercise prices for those options was zero, $5.10 and zero, respectively. These estimates were determined by using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants awarded in fiscal years 2001, 2000 and 1999, respectively: dividend yield of 0%, 0% and 0%; expected volatility of 64%, 59% and 41%; risk-free rate of return of 6.13%, 6.15% and 5.31%; and expected lives of 5 years, 5 years and 5 years. A change in these assumptions could result in a significant change to the indicated fair value amounts.

A summary of the status of the Company's two fixed stock option plans as of March 31, 2001, 2000 and 1999 and activity during the years then ended is as follows:


                           2001               2000             1999
                    ------------------   ----------------   ----------------
                              Weighted           Weighted           Weighted
                              Average             Average            Average
                              Exercise           Exercise           Exercise
                      Shares    Price    Shares    Price    Shares    Price
Outstanding at
  beginning of year  379,690   $ 9.41    311,130  $ 9.32    319,960   $ 9.96
Granted              134,000   $12.15    124,500  $10.00     53,000    $6.54
Canceled             (33,725)  $10.63    (47,130) $10.24    (61,830)  $10.22
Exercised            (42,585)  $ 8.00     (8,810) $10.14        ---      ---

Outstanding at end
  of year            437,380   $10.08    379,690   $9.41    311,130    $9.32

Options exercisable
   year              228,880   $ 9.60    186,190   $9.61    173,667   $10.35


Stock option compensation expense related to options granted at less than fair value on date of grant pursuant to the 1995 Plan was $11,000, $22,000 and $13,000 in fiscal years
2001, 2000 and 1999, respectively.

Information about fixed stock options outstanding at March
31, 2001 is as follows:


                             Options Outstanding                               Options Exercisable
                  -----------------------------------------------      ------------------------------
                                  Weighted-Ave
                                    Ave.
    Range of        Number        Remaining        Weighted-Ave.        Number         Weighted-Ave
Exercise Prices   Outstanding  Contractual Life    Exercise Price     Exercisable     Exercise Price

   >
 $5.10 - $7.23         87,210      7.7 years            $ 6.03           43,210           $ 6.23
 $8.13 - $9.50        111,170      5.7 years            $ 8.71          111,170           $ 8.71
$10.00 - $12.75       159,500      8.2 years            $11.31           40,500           $11.51
$13.50 - $15.73        79,500      8.2 years            $13.99           34,000           $14.48
 $5.10 - $15.73       437,380      7.5 years            $10.08          228,880           $ 9.60

At March 31, 2001, 65,455 shares were available for grant under the 1995 Plan.

In March 1988, the Company adopted the 1988 Key Employee Stock Purchase Plan (Purchase Plan). Under terms of the Purchase Plan, 75,000 shares of common stock may be made available for purchase at fair market value to key employees as determined by the board of directors. During the fiscal year ended March 31, 2001, a promissory note in the amount of $164,000 that had been issued pursuant to the Purchase Plan was paid in full by the maker.

The Company has a non-contributory qualified profit sharing plan. Employees are eligible to participate on April 1 following their date of employment and benefits vest over seven years. Annual contributions are determined by the board of directors. Such amounts were $171,000, $195,000 and $151,000 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

In November 1995, the Company adopted the Supplemental Executive Profit Sharing Plan, effective as of April 1, 1994. The plan is a deferred compensation plan intended to provide certain executive employees with additional funds for their retirement. Terms of participation and vesting of benefits are similar to those of the qualified profit sharing plan. Eligibility for participation and annual contributions are determined by the board of directors. Contributions for the fiscal years ended March 31, 2001, 2000 and 1999 were $5,000, $9,000 and $14,000, respectively.

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

Common stock issued under the Employee Stock Purchase Plan is summarized as follows:

                      2000                   1999                   1998
               -------------------      --------------------   -----------------
 Offering      Shares     Purchase      Shares      Purchase   Shares   Purchase
Period Ended   Issued       Price       Issued       Price     Issued     Price

June 30         7,938       $7.12        7,713       $4.68      6,648     $5.74
December 31     9,411       $8.23        6,698       $6.22      7,821     $4.62

   Total       17,349                   14,411                 14,469


NOTE 8.   COMMITMENTS AND CONTINGENCIES

The Company leases certain production and office facilities and certain equipment under noncancelable operating leases. In March 1998, the Company signed a ten-year lease for a production and office facility located in Vista, California. That lease commenced March 26, 1999. Future minimum operating lease obligations for each of the years ending March 31 are as follows:

                               Total Lease
       Year                     Obligation
       2002                    $   657,000
       2003                        648,000
       2004                        625,000
       2005                        585,000
       2006                        599,000
       Thereafter                1,949,000

          Total                 $5,063,000

Total rent expense under noncancelable operating leases was $772,000, $793,000 and $624,000 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively. Additional rent payments in the amount of $175,000 were charged to a restructuring reserve during the fiscal year ended March 31, 1999.

In the normal course of business, the Company is subject to claims and litigation that may be raised by governmental agencies in connection with U.S. government contracts, U.S. government export control regulations and other regulatory issues, and civil claims by private parties. In connection with a Defense Contract Audit Agency (DCAA) audit of a $9.6 million U.S. Navy contract completed in 1989, DCAA has submitted a report to the Contracting Officer alleging deficiencies in the information provided to the Navy at the time the contract was negotiated and recommending a reduction in the contract value. During the second fiscal quarter ended September 30, 2000, the Company reached a settlement with the Contracting Officer and refunded a portion of the contract value plus accrued interest using amounts previously reserved. Resolution of this matter did not have a material effect on the consolidated financial position of the Company or its results of operations.

In August 1992, Trans World Communications, Inc. (Trans World), a wholly owned subsidiary of the Company and which was renamed Datron World Communications Inc. on March 31, 1995, was named as defendant in a lawsuit filed by ATACS Corporation (ATACS) and AIRTACS Corporation (AIRTACS) relating to a contract to provide radio communication shelters. ATACS and AIRTACS contend that Trans World entered into an agreement to team with them on the contract and then wrongfully failed to use them as subcontractors. They seek damages in excess of $2,000,000. In rulings on May 28, 1997 and September 3, 1997, the court found Trans World in breach of a teaming agreement and awarded ATACS
and AIRTACS one dollar ($1.00) in damages.   On September 8,
1998, the appeal court affirmed the district court's decision except as to the award of nominal damages, and remanded the matter to the district court for further hearing on damages. On June 14, 2000, the district court issued an order awarding ATACS and AIRTACS damages of $30,075 including prejudgment interest.
On July 12, 2000, ATACS and AIRTACS appealed the district court's judgment to the U.S. Court of Appeals. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.

In December 2000, Datron World Communications Inc. (DWC), a wholly owned subsidiary of the Company, was named as defendant in a lawsuit filed by Jose Maria Santos Ramos, an individual, and Tecserve (Private) Limited trading as Vista Communications (Plaintiffs). In the lawsuit, Plaintiffs allege that DWC breached a representative agreement and that Plaintiffs are entitled to payment of a commission in the amount of $3,750,000 based on the alleged agreement. DWC denies that it breached the agreement and/or that it owes any commissions to Plaintiffs. The Company believes that final resolution of this matter will not materially affect the consolidated financial position of the Company or its results of operations.


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

                                           2001        2000          1999

  Net sales:
         Antenna and Imaging Systems    $36,930,000 $39,756,000   $39,084,000
         Communication Products          25,332,000  22,131,000    20,000,000

         Consolidated net sales         $62,262,000 $61,887,000   $59,084,000

  Operating income:
         Antenna and Imaging Systems     $3,444,000  $2,763,000    $3,133,000
         Communication Products           2,393,000   1,801,000     1,137,000
         General corporate expenses      (1,686,000) (1,573,000)   (1,389,000)

         Consolidated operating income    4,151,000   2,991,000     2,881,000
  Interest income (expense), net            193,000     (23,000)      (95,000)
  Other income                               64,000   1,129,000        47,000

  Income before income taxes             $4,408,000  $4,097,000    $2,833,000

  Identifiable assets:
         Antenna and Imaging Systems    $19,736,000 $18,848,000   $19,146,000
         Communication Products          24,656,000  19,068,000    18,579,000
         Corporate                       12,877,000  16,481,000    10,442,000

         Consolidated total             $57,269,000 $54,397,000   $48,167,000


  Capital expenditures:
         Antenna and Imaging Systems       $777,000 $   788,000   $   404,000
         Communication Products             483,000     486,000     1,046,000
         Corporate                            6,000      15,000        85,000

         Consolidated total              $1,266,000  $1,289,000    $1,535,000

  Depreciation and amortization:
         Antenna and Imaging Systems    $   768,000  $  836,000    $1,226,000
         Communication Products           1,061,000   1,069,000     1,060,000
         Corporate                           22,000      19,000        15,000

         Consolidated total              $1,851,000  $1,924,000    $2,301,000

  Net sales by customer location:
          Asia                          $22,921,000 $10,867,000  $  9,009,000
          Europe                          6,409,000   9,132,000    11,841,000
          Africa                          3,603,000  12,287,000     6,620,000
          South America                   2,493,000   1,100,000     4,405,000
          Other                             421,000     452,000       488,000

          Subtotal foreign net sales     35,847,000  33,838,000    32,363,000
          U.S.                           26,415,000  28,049,000    26,721,000

          Consolidated net sales        $62,262,000 $61,887,000   $59,084,000

  Sales for U.S. Department of
  Defense:
          Antenna and Imaging Systems    $8,875,000 $12,670,000   $11,105,000
          Communication Products            113,000     670,000       713,000

          Consolidated total             $8,988,000 $13,340,000   $11,818,000

For the fiscal year ended March 31, 2001, two customers accounted for 36% and 29% of Communication Products' net sales. For the fiscal year ended March 31, 2000, two customers accounted for 13% and 11% of Antenna and Imaging Systems' net sales and two customers accounted for 44% and 11% of Communication Products' net sales. For the fiscal year ended March 31, 1999, two customers accounted for 14% and 13% of Antenna and Imaging Systems' net sales and one customer accounted for 20% of Communication Products' net sales.


NOTE 10.   QUARTERLY FINANCIAL DATA - Unaudited
(in thousands, except per-share data)

                                        Fiscal Year 2001

                          Net         Gross       Net       Earnings (Loss) Per
                         Sales        Profit   Income(Loss)   Share - Diluted

   First Quarter       $13,354       $ 3,408       ($327)         ($0.12)
   Second Quarter       14,616         4,722         373            0.13
   Third Quarter        13,070         3,401       1,369            0.49
   Fourth Quarter       21,222         6,379       1,542            0.55

   Fiscal Year         $62,262       $17,910      $2,957           $1.06

First quarter results reflect a net loss due to low sales of Communication Products. Sales of Communication Products were higher in the second and third quarters due to an $8 million radio order booked in the first quarter, but were partially offset by lower sales of Antenna and Imaging Systems products primarily due to lower sales of remote sensing satellite earth stations. The improvement in net income in the third quarter resulted from a $2,801,000 pre-tax gain (approximately $1,685,000, or $0.60 per diluted share after-tax) on the sale of the Company's microwave products line. Excluding the one-time gain, the Company would have recorded a net loss for the third quarter of approximately $316,000, or $0.11 per diluted share. Sales and gross profits were significantly higher in the fourth quarter primarily due to a $7 million radio order received in the third quarter, most of which was shipped in the fourth quarter. The higher Communication Product sales in the fourth quarter were partially offset by lower sales of Antenna and Imaging Systems products due to lower order bookings resulting from fewer contract awards and aggressive competition.

                                        Fiscal Year 2000

                          Net         Gross       Net       Earnings (Loss) Per
                         Sales        Profit   Income(Loss)   Share - Diluted

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

The total of quarterly earnings (loss) per share-diluted for fiscal years 2001 and 2000 does not equal the fiscal year earnings per share-diluted because the calculation for each period is based on the weighted average number of common and common equivalent shares outstanding for each period.



                  INDEPENDENT AUDITORS' REPORT




To the Board of Directors
Datron Systems Incorporated
Vista, California



     We have audited the accompanying consolidated balance sheets of Datron Systems Incorporated and its subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended March 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Datron Systems Incorporated and its subsidiaries as of March 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



DELOITTE & TOUCHE LLP

San Diego, California
May 11, 2001